UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Amendment No. 1)
(RULE 14a-101)
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PG&E CORPORATION
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Explanatory Note:
This Amendment No. 1 to the Preliminary Proxy Statement on Schedule 14A, filed by PG&E Corporation on March 18, 2022, updates the filing made earlier on March 18, 2022 to correct a typographical error on page 10 relating to growth projections.

PG&E Corporation
Pacific Gas and Electric Company

Joint Notice of 2022 Annual Meetings
Joint Proxy Statement

Thursday, May 19, 2022
10:00 a.m., Pacific Time
PG&E Corporation and Pacific Gas and Electric Company

PROXY GUIDE

PG&E Corporation Pacific Gas and Electric Company
April 7, 2022

Dear Shareholders,
In 2021, we launched our leadership of PG&E1 with a shared vision and a common goal: to produce the right outcomes for our customers, communities, and stakeholders; and to ensure that our gas and electric system operates safely—for everyone.
Today, we are making good on that commitment.
We have a new executive team and a new way of doing business. We are taking bold actions to reduce risk and make our system safer every day. We are demanding excellence of ourselves with a disciplined focus on performance. And we stand ready to join with policymakers and state leaders to engineer and build our electric and gas system for a cleaner, safer, and more reliable energy future.
While there is much more to do, we are confident that the changes we’ve made are delivering tangible benefits across PG&E’s “triple bottom line” of People, the Planet, and California’s Prosperity. We know that we do not need to make trade-offs between customers and shareholders; we can deliver for both in a mutually beneficial way.
In pursuit of operational excellence, we have adopted a line-of-sight operating system driven by daily operating reviews—more than 1,200 company-wide—across the entire enterprise. This level of rigor, visibility, and control enables us to prioritize our work efficiently, and find and fix issues quickly.
We’ve also redesigned our organizational structure in ways that put our focus squarely on our customers, such as a regional service model tailored to meet the specific needs of the hundreds of hometowns across our 70,000-square-mile service area, as well as functional divisions that are specifically designed to produce those results.
Faced with the escalating risks of climate change in California, we’ve recognized that extraordinary circumstances require an equally extraordinary response. We are pursuing aggressive, breakthrough strategies to adapt our system—not just to the conditions we are seeing now, but to those of an even more challenging future.
These include burying 10,000 miles of overhead wires in places where the wildfire risk is highest, programming our powerline circuits to detect potential threats and shut themselves off automatically, and building microgrids that can operate in isolation and provide continuous service during local emergencies.
At the same time, we are addressing the root causes of climate change by continuing to decarbonize our economy. We are making one of the cleanest energy portfolios in the nation even cleaner, while adding essential infrastructure to support the transition in other sectors, such as vehicle and building electrification.
For example, 93 percent of the electricity we deliver to customers is now from greenhouse gas-free resources, with half produced by state-qualified renewables such as solar and wind. And last fall, in partnership with Tesla, we built the largest utility-owned battery storage system ever constructed at a single site.
On these priorities and more, we will review our game tape and find new ways to improve, while knowing we can never be satisfied.
We are proud of what our teams accomplished in 2021. As we look ahead, our goals remain unchanged. We know that the 16 million people who rely on us deserve a strong and well-run energy utility. We will make it right; we will make it safe; and we will deliver for them and for you—in 2022, and all the years to come.

Sincerely, Robert C. Flexon Chair of the Board PG&E Corporation	Patricia K. Poppe Chief Executive Officer PG&E Corporation
1 “PG&E” or “companies” refer to both PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, or the “Utility.”

Joint Notice of 2022 Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company
	Proposals to be Voted On	Corporation	Utility	Recommendation
1	Election of Directors (nominated by the Boards)	•	•
	Rajat Bahri	•	•	FOR
	Jessica L. Denecour	•	•	FOR
	Admiral Mark E. Ferguson III, USN (ret)	•	•	FOR
	Robert C. Flexon	•	•	FOR
	W. Craig Fugate	•	•	FOR
	Patricia K. Poppe	•	•	FOR
	Dean L. Seavers	•	•	FOR
	William L. Smith	•	•	FOR
2	Advisory Vote on Executive Compensation	•	•	FOR
3	Ratification of Deloitte and Touche LLP as the Independent Public Accounting Firm	•	•	FOR
4	Management Proposal to Amend the PG&E Corporation Articles of Incorporation	•		FOR

Meeting Information

Date: May 19, 2022 Time: 10:00 a.m. Pacific Time Location: San Ramon Valley Conference Center 3301 Crow Canyon Road San Ramon, CA 94583	Record Date Shareholders as of March 21, 2022, are entitled to vote at the Annual Meetings.
Solicitation of Proxies
The Boards of Directors are soliciting proxies from you for use at the Annual Meetings or any adjournments or postponements. Proxies allow designated individuals to vote on your behalf.

Voting Your Shares — Your Vote is Extremely Important
The deadline to vote is: 6:00 a.m. Eastern Time on May 19, 2022, or 6:00 a.m. Eastern Time on May 17, 2022, if you are a participant in PG&E’s 401k Plan.

Internet	Phone	Proxy Card by Mail	2022 Annual Meeting

Brian M. Wong Corporate Secretary PG&E Corporation Pacific Gas and Electric Company April 7, 2022

IMPORTANT NOTICE OF AVAILABILITY OF 2022 PROXY MATERIALS FOR THE ANNUAL MEETINGS:
We are making the Joint Proxy Statement and form of proxy available to shareholders starting on or about April 7, 2022. The Joint Proxy Statement and 2021 Annual Report are available at investor.pgecorp.com/financials/annual-reports-and-proxy-statements. Detailed information on how to vote your proxy is included in the "User Guide" at the end of this Joint Proxy Statement.

2022 Joint Proxy Statement	1

Executive Summary
This executive summary highlights information to assist you in your review of the Joint Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Joint Proxy Statement carefully before voting.
Voting Roadmap

Proposal 1: Election of Directors
Elect the following directors to serve on the Boards of Directors until the 2024 Annual Meetings of Shareholders.
1.Rajat Bahri
2.Jessica L. Denecour
3.Admiral Mark E. Ferguson III, USN (ret.)
4.Robert C. Flexon
5.W. Craig Fugate
6.Patricia K. Poppe
7.Dean L. Seavers
8.William L. Smith

Each Board's Recommendation:
FOR each nominee

Our Board is:
Qualified: Top skills include safety, utility operations, wildfire prevention, financial analysis, and renewable energy, and
Committed to serving the long-term interests of shareholders.
Director biographies are on page 12, and a matrix of diversity and skills is on page 20.

Independent		Diverse

93% Board members at Corporation	87% Board members at Utility	57% Board members at Corporation	60% Board members at Utility
are independent under NYSE definitions		are either women or racially, ethnically diverse

Proposal 2: Advisory Vote on Executive Compensation
Approve an advisory vote on the compensation of PG&E’s named executive officers.
PG&E’s executive compensation plans:
a.Pay for performance
b.Align with shareholders
c.Provide market competitive pay
d.Comply with legal requirements
Each Board's Recommendation: FOR the advisory approval PG&E’s compensation plans are described in detail on page 34.

Named Executive Officers Core Pay Components (2021)

Base Salary	Short-Term Incentive	Long-Term Incentive
Fixed pay to attract and retain talent; takes account of scope, performance, and experience	Variable pay to incent and recognize performance in areas of short-term strategic importance	Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with shareholders

2022 Joint Proxy Statement	2

Proposal 3: Appointment of the Independent Auditor
Ratify the appointment of Deloitte and Touche LLP (D&T) as PG&E’s independent registered public accounting firm for the year ending December 31, 2022.
a.D&T is an internationally recognized firm, with deep knowledge of our industry and specific understanding of the California regulatory structure.
b.The team within D&T rotates periodically to provide a fresh look at our controls.
c.The Audit Committees oversee the selection of D&T after a careful review.

Each Board's Recommendation: FOR ratifying the appointment of Deloitte and Touche LLP Additional information on D&T can be found on page 77.

Proposal 4: Approval of Amendment to Articles of Incorporation
Approve an amendment to PG&E Corporation Articles of Incorporation so that subsidiaries of PG&E will not receive dividends if they own PG&E Common stock.
a.As a result of an agreement with the Fire Victim Trust, that secures favorable tax treatment for both parties, PG&E subsidiaries own a portion of its common stock.
b.We are asking shareholders to approve a change to our Articles of Incorporation that would mean that, if we resume paying a dividend, any subsidiaries of PG&E would not participate in the dividend (avoiding dilution to shareholders).
PG&E Corporation Board's Recommendation: FOR the amendment to the Articles of Incorporation The transaction and the proposed amendments are described on page 81.

2022 Joint Proxy Statement	3

COMPANY OVERVIEW
PG&E Corporation and the Utility together provide approximately 16 million Californians with combined natural gas and electric utility service—4.5 million and 5.5 million customer accounts, respectively. Our primary purpose is to provide safe, reliable, affordable, and clean energy to our customers. Our customers also look to us for grid innovation, clean energy technology, and support in achieving our state’s zero carbon goals. Our values—focus on safety, People, Planet, and California’s Prosperity—shape the way we approach our challenges and opportunities.2

PG&E by the Numbers

70,000 SQUARE MILES Service area

16 MILLION Customers served	26,000 Approximate number of employees	4 BILLION DOLLARS Procured from diverse suppliers

93% Greenhouse gas-free clean energy[3]	50% Estimated customer energy demand met by eligible-renewable resources [4]	10,000 MILES Overhead lines committed to be undergrounded

850,000 Low-income and business customers assisted during the pandemic	645,000 METRIC TONS of CO2 avoided through our customer energy efficiency programs	22,000+ HOURS of employee volunteer time
2 The information in this section represents information for, or as of the end of, 2021, except where otherwise noted. Numbers have been rounded for presentation purposes. Information provided in graphics is qualified by descriptive language provided elsewhere in this section, if applicable.
3 Greenhouse gas-free clean resources include renewables, nuclear, and large hydroelectric power.
4 Eligible-renewable resources include bio power, geothermal power, small hydroelectric, solar and wind power.

2022 Joint Proxy Statement	4

WHERE WE ARE HEADED
Last year, we shared our commitments to People, Planet and California's Prosperity with you. Since then, we have made progress. We've put together the building blocks of a new, reimagined PG&E. We have a new organizational design, a leadership team comprised of industry veterans and experts, and we are building a culture of performance.
We acknowledge that our performance in 2021 shows that, while we have made progress, we still have work to do. For more information about performance and how it impacted pay, please refer to page 36. As we look to the future, we're building our strategy around these same principles—our People, the Planet and California's Prosperity. We make decisions through a framework that prioritizes safety for everyone, that rewards actions that prevent wildfires, and that leads to a future carbon-neutral energy system.

Safety
Our commitment to safety is always at the forefront of everything we do. We are focused on keeping the public, our co-workers, and our contractors safe. This commitment extends to all our operations, but it begins with the reduction of wildfires. We are exploring all the tools available to us, including short term Public Safety Power Shutoff (PSPS), Enhanced Powerline Safety Settings (EPSS), vegetation management, system hardening, and undergrounding.
The Utility has developed a five-year workforce safety strategy that includes two major pillars—systems and culture. Systems refers to risk management, equipment, processes, and procedures. Culture refers to employee engagement, adherence to established requirements, a sense of urgency for safety, and leadership.
For our co-workers and our contractors, our belief is that we can design work activities to facilitate safe performance. We hold our contractors to the same standards with a Contractor Safety Program that emphasizes safe practices. We cannot be successful unless our employees feel safe to raise concerns, and we continue to encourage and engage our coworkers and leaders to speak-up for safety. We have an annual speak-up award that recognizes employees for raising concerns and positively impacting our culture.
We are confident that these are the right steps to achieve the high level of performance we desire. We have already seen a measure of improvement in reduced workplace injuries in 2021, and reduced ignitions from our facilities. We are committed to significantly improving our safety performance by strengthening our risk-based focus, so we understand our risks, prioritize our work, and use controls to reduce them, and continuously measure and improve risk reduction. We are creating a culture in which we hold each other accountable for safety, resolve issues promptly, and have engagement at all levels.

People
PG&E Corporation’s and the Utility’s human capital management objectives are to build and retain an engaged, well-trained, diverse, and equitable workforce. We provide stable, benefits-paying jobs for approximately 26,000 coworkers, about 62 percent of whom are union-represented. By promoting health, wellness, professional development, teamwork, and an ability to perform well for our customers, we achieve stability and a low voluntary turnover rate—5.8 percent.

OUR WORKFORCE IS STRONG
Approximately 16,000 of our nearly 26,000 coworkers are covered by collective bargaining agreements and 41 percent of our employees have a tenure of more than 10 years, with an average tenure of 11 years.

2022 Joint Proxy Statement	5

• We have built strong Diversity, Equity, and Inclusion (DEI) programs that foster a diverse, equitable, and inclusive culture and workforce.

Our workforce offers diverse perspectives	Our coworkers represent five generations, most of whom are Millennials, Gen X, and Boomers[5]	Racial and gender diversity among our management
•    We support 14 Employee Resource Groups (ERGs) and Engineering Network Groups (ENGs) that hosted 132 virtual events in 2021. The discussions ranged from professional development series to intersectional presentations on identity and bias, some featuring members of PG&E’s Boards of Directors. In 2021, our Black ERG president was recognized with the "Above and Beyond" award for ERG Leadership by Seramount, a leading organization promoting DEI in the workplace.
•    More than 100 scholarship awards, totaling nearly $200,000, are being made available through scholarships created by PG&E’s ERGs and ENGs. The winners receive awards ranging from $1,000 to $6,000 for exemplary scholastic achievement and community leadership.
•    We have scored 100 on the Corporate Equality Index by the Human Rights Campaign for 18 years straight. We also earned a spot in the “Best Places to Work for LGBTQ+ Equality 2022” by the Human Rights Campaign and a Disability Equality Index of 100 for the 7th year by DisabilityIN.
•    We demonstrated deep commitment to diversity, equity, and inclusion by adopting a Human Rights policy, published in our 2021 Corporate Sustainability Report.
• We create careers for our co-workers. PG&E Academy develops PG&E’s next leaders and provided:

Of technical, leadership and coworker training	In-person student days without a single COVID-19 transmission	Increase in virtual training since pre-pandemic, now delivering over 7,000 student days virtually	Apprenticeship programs that reduce barriers to entry for prospective employees
• We create opportunity with PowerPathway, an innovative program designed to prepare a talent pool of local qualified diverse candidates, including women and military veterans, for high demand jobs in the utility and energy industry by providing eight weeks of training. In 2021, 83 percent of our PowerPathway graduates were hired by PG&E. This year, we celebrate the 15th year of the PowerPathway program as well as the 50th cohort to graduate. More than 1,100 Californians have completed the program since its inception.

Planet
California has long emphasized the importance of protecting our planet, and we continue to actively embrace our state’s bold climate and clean energy goals. There are many ways we can be a force for good, and our size and scale enable us to meaningfully address the growing threat of climate change.
Our longstanding commitment includes aligning our resources and business strategy with California’s clean energy vision. We advocate for policies and programs that create a resilient system to provide safe, reliable, affordable, and clean energy for our customers. At the same time, we are working to reduce the ever-growing risks posed by extreme weather and wildfires by systematically incorporating forward-looking climate data and tools into our decision-making. These efforts are complementary and consistent—every action taken in climate mitigation also supports climate resilience.
We embrace our foundational role in achieving California’s goal of carbon neutrality by 2045 and transitioning the state to a decarbonized and more climate-resilient economy. We are proud of our track record with renewable energy, exceeding California’s renewable portfolio standards goal for each utility (including the Utility) to deliver 33 percent of renewable energy by the end of 2020. We also work with policymakers and regulators to advance effective climate adaptation policy in California, and work directly with local governments and communities on adaptation solutions.
5 Generational data refers to "Millennials" for individuals born between 1981-1996, "Gen X" between 1965-1980, and "Boomers" between 1946-1964.

2022 Joint Proxy Statement	6

WE ARE FOCUSED ON PROTECTING AND PRESERVING CALIFORNIA’S NATURAL BEAUTY
As one of California’s largest private landowners, we are committed to environmental stewardship. We continue to make significant progress in implementing Habitat Conservation Plans, which enable PG&E to efficiently conduct operations and maintenance activities while protecting threatened and endangered species and their habitats. We also permanently protected nearly 5,000 acres of land last year as part of our Land Conservation Commitment, which ultimately is planned to protect approximately 140,000 acres of PG&E-owned watershed lands in perpetuity.

Today, 1 in every 5 solar rooftops in the country are in PG&E’s service area and 1 in 6 electric vehicles in the U.S. plugs into PG&E’s grid. We are excited about the growth opportunities that a cleaner future presents for PG&E and our customers, including a strong push for more electric vehicles. We also believe clean energy should be affordable for and inclusive of all economic and social backgrounds.
In 2021, we:
• Delivered clean electricity to customers that was 93 percent greenhouse gas emissions-free.
•    Remained on track to meet the Million Ton Challenge, a voluntary goal to avoid one million tons of greenhouse gas emissions from our operations over five years.
•    Helped customers avoid emissions through energy efficiency programs, supporting California’s goal to double energy efficiency in existing buildings by 2030.
•    Pursued decarbonization initiatives for the Utility’s natural gas delivery system, including working to interconnect several renewable natural gas projects.
Our progress includes:

Delivered some of the nation’s cleanest electricity to customers — estimated 50 percent from renewable sources, and on track to meet the state's 2030 goal	Interconnected more than 600,000 private solar customers	Awarded contracts for more than 3,300 MW of battery energy storage to be deployed through 2024

Installed nearly 5,000 charging ports for electric vehicles, 39 percent of which are in disadvantaged communities	More than 33,000 customers installed battery storage, with more than 360 MW of capacity	Integrated climate change adaptation planning into our risk management processes
We do this work transparently, reporting our progress in our annual Corporate Sustainability Report (which incorporates reporting using the Sustainability Accounting Standards Board voluntary reporting framework), and in our responses to the CDP (formerly the Carbon Disclosure Project) and related organizations. We are conducting a multi-year, system-wide climate vulnerability assessment to better understand how climate-driven natural hazards may impact our assets, services, and operations. We also plan to issue a Climate Strategy Report later in 2022, which will align with the guidance from the Task Force on Climate-Related Financial Disclosures (TCFD).

2022 Joint Proxy Statement	7

California's Prosperity
We believe clean energy alternatives need to be affordable for and inclusive of all economic backgrounds, and we are addressing energy affordability and accessibility along with the California Public Utilities Commission (CPUC).

•     We helped 207,000 customers enroll in the California Alternate Rates for Energy program, providing income-qualified customers with a monthly discount on their Utility bill, for a total of 1.55 million PG&E customers enrolled in the program.
•     We helped customers avoid more than 645,000 metric tons of carbon dioxide emissions through our energy efficiency programs.
•     We run one of the largest Strategic Energy Management programs, focused on large customers in the agricultural and industrial sectors, and delivering an average of 10 percent annual bill savings with 45 customers enrolled in 2021 and expanding to 65 customers in 2022. The program educates facility staff on how to reduce energy waste and better influence operational change.
• We continue to work with customers who are having difficulty paying their bills. Over 1 million PG&E customers are enrolled in payment plans or the Arrearage Management Plan (AMP), both focused on helping customers reduce unpaid balances over time and protecting those enrolled from disconnection. The AMP offers up to $8,000 in unpaid balance forgiveness to qualifying customers.
•    We help our communities prosper with a long-standing commitment to supplier diversity. Our supplier diversity program reached $4.01 billion of spending with more than 630 diverse suppliers, representing 38.7 percent of our total spend. We offer technical assistance workshops focused on sustainability, including best practices for measuring greenhouse gas emissions.
•     We allocated a $2 million grant to local FireSafe Councils to reduce the increased threat of wildfires due to tree mortality in northern and central California. Forty-four percent of Wildfire Risk contract dollars were allocated to California-based diverse suppliers in 2021.

2022 Joint Proxy Statement	8

$23 million in charitable giving from PG&E and the Foundation to non-profit organizations and schools.
More than **$10 million** in total contributions from PG&E coworkers, retirees and matching gifts from The PG&E Corporation Foundation to 5,300 non-profit organizations and schools.
More than **$1.25 million** in COVID-19 relief grants.

COMMUNITY SUPPORT
We support our hometowns through charitable giving programs and through our own donations and matching donations. Our coworkers volunteered in 42 virtual and in-person events, supporting community organizations throughout our service territory.

Performance
Our triple bottom line of People, Planet, and Prosperity is underpinned by our unwavering focus on safety and improving our operational and financial performance. We have set specific goals to reduce wildfire risk, invest in our hometowns, and drive earnings growth.
•    We launched a regional service model that allows us to connect with our customers on local level and enables our teams to focus on delivering for our hometowns. We built a strong regional leadership team to drive local solutions and meet our commitments in operations, safety, and service to our customers and hometowns.
•    We met our Wildfire Mitigation Plan (WMP) commitments with continued focus on improvements in system hardening, vegetation management, system inspections and monitoring, and modeling capabilities, but our work is not done until catastrophic wildfires stop.
Our overall WMP progress includes:

Sectionalized devices installed: 1,209 since 2019	Enhanced vegetation management: 6,359 line miles completed since 2019	System hardening: 741 line miles hardened since 2018

Weather stations: 1,313 stations installed since 2018	High-definition cameras: 502 cameras installed since 2018	480,000 poles inspected in High Fire Threat Districts and High Fire Risk Areas in 2021
•    We have committed to making a “game-changing” investment in undergrounding power lines as a long-term solution to preventing wildfires. We completed more than 70 miles. We are planning to deploy another 175 miles in 2022, and with greater efficiencies and forecasted reduction in costs, we are aiming at a target of 3,645 by the end of 2026. Our work will focus on areas where undergrounding can have the greatest effect on reducing wildfire risk and PSPS for customers.

2022 Joint Proxy Statement	9

•    We launched the EPSS program, which allows for automatic shutdown of electric lines if the electric system senses a problem. EPSS was enabled on approximately 45 percent of high-risk, fire-threat distribution power lines. This led to an 80 percent decrease in CPUC reportable ignitions across 169 circuits (approximately 11,000 miles) where EPSS was first implemented and a 40 percent decrease across 800 circuits (approximately 25,000 miles) traversing high fire threat districts. We plan to expand the program to 100 percent of the powerlines in these districts.
•    The PSPS program was more targeted and focused. We reduced the number of PSPS events to 5 with lowering the number of customers impacted by 712 percent compared to 2020 (from 653,000 to 80,400 customers).
Altogether, PG&E’s wildfire safety and undergrounding efforts are combining to make the companies’ system safer and more resilient in the face of evolving climate challenges. These efforts coupled with increased customer investments result in projections of 10 percent non-GAAP core earnings per share6 compound average growth from 2022 through 2026. We are also projecting approximately 9 percent compound average growth for rate base over the same period, largely driven by wildfire mitigation capital investments.
Cautionary Statement Concerning Forward-Looking Statements
This Joint Proxy Statement contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans, and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding PG&E Corporation’s non-GAAP core earnings per share, rate base growth, PSPS program, WMP, and other financial and operating expectations, estimates, plans, and strategies. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s annual report on Form 10-K for the year ended December 31, 2021 and other reports filed with the SEC, which are available on PG&E Corporation’s website at pgecorp.com and on the SEC website sec.gov. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.
6 “Non-GAAP core earnings” and “Non-GAAP core earnings per share” are non-GAAP financial measures. GAAP refers to "Generally Accepted Accounting Principles." See Exhibit A at the end of Compensation Discussion and Analysis for a reconciliation of results based on non-GAAP core earnings to results based on income available for common shareholders in accordance with GAAP.

2022 Joint Proxy Statement	10

Proposal 1: Election of Directors of PG&E Corporation and Pacific Gas and Electric Company

Board Recommendation: Vote "FOR" Each Nominee	What are you voting on? At the Annual Meetings, PG&E Corporation and Utility directors are elected to hold office until the 2024 Joint Annual Meetings, or until their successors are elected and qualified, except in the case of death, resignation or removal of a director. If any of the nominees is unable at the time of the Annual Meetings to accept nomination or serve as a director, the proxy holders named on the PG&E Corporation or Utility Proxy Card (as applicable) will vote for substitute nominees at their discretion.
To create stability as we emerged from Chapter 11 in 2020, and as part of our Plan of Reorganization, we agreed with the CPUC that our Boards would be divided into two classes, with each class elected for a two-year term. These terms will be phased out over the next two years so that, in 2024, all directors will be elected for a one-year term and stand for election annually.
All nominees for director of the Corporation in 2022 also are nominees for director of the Utility.

Name	Age	Independent
Rajat Bahri	57	✓
Jessica L. Denecour	60	✓
Admiral Mark E. Ferguson III, USN (ret.)	65	✓
Robert C. Flexon	63	✓
W. Craig Fugate	62	✓
Patricia K. Poppe	53
Dean L. Seavers	61	✓
William L. Smith	64	✓

2022 Joint Proxy Statement	11

NOMINEES

Class “B” Directors (Standing for Election in 2022)

Rajat Bahri	Director Since	Age	Current Board Committees
	July 2020	57	•Audit •Finance and Innovation
	Current Position Chief Financial Officer, ID.me

Skills Matrix Financial Performance and Planning Technology and Cybersecurity Large Scale Customer Experience
Background
•Chief Financial Officer, ID.me (Digital identity network) (2021 to present)
•Chief Financial Officer, Wish (Digital marketplace) (2016 to 2021)
•Chief Financial Officer, Jasper Technologies (Internet of Things service platform) (2013 to 2016)
•Chief Financial Officer, Trimble Navigation (Information technology) (2005 to 2013)

Experience, Skills, and Expertise
Mr. Bahri is a seasoned Chief Financial Officer with public company experience and extensive knowledge of finance, financial performance and planning and audit. He is skilled at building enterprise-wide systems and teams, and brings decades of experience in executive compensation, enterprise risk management, corporate governance, as well as the operation of audit committees. As a California resident, Mr. Bahri also provides the perspective of a utility customer to the Board.

Past Public Company Board Service
•STEC, Inc. (2008 to 2011) (Chair of the Audit Committee)

Jessica L. Denecour	Director Since	Age	Current Board Committees
	July 2020	60	•Sustainability and Governance (Chair) •Safety and Nuclear Oversight •Executive
	Recent Position Former Senior Vice President and Chief Information Officer, Varian Medical Systems

Skills Matrix Technology and Cybersecurity Workforce and/or Public Safety Risk Management
Background
•Senior Vice President, Chief Information Officer, Varian Medical Systems (Medical device manufacturer and software for cancer treatments) (2006 to 2017)
•Vice President, Global IT Application and Solution Services and Global Infrastructure and Operations, Agilent Technologies (Chemical analysis, life sciences, and diagnostics) (2000 to 2005)

Experience, Skills, and Expertise
Ms. Denecour has more than 30 years of experience leading global companies into the digital age. As a senior executive and Chief Information Officer, she gained a deep understanding of threats and mitigations in cybersecurity risk management, and experience overseeing investments in new, innovative technology. During her career, she led multiple IT transformations, built effective data privacy and security programs, and implemented state-of-the-art IT governance and systems. A long-time California resident and utility customer, Ms. Denecour has also demonstrated a commitment to the community through her board work supporting gender parity in the boardroom, and creativity and lifelong learning in children.

Past Public Company Board Service
•MobileIron (2017 to 2020) (Chair of the Cybersecurity Committee and Sustainability and Governance Committee)

Other Board Service
•Athena Alliance (2016 to 2018) (founding member)
•Children's Discovery Museum of San Jose (2010 to 2017)

2022 Joint Proxy Statement	12

Admiral Mark E. Ferguson III, USN (ret.)	Director Since	Age	Current Board Committees
	July 2020	65	•People and Compensation (Chair) •Safety and Nuclear Oversight •Executive
	Current Position Independent Defense and Aerospace Consultant

Skills Matrix Nuclear Generation Safety Workforce and/or Public Safety Management Incentives
Background
•Independent Aerospace and Defense Consultant, MK3 Global LLC (2016 to present)
•Advisor, Defense Science Studies Group, Institute for Defense Analyses (2019 to present)
•Advisor, Allied Command Operations, NATO (2018 to present)
•Senior Advisor, McKinsey & Company (2016 to 2020)
•Commander of the U.S. Naval Forces in Europe and Africa (2014 to 2016); Vice Chief of Naval Operations (2011 to 2014), U.S. Navy

Experience, Skills, and Expertise
Admiral Ferguson brings decades of experience in nuclear reactor operations, nuclear propulsion engineering, risk and change management, and cyber preparedness from his 38-year career in the U.S. Navy. Through his leadership positions in the U.S. Navy, he directed the transformation of its personnel management system and education programs. His organization received the Workforce Magazine Optimas Award for innovative personnel policies supporting diversity and women in the workplace. Adm. Ferguson presently is a member of several veteran service organizations and holds a NACD certification in cyber risk oversight.

Public Company Board Service
•VSE Corporation (2017 to present)

Other Board Service
•Center for Naval Analyses (2017 to 2021) (Chair of the Audit Committee)

Robert C. Flexon	Director Since	Age	Current Board Committees
	July 2020	63	•Executive (Chair, Corporation Committee) •Audit •Finance and Innovation
	Recent Position Former President and Chief Executive Officer, Dynegy Inc.

Skills Matrix Risk Management Financial Performance and Planning Management Incentives
Background
•President and Chief Executive Officer, Dynegy Inc. (Independent power producer) (2011 to 2018)
•Chief Financial Officer, UGI (Electric and natural gas utility) (2011)
•Chief Executive Officer, Foster Wheeler (Engineering and Construction) (2009 to 2010)

Experience, Skills, and Expertise
Mr. Flexon, our Corporation's Independent Board Chair, provides executive leadership experience in the competitive power and oil and gas sectors. During his time at Dynegy, he executed cultural, operational, and financial restructuring that tripled the company's size and achieved top decile safety performance, as well as enhanced employee engagement. Mr. Flexon brings extensive safety, risk management and labor relations experience, as well as experience with turnarounds, having led both Dynegy’s 2011 bankruptcy and NRG Energy's post-bankruptcy exit.

Public Company Board Service
•Capstone Turbine (2018 to present) (Chair of the Board, Chair of Audit Committee, and Chair of Compensation Committee)
•Charah Solutions, Inc. (2018 to present) (Chair of Audit Committee)
•TransAlta Corporation (2018 to 2020)
•Westmoreland Coal Company (2016 to 2019)
•Dynegy (2011 to 2018)

Other Board Service
•ERCOT (Texas Independent System Operator) (2021 to present)

W. Craig Fugate	Director Since	Age	Current Board Committees
	July 2020	62	•Safety and Nuclear Oversight •Sustainability and Governance
	Current Position Chief Emergency Management Officer, One Concern

Skills Matrix Wildfire Safety, Prevention and Mitigation Climate Change and Climate Resilience Nuclear Generation Safety
Background
•Chief Emergency Management Officer, One Concern (Emergency management technology) (2017 to present)
•Senior Instructor and Advisor, U.S. Army Civilian Emergency Management Program
(2017 to present)
•Administrator of the Federal Emergency Management Agency (FEMA) (Appointed by the President, Senate Confirmed) (2009 to 2017)

Experience, Skills, and Expertise
Mr. Fugate has a deep background in emergency management and crisis response at the county, state, and federal level. During his time at FEMA, Mr. Fugate led the organization through multiple record-breaking disaster years and oversaw the Federal Government’s response to major events, such as the Joplin and Moore tornadoes, Hurricane Sandy, Hurricane Matthew, and the 2016 Louisiana flooding. Mr. Fugate has a strong track record in establishing a robust safety culture and driving a community-oriented approach to emergency management.

Other Board Service
•America’s Public Television Stations (2017 to present)

Patricia K. Poppe	Director Since	Age	Current Board Committees
	January 2021	53	•Executive
	Current Position Chief Executive Officer, PG&E Corporation

Skills Matrix Workforce and/or Public Safety Utility Operations or Related Engineering Experience Labor Relations
Background
•Chief Executive Officer, PG&E Corporation (2021 to present)
•President and Chief Executive Officer, CMS Energy Corporation and Consumers Energy (2016 to 2020)

Experience, Skills, and Expertise
Ms. Poppe brings over 15 years of experience, including as chief executive, in the highly regulated utility industry. Under her leadership, CMS Energy and Consumers Energy earned consistent industry recognition and maintained strong operational and financial performance. PG&E values Ms. Poppe’s extensive utility experience championing safety and workplace equity, developing strong working relationships with labor, and building broad support for clean energy. She demonstrates a commitment to the community through her board work supporting the California Chamber of Commerce.

Public Company Board Service
•Whirlpool Corporation (2019 to present)

Other Board Service
•California Chamber of Commerce (2022 to present)
•Electric Power Research Institute (2021 to present)
•Institute of Nuclear Power Operations (2021 to present)
•AEGIS Insurance Services, Inc. (2019 to present)
•Edison Electric Institute (2016 to present)
•American Gas Association (2018 to 2022)

2022 Joint Proxy Statement	13

Dean L. Seavers	Director Since	Age	Current Board Committees
	July 2020	61	•Executive (Chair, Utility Committee) •Finance and Innovation (Chair) •People and Compensation
	Recent Position Former President and Executive Director, National Grid

Skills Matrix Financial Performance and Planning Large Scale Customer Experience Labor Relations
Background
•President and Executive Director, National Grid (Multinational electric and gas utility) (2015 to 2020)
•Founder and Chief Executive Officer, Red Hawk Fire & Security (Facilities services) (2012 to 2018)
•Chief Executive Officer, GE Security (2007 to 2012)

Experience, Skills, and Expertise
Mr. Seavers, our Utility's Independent Board Chair, brings a global perspective and broad utility and safety leadership experience to the Boards of the Corporation and the Utility. He has a deep background in risk management, employee and workforce safety, and operational planning in large customer-oriented companies. During his tenure at National Grid, he led its business transformation to improve financial performance, safety, and employee engagement, and designed and executed National Grid’s U.S. strategy—a multinational energy company with a hyper-local focus—which is particularly relevant as PG&E continues to implement its regionalization model to drive a customer-centered approach.

Public Company Board Service
•AMETEK, Inc. (2022 to present)
•James Hardie Corporation (2021 to present)
•Albemarle Corporation (2018 to present)

William L. Smith	Director Since	Age	Current Board Committees
	October 2019	64	•Finance and Innovation •Safety and Nuclear Oversight
	Recent Position Retired President of Technology Operations, AT&T Services, Inc.

Skills Matrix Technology and Cybersecurity Utility Operations or Related Engineering Experience Large Scale Customer Experience
Background
•Interim Chief Executive Officer, PG&E Corporation (2020)
•President, Technology Operations (2014 to 2016); President, Network Operations (2008 to 2014), AT&T (Telecommunications)

Experience, Skills, and Expertise
Mr. Smith brings in-depth knowledge of PG&E’s operations to the Boards, having served as the Interim Chief Executive Officer in 2020 while PG&E Corporation searched for a long-term leader. He also brings decades of technology, and strategy experience from his 37-year tenure at AT&T. This includes large-scale integration and modernization of vast infrastructure networks, identification and implementation of new technologies, and a track record of delivering on commitments to public and employee safety. Additionally, Mr. Smith offers expertise in cybersecurity, having led the operational cybersecurity team at AT&T and having had significant interaction with the NSA, FBI, and DHS on cyber matters.

Past Public Company Board Service
•OCLARO, Inc. (2012 to 2018)

Other Board Service
•Tillman Networks (2017 to present) (Chair of the Board)

2022 Joint Proxy Statement	14

Class “A” Directors (Not Standing for Election in 2022)

Cheryl F. Campbell	Director Since	Age	Current Board Committees
	April 2019	62	•Safety and Nuclear Oversight (Chair) •Sustainability and Governance •Executive
	Current Position Energy Industry Consultant

Skills Matrix Natural Gas Transmission, Distribution, and Safety Utility Operations or Related Engineering Experience Workforce and/or Public Safety
Background
•Senior Vice President, Gas (2015 to 2018); Vice President (2011 to 2015); Director, Gas Asset Strategy (2004 to 2008), Xcel Energy (Electric and natural gas utility)

Experience, Skills, and Expertise
Ms. Campbell has deep experience in risk management and oversight, as well as employee and public safety. She has worked on safety regulations at the national level, serving on the Department of Transportation's Gas Pipeline Advisory Committee, and with organizations involved in environmental sustainability. Ms. Campbell was a member of the independent panel assessing the enterprise risk management and overall safety of the 11 gas utilities in Massachusetts in the aftermath of the September 2018 explosions and fires in Merrimack Valley.

Other Board Service
•Women's Leadership Foundation (2020 to present) (Chair of the Board)
•Gold Shovel Association (2020 to present)
•JANA Corporation (2020 to present)
•Summit Utilities, Inc. (2020 to present)
•National Underground Group (2018 to present)

Kerry W. Cooper	Director Since	Age	Current Board Committees
	July 2020	50	•Finance and Innovation •People and Compensation
	Recent Position Former President and Chief Operating Officer, Rothy's Inc.

Skills Matrix Large Scale Customer Experience Financial Performance and Planning Innovation and Technology in Clean Energy
Background
•President and Chief Operating Officer, Rothy's (Consumer goods) (2017 to 2020)
•Chief Executive Officer, Choose Energy (National energy marketplace) (2013 to 2016)
•Chief Operating Officer, Chief Marketing Officer, Modcloth (Consumer goods) (2010 to 2013)

Experience, Skills, and Expertise
Ms. Cooper brings extensive experience in implementing large-scale customer programs, which is critical as the Boards oversee PG&E’s efforts to regionalize and bring operations closer to the customer. During her time at Choose Energy, she built the brand and oversaw its expansion to all deregulated states and natural gas and solar, resulting in a sustainable business model. Ms. Cooper has previously been responsible for managing financial reporting at several companies. She also provides the perspective of a PG&E customer and California resident.

Public Company Board Service
•Upstart Holdings (2021 to present)
•TPB Acquisition (2021 to present)

Other Board Service
•Gradient (2020 to present)
•Fernish (2020 to present)

2022 Joint Proxy Statement	15

Arno L. Harris	Director Since	Age	Current Board Committees
	July 2020	52	•Audit •Sustainability and Governance
	Current Position Managing Partner, AHC

Skills Matrix Innovation and Technology in Clean Energy Climate Change and Climate Resilience Technology and Cybersecurity
Background
•Managing Partner, AHC (Clean energy and transportation consulting) (2015 to present)
•Chief Executive Officer, Alta Motors (Electric motorcycle manufacturer) (2017 to 2018)
•Founder and Chief Executive Officer, Recurrent Energy (Utility-scale solar project developer) (2006 to 2015)

Experience, Skills, and Expertise
Mr. Harris brings 25 years of experience in clean technology and renewable energy through his work on climate change through the intersection of technology, business, and public policy. His understanding of energy, sustainability, and commercial operations within California's regulatory environment contributes to the Boards' effective oversight of ESG and climate change issues. Mr. Harris is also a longtime California resident and PG&E customer who has demonstrated a commitment to the community through his work supporting Tipping Point Community, a non-profit focused on alleviating poverty.

Public Company Board Service
•ArcLight Clean Transition II (2021 to present)
•Azure Power Global Limited (2016 to present) (Chair of Audit Committee; Chair of Capital Committee)

Past Public Company Board Service
•ArcLight Clean Transition (2020 to 2021)

Carlos M. Hernandez	Director Since	Age	Current Board Committees
	March 2022	67	•Audit •Finance and Innovation
	Recent Position Former Chief Executive Officer, Fluor Corporation

Skills Matrix Risk Management Financial Performance and Planning Workforce and/or Public Safety
Background
•Chief Executive Officer (2019 to 2020); Interim Chief Executive Officer (2019); Executive Vice President, Chief Legal Officer, and Secretary (2007 to 2019), Fluor Corporation (Engineering and construction)
•General Counsel and Secretary, Arcelor Mittal Americas (Steel and mining) (2004 to 2007)

Experience, Skills, and Expertise
Mr. Hernandez brings decades of experience in legal affairs, risk management, financial restructuring, and corporate governance and compliance. He has a strong foundation in law, business, and engineering, having served as General Counsel of publicly-traded companies in engineering, procurement, construction (EPC), manufacturing, and distribution. During his time at Fluor Corporation, he developed, led, and executed project risk assessment, established new selectivity criteria, and restored confidence in the company's financial reporting. He has experience with environmental and safety matters, as well as government affairs.

Past Public Company Board Service
•Fluor Corporation (2019 to 2020)

Other Board Service
•Steward Health Care Systems (2021 to Present)
•NuScale Power (2011 to 2019)

2022 Joint Proxy Statement	16

Michael R. Niggli	Director Since	Age	Current Board Committees
	July 2020	72	•People and Compensation •Safety and Nuclear Oversight
	Recent Position Retired President and Chief Operating Officer, San Diego Gas & Electric Company

Skills Matrix Wildfire Safety, Prevention and Mitigation Natural Gas Transmission, Distribution, and Safety Nuclear Generation Safety
Background
•President and Chief Operating Officer (2010 to 2013); Chief Operating Officer (2007 to 2010), San Diego Gas & Electric Company (SDG&E)
•Chief Operating Officer, Southern California Gas Company (2006 to 2007)

Experience, Skills, and Expertise
With more than four decades of experience in the utility and energy sector, Mr. Niggli brings significant operations, risk management, and leadership experience, particularly in regulated utilities. Mr. Niggli provides in-depth knowledge of the California regulatory landscape, and during his leadership role at SDG&E established the first-of-their-kind wildfire and public safety programs aimed at reducing wildfire risks. He has been a longtime supporter of and leader for the Great Basin National Park Foundation, working to make accessible the natural resources of the park. Mr. Niggli also currently serves on the Dean’s Advisory Council for California State University, Long Beach.

Public Company Board Service
•ESS, Inc. (2015 to present) (Chair of the Board)
•Avanea Energy Co. (2021 to present)

Other Board Service
•American Transmission Company (2015 to present)
•ESVAL (2015 to present)
•ESSBIO (2015 to present)

Benjamin F. Wilson	Director Since	Age	Current Board Committees
	July 2020	70	•Audit (Chair) •Sustainability and Governance •Executive
	Recent Position Retired Chairman, Beveridge & Diamond PC

Skills Matrix Risk Management Climate Change and Climate Resilience Management Incentives
Background
•Chairman (2017 to 2021); Managing Principal (2008 to 2016), Beveridge & Diamond P.C. (Environmental law practice)
•Adjunct Professor, Howard University (2004 to present)

Experience, Skills, and Expertise
Mr. Wilson brings a depth of experience, having been lead counsel in numerous complex environmental and regulatory matters for major consumer product corporations, retailers, oil and gas companies, municipalities, and developers. His service as Monitor for the Duke Energy coal ash spill remediation project and as Deputy Monitor in the Volkswagen emissions proceedings provides an important perspective to the Board. Mr. Wilson also offers deep experience with environmental justice issues and is a recognized leader on diversity and inclusion issues in the legal profession.

Other Board Service
•Northwestern Mutual Life Insurance Company (2010 to present) (Lead Director, Audit Committee member)
•Environmental Law Institute (2017 to present)
•Dartmouth College (2012 to 2020) (Chair of Audit Committee)

2022 Joint Proxy Statement	17

Adam L. Wright	Director Since	Age	Non-Independent Director, Pacific Gas and Electric Company Board
	February 2021	44
	Current Position Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company

Skills Matrix Utility Operations or Related Engineering Experience Innovation and Technology in Clean Energy Wildfire Safety, Prevention, and Mitigation
Background
•Executive Vice President of Operations and Chief Operating Officer, Pacific Gas and Electric Company (2021 to present)
•President and Chief Executive Officer (2018 to 2021); Vice President, Gas Delivery (2015 to 2017); Vice President, Wind Generation & Development (2012 to 2015), MidAmerican Energy Company (MEC)

Experience, Skills, and Expertise
Mr. Wright provides the Utility Board with knowledge of the Utility’s operations, experienced utility leadership, and engineering background. He also brings experience in safety, compliance, operations, customer service, natural gas, renewable generation, and transmission and distribution developed during his career with MEC and other Berkshire Hathaway Energy companies. As the Utility's Executive Vice President, Operations and Chief Operating Officer, Mr. Wright focuses on safety, increasing connectivity among operational groups, and promoting operational excellence.

Other Board Service
•Nuclear Energy Institute (2021 to present)
•American Gas Association (2018 to present)
•MEC (2018 to 2021)
•Iowa Business Council (2018 to 2021)
•Iowa Utility Association (2018 to 2021)

2022 Joint Proxy Statement	18

Diversity
Diversity is a core value for us, as demonstrated by our Boards, and one that we will continue to champion in the future. PG&E asks the continuing directors to self-identify using the categories of underrepresented communities listed in California’s Assembly Bill 979 (AB 979) on board diversity: Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, or Alaska Native, or gay, lesbian, bisexual, or transgender. The Sustainability and Governance Committee and the Boards annually review whether the diversity represented by the members of the Boards serves the needs of the companies, as part of the Director Refreshment Process, which is described more on page 23. If a diversity gap is identified, the Committee will consider and prioritize the need to close that gap, along with other factors, in its director recruitment process.

Committee Memberships
	Independent	Diverse	Audit	Finance & Innovation	People & Compensation	Safety & Nuclear Oversight	Sustainability & Governance
Class B
Rajat Bahri	•	API	•	•
Jessica L. Denecour	•	G				•	*
Mark E. Ferguson	•	CAU			*	•
Robert C. Flexon	•	CAU	•	•
W. Craig Fugate	•	CAU				•	•
Patricia K. Poppe		G
Dean L. Seavers	•	AA		*	•
William L. Smith	•	CAU		•		•
Class A
Cheryl F. Campbell	•	G				*	•
Kerry W. Cooper	•	G		•	•
Arno L. Harris	•	CAU	•				•
Carlos M. Hernandez	•	HSP	•	•
Michael R. Niggli	•	CAU			•	•
Benjamin F. Wilson	•	AA	*				•
Adam L. Wright		AA

API = Asian, Pacific Islander	AA = African American	CAU = Caucasian	HSP = Hispanic/Latinx	G = Gender Diversity	* = Chair
Our Board leadership reflects our commitment to diversity in the following roles:

~~•~~	Corporation Chief Executive Officer	•	Utility Chief Operating Officer	•	Independent Chair of Utility Board of Directors/Chair of Finance Committee
~~•~~	Chair of Audit Committee	•	Chair of Safety and Nuclear Oversight Committee	•	Chair of Sustainability and Governance Committee

2022 Joint Proxy Statement	19

Independence
On each of PG&E Corporation’s and the Utility's Boards, all of the current non-employee directors are independent as defined by the New York Stock Exchange (NYSE). The definitions of independence found in the Corporation and Utility’s Corporate Governance Guidelines reflect the applicable NYSE definitions and are available on that company’s website.
PG&E Corporation and the Utility also have determined that from January 1, 2021 to the date of this Proxy Statement, each of the following past directors was independent while serving on the Boards, according to the applicable company’s Corporate Governance Guidelines: John M. Woolard and Oluwadara J. Treseder.
We found no transactions or relationships that would compromise any non-employee director’s general independence during 2021 and thus required the Boards' consideration and review.
There are no familial relationships between any director of the Corporation or the Utility, executive officer of the Corporation or the Utility, or person nominated or chosen to become a director or executive officer of the Corporation or the Utility.
Skills
Our Boards exhibit diversity of experience, skills, and attributes, and this allows them to effectively oversee the companies’ operations. Key Board leaders have substantial expertise in areas such as wildfire mitigation, natural gas operations, risk management, and cybersecurity. The Sustainability and Governance Committee reviews, and the Boards approve, the skills matrix annually, taking into account the current composition of the Boards and the criteria previously agreed upon with our key stakeholders and regulators.

Skills Matrix
•	Wildfire safety, preparedness, prevention, mitigation, response and/or recovery	•	Workforce safety and public safety
•	Technology and cybersecurity	•	Nuclear generation safety
•	Natural gas transmission, distribution, operation, and safety	•	Public policy (legal, regulatory, or government)
•	Leadership in the energy or utility industry	•	Utility operation or related engineering experience
•	Innovation and technology in the clean energy or utility industry	•	Risk management (including enterprise risk management)
•	Climate change mitigation or climate resilience	•	Renewable energy and related engineering experience
•	Financial performance and planning	•	Financial literacy
•	Audit	•	Management incentives
•	Labor relations	•	Large-scale customer experience
•	Public company board experience	•	Community leadership

2022 Joint Proxy Statement	20

GOVERNANCE
We believe our current governance practices provide the foundation for excellence. Our practices include:

•	All non-executive directors are independent, including Board chairs	•	Regular executive session meetings without management
•	All independent committees (other than Executive Committees)	•	Ongoing director education
•	Proxy access provisions consistent with market standards: 3 percent for 3 years	•	Board oversight of key areas, including risk, cybersecurity, safety, sustainability, and compliance and ethics
•	Director over-boarding policy prohibiting service on more than three public company boards	•	Executive and director stock ownership guidelines
•	Majority vote for directors, with mandatory resignation policy and plurality carve-out for contested elections	•	One share, one vote
•	Policy limiting obtaining certain types of services from the independent auditor	•	Board input into agendas
•	Annual Board and Committee evaluations	•	Confidential voting policy for uncontested elections
•	No anti-takeover poison pill — shareholder approval required for adoption	•	No supermajority vote requirements
Many of our governance practices are documented in the Corporate Governance Guidelines adopted by the Boards of PG&E Corporation and the Utility and available on our website. These Guidelines are reviewed annually and updated as recommended by the Sustainability and Governance Committee.
Leadership Structure

PG&E Corporation
The positions of Chair, currently held by Robert C. Flexon, and Principal Executive Officer (PEO), currently held by Patricia K. Poppe, have been separated since March 2017. The Corporation Board believes that it is appropriate to separate the Chair and Chief Executive Officer (CEO) positions, so that the PG&E Corporation CEO (Ms. Poppe) can focus on management of the business and execution of key strategic initiatives, while Mr. Flexon leads the Board’s independent oversight of management.
Mr. Flexon’s responsibilities include presiding over meetings of the Corporation Board, including special meetings, and executive session meetings of the Corporation’s independent directors and concurrent executive session meetings of the Corporation and Utility Boards.

Pacific Gas and Electric Company
The positions of Chair, currently held by Dean L. Seavers, and PEO have been separated since January 2008. As of March 2021, no single individual serves as the Utility’s PEO, and the Utility Board has allocated the duties and powers of the office of the Utility President among Jason Glickman, who serves as the Utility's Executive Vice President (EVP) of Engineering, Planning, and Strategy, Marlene Santos, who serves as the Utility’s EVP and Chief Customer Officer, and Adam L. Wright, who serves as the Utility’s EVP, Operations and Chief Operating Officer (COO). Separating the roles of Chair and PEO allows customers and other stakeholders to benefit from the complementary skill sets and business experiences of Mr. Seavers and Mr. Glickman, Ms. Santos, and Mr. Wright. As a subsidiary of PG&E Corporation, the Utility also benefits from the fact that Mr. Flexon is a member of the Utility Board. Pursuant to the CPUC’s affiliate rules, no individual may serve as Chair of the Board, CEO, or President, or in a functionally equivalent position, of both PG&E Corporation and the Utility.
Mr. Seavers’ responsibilities include presiding over meetings of the Utility Board only, including special meetings and executive session meetings.

Independent Chairs
At each company, if the Chair is not independent, then the independent directors must elect a lead independent director from among the independent chairs of the standing PG&E Corporation and Utility Board committees. Currently, each company has an independent Chair, and so neither company has a lead independent director.

2022 Joint Proxy Statement	21

Director Refreshment
Our ongoing process to select directors begins with the PG&E Corporation Sustainability and Governance Committee, which selects the nominees who will be submitted for shareholder vote. This process includes an annual review of the directors' independence, skills, qualifications, and commitment to serving on the Boards. The ability to commit to serving on the Boards is considered broadly and includes an assessment of all outside commitments. PG&E has an over-boarding policy (described in more detail in the "Service on Other Boards" section below) that prohibits any Board member from being on more than three public company boards, or fewer if the member is a CEO for another public company. Input from the Boards' evaluation process is also considered. The Sustainability and Governance Committee, together with the Boards of each company, recommend an eligible director for re-election if it believes the director would continue to be a productive and effective contributor to the Boards.
For new Board nominees, the Sustainability and Governance Committee works with independent search firms (retained by the Boards or the Committee) to identify candidates who are qualified to serve. The companies also accept recommendations for director nominees from a variety of sources, including shareholders, community-based organizations, management, and other directors, which are also referred to independent search firms for review. The Committee uses the same criteria, including diversity and skills on the skills matrix, to review all candidates recommended for nomination at the annual meetings—including candidates nominated by shareholders—and review all such candidates at the same time.
The Sustainability and Governance Committee’s written policy, as reflected in each company’s Guidelines, is to seek nominees with a range of different backgrounds, perspectives, skills, experiences, and fit with Board culture, including characteristics like integrity, ethical standards, judgment, interpersonal skills and relations, communication skills, and the ability to work collaboratively with others. The Guidelines also require the Committee and Boards to consider important public policy objectives such as diversity, representation from regions PG&E serves, and commitment to California’s climate change goals, and also consider a candidate’s age (in light of each Board’s director retirement policy), applicable legal requirements, and other factors as it deems appropriate given the current needs of the Board and the Company.
Shareholders may recommend a person for the Committee to consider as a nominee for director of PG&E Corporation or the Utility by writing to that company’s Corporate Secretary. Recommendations must include (a) a description of the candidate (name, age, principal occupation, business address, and residence address), (b) the class and number of shares of the company’s stock owned by the shareholder and the candidate, (c) other information about the candidate that would be in a proxy statement listing the candidate as a director nominee, and (d) any interest of the shareholder in the candidate’s nomination. We may request additional information on the candidate or the shareholder if needed.
Board and Committee Evaluation Process
Our Boards and Committees evaluate their own effectiveness throughout the year. Directors conduct a formal evaluation process annually, developed by the PG&E Corporation Sustainability and Governance Committee. The Boards carefully evaluate the effectiveness of the Boards, the Committees, and individual directors, through a carefully tailored questionnaire as well as one-on-one interviews with the Board Chairs or Sustainability and Governance Chair as needed. The Sustainability and Governance Committee reports on the results of the evaluation process and tracks actions identified. The evaluation process includes a formal check in mid-year on the effectiveness of implemented changes to help ensure accountability for improvements.
Service on Other Boards
If a director is considering serving on the board of another public company (in addition to PG&E Corporation, the Utility, and their respective subsidiaries), that director must inform the Chair of the Sustainability and Governance Committee and the Chair of the Board of the Corporation and/or the Utility, as applicable, before accepting membership on any such board. Unless otherwise approved by the applicable Board, (1) a director may not serve on more than three public company boards (in addition to the Corporation and Utility Boards) and (2) a director who is the PEO of a public company (including the Corporation and the Utility) may not serve on more than two public company boards in addition to the board of his or her employer. For these purposes, the Boards of the Corporation and the Utility would count as one board.
If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, the Utility, and their respective subsidiaries, the Committee member must inform the applicable company’s Board. In order for that member to continue serving on the Audit Committees, each Board must affirmatively determine that the simultaneous service does not impair that committee member’s ability to serve effectively on the applicable Audit Committee.
All members of the Boards are in compliance with the above policies regarding service on other public company boards, as well as on audit committees of other public company boards.

2022 Joint Proxy Statement	22

OPERATIONS
Committee Responsibilities
The Boards of PG&E Corporation and the Utility have permanent standing committees, which support each Board’s basic responsibilities, with formal charters that set forth their responsibilities. Each Board also may establish temporary ad hoc committees, subcommittees, or other informal governing bodies from time to time.
In 2021, in response to feedback received during the Board evaluation process, the Boards re-assessed the committee structure and reduced the number of standing committees from seven to five. The responsibilities of the two eliminated committees were allocated to the remaining five committees, which are better aligned to the companies' operational structure and strategy.
Where a committee exists at PG&E Corporation only, that committee’s responsibilities include assisting and advising the Utility Board on matters within the committee’s scope of responsibility.

Committee Name	Company	Scope of Responsibility/Topics Discussed
Executive	PG&E Corporation and Utility	Exercises powers and performs duties of the applicable Board, subject to limits imposed by state law.
Audit(1)	PG&E Corporation and Utility	Oversees and monitors:
		•	Integrity of the company financial statements, and financial and accounting practices
		•	Internal controls over financial reporting, and external and internal auditing programs
		•	Selection and oversight of the companies’ Independent Auditor
		•	Compliance with legal and regulatory requirements, in concert with other Board committees
		•	Related party transactions
		•	Oversees risk management, and the allocation of specific risks to committees for oversight
People and Compensation	PG&E Corporation	Oversees matters relating to compensation and benefits, including:
		•	Compensation for non-employee directors
		•	Development, selection, and compensation of policy-making officers
		•	Annual approval of the corporate goals and objectives of the PG&E Corporation CEO and the Utility CEO (or if that position is not filled, the PEOs)
		•	Management evaluation and officer succession planning
		•	Employment, compensation, and benefits policies and practices
		•	Diversity, equity, and inclusion programs
Finance and Innovation(2)	PG&E Corporation	Oversees matters relating to financial and investment planning, policies, and risks, including:
		•	Financial and investment plans and strategies, including a multi-year financial outlook
		•	Dividend policy
		•	Proposed capital projects and divestitures
		•	Financing plans
		•	Strategic investments in technology, clean energy, and technology infrastructure
Sustainability and Governance	PG&E Corporation	Oversees matters relating to selection of directors, corporate governance, and environmental, social and governance (ESG) issues, including:
		•	Recommendation of Board candidates, including a review of skills and characteristics required of Board members
		•	Selection of the chairs and membership of Board committees, and the nomination of a lead director of each company’s Board, as necessary
		•	Corporate governance matters, including the companies’ governance principles and practices, and the review of shareholder proposals
		•	Evaluation of the Boards’ performance and effectiveness
		•	Climate change and climate resilience planning
		•	Environmental compliance
		•	Charitable and political contributions

2022 Joint Proxy Statement	23

Committee Name	Company	Primary Duties/Scope of Responsibility
Safety and Nuclear Oversight	PG&E Corporation and Utility	Oversees matters relating to safety, risk, wildfire safety, and operational performance, including:
		•	Safety programs, promotion of safety culture, and long-term and short-term safety plans
		•	Wildfire risk reduction and performance against the wildfire safety commitments made by the Utility
		•	Operational performance and risks related to the Utility’s nuclear, generation, and gas and electric transmission and distribution facilities
		•	Cybersecurity
(1)    Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
(2)    Each year, the Finance and Innovation Committee presents for the PG&E Corporation and the Utility Boards’ review and/or concurrence (1) a multi-year financial outlook for the Corporation and the Utility that, among other things, summarizes projected financial performance and establishes the basis for the annual budgets, and (2) an annual financial performance plan that establishes financial objectives and sets operating expense and capital spending budgets that reflect the first year of the multi-year financial outlook. Members of the Boards receive regular reports that compare actual to budgeted financial performance and provides other information about financial and operational performance.
Committee Membership Requirements
The Audit Committees, the People and Compensation Committee, and the Sustainability and Governance Committee are composed entirely of independent directors, as required and defined by the NYSE.
Each of the standing committees (other than the Executive Committees) is composed entirely of independent directors, as defined in the applicable company’s Guidelines and the Committee’s charters.
Each member of the Audit Committees and each member of the People and Compensation Committee also satisfies heightened independence standards established by Securities and Exchange Commission (SEC) rules and applicable stock exchange requirements regarding independence of audit committee members and compensation committee members. There were no impermissible interlocks or inside directors on the People and Compensation Committee.
Each member of the Audit Committees is also financially literate. The following Audit Committee members have been identified as audit committee financial experts (and background information for each audit committee financial expert can be found in their director biographies beginning on page 12):

•	Rajat Bahri	•	Robert C. Flexon	•	Arno L. Harris	•	Benjamin F. Wilson
Members of the Safety and Nuclear Oversight Committees are required to have special expertise in one of the following areas (pursuant to an agreement reached with the CPUC):
•    Specific substantial expertise related to wildfire safety, wildfire prevention, and/or wildfire mitigation
•    Specific substantial expertise related to the safe operation of a natural gas distribution company
•    Specific substantial expertise related to enterprise risk management, including cyber security, and/or experience with nuclear safety
Current committee membership for all directors can be found in the table on page 20.
Orientation and Continuing Education
Directors regularly receive information on subjects that would assist them in discharging their duties both in formal Board and committee meetings and on an ad hoc basis in response to PG&E or industry events or expressed areas of interest or growth. Topics include business operations; safety, risk management, and cybersecurity; corporate governance matters; legal proceedings and the regulatory and policy landscape; sustainability goals and activities; financial performance; and other key stakeholder issues.
Each director receives information regarding opportunities for continuing education and is expected to stay current on important developments pertaining to such director’s function and duties to the companies by attending such programs as appropriate or otherwise.
Commitment to Our Board
During 2021, there were seven meetings of the PG&E Corporation Board. During 2021, there were seven meetings of the Utility Board. Board meetings for both Corporation and Utility had an attendance rate of 99 percent in 2021. Each incumbent director attended at least 75 percent of the total meetings of the Boards and the Committees on which he or she served.
Under each company’s Guidelines, directors are expected to attend annual meetings of that company’s shareholders. The directors all attended the annual meeting held in 2021.

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	Audit(1)	People & Compensation	Finance & Innovation	Sustainability & Governance	Safety & Nuclear Oversight(1)
Number of Meetings in 2021	7	10	6	7	9
Attendance	96%	93%	97%	97%	100%

(1)	Meetings of the Corporation and Utility committees are concurrent, and numbers reflect numbers for both committees.
Shareholder Engagement
PG&E Corporation and the Utility value our shareholders’ views and maintain an open and constructive dialogue with shareholders throughout the year.

In 2021, engagement activities included:

•	Meetings with large institutional investors	•	Quarterly earnings calls and investor days
•	Presentations at investor and industry conferences	•	Correspondence with directors
Leading up to the 2022 Annual Meetings, we reached out to our large institutional shareholders, collectively holding nearly 66 percent of the total outstanding shares of PG&E Corporation's common stock, and had direct engagement with shareholders representing nearly 28 percent of total outstanding shares. The discussions focused on topics such as ESG and executive compensation.
PG&E Corporation has a record of Board responsiveness to shareholders. Under the companies’ Guidelines, the independent Chairs of the Boards are responsible for responding to written communications that are directed to the Boards from shareholders and other parties. See the "User Guide" section on page 86 for information on how to correspond with directors.

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OVERSIGHT
The Boards oversee and provide guidance on the business, and also monitor the performance of the Utility and the Corporation. The Boards have delegated responsibility for day-to-day business operations to senior management.

Risk
PG&E has an enterprise risk management program that uses a consistent framework to identify and manage significant risks. We work closely with our key regulators on the risk framework, seeking and reflecting their input, and we use this framework in our rate case proceedings. As a part of the governance structure, the Chief Risk Officer is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively. In 2022, we combined the Chief Risk Officer and Chief Safety Officer roles to ensure alignment with these two critical programs.
The Boards' oversight of risk management programs ensures that programs are designed and implemented by management appropriately, and are functioning as intended. It begins with the Audit Committees, which review the full spectrum of key enterprise risks on an annual basis. The Audit Committees' oversight includes allocation of responsibility for an in-depth review of each enterprise risk to various Board committees, based on the scope of each Committee's charter. Management provides regular reports to the Committees on the effectiveness of risk mitigations for each risk, including looking ahead and planning for future conditions. Each committee provides a report of its activities to the Boards. The specific allocation of Board-level risk oversight was most recently reviewed by the Audit Committees in December 2021.

Board and Committee Risk Oversight Responsibilities
Audit: Oversees enterprise risk program, and guidelines and policies that govern the processes by which major risks are assessed and managed. Allocates oversight of specific risks to Committees.
Safety and Nuclear Oversight: Oversees risks arising from operations, including wildfire, employee and public safety, electric, gas and generation operations, other risks associated with facilities, emergency response, and cybersecurity.

Finance and Innovation: Oversees risks associated with financial markets and liquidity.	Sustainability and Governance: Oversees risks associated with climate change.
People and Compensation: Oversees potential risks arising from the companies’ compensation policies and practices.	Boards: Oversee risks associated with major investments and strategic initiatives.
 The Boards’ role in risk oversight was not considered by either Board when assessing that Board’s leadership structure.

Cybersecurity
PG&E Corporation and the Utility have identified cybersecurity as a key enterprise risk. Oversight for this risk is exercised by the Safety and Nuclear Oversight Committees. The Safety and Nuclear Oversight Committees receive quarterly presentations and reports from PG&E Corporation’s Chief Information Officer or the Utility's Chief Information Security Officer. These reports describe cybersecurity threats, defenses, and data analytics that impact the companies’ most critical assets. To manage this risk, we utilize a number of government and private sources for intelligence and monitoring. We participate in regular testing and incident exercises, as well as external program reviews performed by independent third parties who assess our cybersecurity program maturity. A key mitigation is an annual training program on information security required of all employees and contractors. The Safety and Nuclear Oversight Committees' oversight also includes reports on cybersecurity practices employed at Diablo Canyon Power Plant, the Utility's nuclear facility. The Safety and Nuclear Oversight Committees of both PG&E Corporation and the Utility jointly participate in cybersecurity risk reviews to promote alignment in operations and asset management in the implementation of mitigations designed to reduce the risk of cybersecurity threats. In 2021, the Utility did not experience any material breaches due to cybersecurity threats.

Safety
The Boards believe that the safety of employees, contractors, customers, and the public is the top priority for the PG&E Corporation CEO, the senior management team, and PG&E management. PG&E’s Chief Safety Officer has broad responsibilities to implement safety programs and culture, and as part of the Boards’ oversight function, the Boards engage directly with the Chief Safety and Risk Officer and other operational leaders within the companies on the development and implementation of these programs. The Boards’ Safety and Nuclear Oversight Committees maintain joint responsibility with the Boards for safety oversight at the companies. The Safety and Nuclear Oversight Committees receive regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor, customer, and public safety.
In 2021, the Safety and Nuclear Oversight Committees continued to receive regular updates on the execution of the WMP, engage with senior leadership, and report out to the Board on a regular basis on progress. In addition, the Chair of the Safety and Nuclear Oversight Committees personally interacts with the CPUC on an ad hoc basis to provide insight on the WMP. Other significant focus areas have included worker and public safety, safety culture, safe nuclear operations, and evaluation of top enterprise risks, such as risks to key assets, facilities, and technologies.

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As discussed in the Compensation Discussion and Analysis below (page 36), the Safety and Nuclear Oversight Committees work closely with the People and Compensation Committee in the selection of the safety performance metrics for inclusion in the short-and long-term incentive compensation programs, and in the evaluation of performance to determine individual awards.

Sustainability and Corporate Responsibility
At PG&E, corporate sustainability as business strategy is integral to delivering on the triple bottom line of People, Planet, and Prosperity underscored by strong operational performance. We believe that integrating and managing ESG topics, such as addressing climate change, into PG&E’s business strategy, creates long-term value for PG&E, and for our customers, communities, coworkers, and other stakeholders. Mitigating and adapting to the impacts of climate change presents opportunities for growth for our business and economic opportunity in our communities, and highlights the need to adopt a longer-term perspective about potential risks posed by climate change and to incorporate a resilience mindset and approach. The Boards oversee safety, climate change, and other ESG topics, with the support of committees.

The Boards	•	Oversee ESG risks and opportunities, including the direction of the companies’ opportunities in decarbonization, electric vehicles, greening the gas supply, and helping California define and implement green energy policy.
	•	Review corporate goals related to safety, reliability, people management, and sustainability commitments.
	•	Participate in ERG events to support the companies’ diversity and inclusion initiatives.
Safety and Nuclear Oversight	•	Oversee the risks associated with the impact of climate change on operations, assets and facilities, and planned mitigations.
	•	Oversee the companies’ programs related to public, employee and contractor safety, and operational excellence.
Sustainability and Governance	•	Oversees consideration of diversity when identifying nominees to the Board.
	•	Oversees corporate sustainability issues, such as environmental compliance and leadership, climate change resilience, and community investments.
	•	Includes an annual review of PG&E's sustainability practices and performance.
People and Compensation	•	Approves incentive compensation structures, which reinforce sustainability commitments.
	•	Oversees diversity and inclusion in workforce planning and management succession.
Finance and Innovation	•	Approves capital budgets and investments in zero-carbon technologies and grid modernization.
For additional information regarding PG&E’s sustainability efforts and progress, please see our 2021 Corporate Sustainability Report, which can be accessed at the sustainability portion of PG&E Corporation’s website at pgecorp.com/sustainability.

Political Contributions
The Sustainability and Governance Committee provides oversight of the strategy, budget, and direction of PG&E Corporation’s and the Utility’s political contributions and recommends Board approval limits for political contributions from the companies to candidates, measures, initiatives, political action committees, and certain other organizations that may engage in activities involving elections. All political contributions from the companies are made in full compliance with applicable federal, state, and local laws and regulations. The companies prioritize political contributions that result in support of the companies' goals of combating climate change, strengthening energy infrastructure, and advancing the companies' strategic initiatives. The Sustainability and Governance Committee also directs preparation of an annual report summarizing political contributions and certain other expenditures made by the companies during the preceding year.
Additional information regarding each company’s political engagement policies and political contributions is available at pgecorp.com/corp/about-us/corporate-governance/corporation-policies/political-engagement/contributions.page.

Ethics
Oversight of the companies' compliance and ethics programs rests with the Audit Committees of PG&E Corporation and the Utility. The Audit Committees receive regular reports on the maturity of the companies' compliance program, including external assessments. In addition, the Committees review instances of fraud, focusing on the development of strong controls to prevent and detect fraud. PG&E's Code of Conduct applies to all employees and describes our core values, which should be incorporated into every business decision. PG&E also has a Supplier Code of Conduct, as well as a Code of Conduct for members of the Boards of Directors. Additional information regarding our Codes of Conduct is available at pge-corp.com/corp/about-us/compliance-ethics/program.page.

Management Succession
At least annually, the PG&E Corporation and Utility Boards each reviews the applicable company’s plan for PEO succession, both in the ordinary course of business and in response to emergency situations. Each company’s Board develops profiles of appropriate responsibilities, attributes, and requirements for the PEO positions, which reflect that company’s business functions, vision, and

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strategy. Potential candidates for PEO positions may be identified internally within the companies in consultation with the People and Compensation Committee, which oversees the evaluation of management, and the PG&E Corporation CEO, as well as externally through various sources, including independent third-party consultants.
The succession planning process also addresses the continuing development of appropriate leadership skills for internal candidates for PEOs and candidates for other leadership positions within the companies. The People and Compensation Committee is responsible for reviewing the CEO’s long-range plans for officer development and succession for PG&E Corporation and the Utility in connection with its review of officer elections, promotions, and compensation matters during the year.
Throughout 2021, the People and Compensation Committee addressed management succession and executive development in connection with its review of officer elections, promotions, and compensation matters during the year.

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RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
The Boards of PG&E Corporation and the Utility each adopted a written policy (the companies’ Related Party Transaction Policy, or the "Policy"), which generally requires Audit Committee approval or ratification of transactions that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (“Item 404(a)”), except that the Policy has a lower dollar threshold than Item 404(a).
Under the Policy, at the first meeting of each year, each company’s Audit Committee reviews, approves, and/or ratifies related party transactions (other than the types of transactions that are excluded from disclosure under Item 404(a)) with values exceeding $10,000 in which either company participates and in which any “Related Party” has a material direct or indirect interest. For these purposes, “Related Party” generally includes (1) any director, nominee for director, or executive officer, (2) holders of greater than 5 percent of that company’s voting securities, and (3) those parties’ immediate family members.
After the annual review and approval of related party transactions, if either company wishes to enter into a new related party transaction, then that transaction must be either pre-approved or ratified by the applicable Audit Committee. If a transaction is not ratified in accordance with the Policy, management will make all reasonable efforts to cancel or annul that transaction.
Where it is not practical or desirable to wait until the next Audit Committee meeting to obtain approval or ratification, the Chair of the applicable Audit Committee may elect to approve a particular related party transaction. If the Chair of the applicable Audit Committee has an interest in the proposed related party transaction, then that transaction may be reviewed and approved by another independent and disinterested member of the applicable Audit Committee. In either case, the individual approving the transaction must report such approval to the full Committee at the next regularly scheduled meeting.
When reviewing any related party transaction, the Audit Committees consider whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, and whether the transaction is inconsistent with the best interests of the companies and their shareholders. The Policy also requires that each Audit Committee disclose to the respective Board any material related party transactions.
Since January 1, 2021, all related party transactions have been approved or ratified by the applicable Audit Committee in accordance with this Policy.
Related Person Transactions
Since January 1, 2021, an affiliate of Fidelity Management and Research Company, LLC (Fidelity) has provided recordkeeper and trustee services for benefit plans sponsored by PG&E Corporation. Fidelity beneficially owns at least 5 percent of PG&E Corporation common stock. In exchange for these services, Fidelity affiliates earned approximately $1,500,000 in fees during 2021. Such services were initiated prior to Fidelity becoming a 5 percent owner of PG&E Corporation common stock, and PG&E Corporation expects that Fidelity affiliates will continue to provide similar services and products in the future, at similar levels, in the normal course of business operations.
Kathy Thomason is employed by the Utility as a Strategic Analyst, Principal, and she is the spouse of David S. Thomason, who is Vice President (VP), Chief Financial Officer, and Controller of the Utility. Since January 1, 2021, Ms. Thomason received compensation and related payments and benefits from the Utility with an annual value of approximately $190,000. Any payments to Ms. Thomason for services rendered during 2022 are expected to be similar in nature and value to payments provided during 2021, consistent with the Utility’s policies and practices that apply to employee compensation generally.
In connection with the Plan of Reorganization, in July and August 2020, the Utility distributed 477,743,590 shares of PG&E Corporation common stock to the PG&E Fire Victim Trust (Trust). The companies have entered into the following agreements with the Trust:
• Assignment Agreement: On July 1, 2020, the Utility and the Trust entered into an assignment agreement (the “Assignment Agreement”). Pursuant to the Assignment Agreement, the Utility funded the Trust with aggregate consideration consisting of $6.75 billion in cash (including $1.35 billion on a deferred basis in accordance with the Tax Benefits Payment Agreement described below) and 476,995,175 shares of PG&E Corporation common stock (the “Initial Plan Shares”). On August 3, 2020, pursuant to an antidilution provision in the Assignment Agreement, the Utility distributed an additional 748,415 shares of PG&E Corporation common stock to the Trust (together with the Initial Plan Shares, the “Plan Shares”).
• Amended and Restated Registration Rights Agreement: In addition to various obligations relating to registration of PG&E Corporation, the common stock (summarized in PG&E Corporation’s Current Report on Form 8-K filed on June 24, 2020 and July 9, 2021), PG&E Corporation is required to pay the fees and expenses for one counsel for the Trust (subject to a cap of $100,000 for the initial registration and for each assisted underwritten offering) in connection with the initial registration and each assisted underwritten offering, but excluding any underwriting discounts or commissions or fees and expenses of the Trust. During 2021, no payments were made.
• Tax Benefits Payment Agreement: On July 1, 2020, the Utility agreed to pay to the Trust in cash an aggregate amount of $1.35 billion, comprising (i) at least $650 million of tax benefits for fiscal year 2020 to be paid on or before January 15, 2021 (the “First Payment Date”), and (ii) of the remainder of the $1.35 billion of tax benefits for fiscal year 2021 to be paid on or before January 15, 2022. All payments have been made.
• Exchange Transactions: On July 2, 2021, the Corporation, the Utility, an affiliate, and the Trust entered into an agreement pursuant to which the parties committed to entering into one or more share exchange transactions for the exchange of up to an aggregate of 477,743.590 shares of PG&E Corporation common stock issued to the Trust pursuant to the Plan of Reorganization for an equal number of newly-issued shares of PG&E Corporation common stock. During 2021, no exchange transactions were conducted. On January 31, 2022, the Trust exchanged 40 million Plan Shares for newly-issued shares of PG&E Corporation common stock.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS
Each of the Boards of PG&E Corporation and the Utility establishes the level of compensation for that company’s non-employee directors, based on the recommendation of the People and Compensation Committee. Directors who serve as employees of either company receive no additional compensation for concurrent service as directors.
The People and Compensation Committee periodically reviews the amount and form of compensation paid to non-employee directors of PG&E Corporation and the Utility. As part of this review, the Committee reviews the compensation provided to the companies’ non-employee directors as compared to other comparable U.S. peer companies (including both other utilities and companies within the S&P 250), with the objective of ensuring that non-employee director compensation is:
•    Market-competitive in terms of annual compensation value, and
•    Consistent with emerging market practices and trends.
Compensation paid to non-employee directors for 2021 for service on the Boards and their committees was based upon periodic compensation reviews conducted in consultation with the Committee’s executive compensation consultant for 2021, Meridian Compensation Partners, LLC. The People and Compensation Committee’s most recent review of non-employee director compensation was conducted in October 2021.

Non-Employee Director Total 2021 Compensation Summary
 The following framework was in effect during 2021. Additional details are provided in the sections that follow.

Annual Retainer	Per Quarter	Annual
Non-Employee Directors(1)	$30,000	$120,000
Corporation Chair of the Board	$25,000 additional	$100,000 additional
Utility Chair of the Board(1)	$5,000 additional	$20,000 additional
Committee Chair Additional Retainers(2)
Audit Committees(1)	$7,500	$30,000
People and Compensation Committee	$5,000	$20,000
Safety and Nuclear Oversight (SNO) Committees	$5,000	$20,000
Finance and Innovation and Sustainability and Governance Committees(1)(3)	$3,750	$15,000
Special Committee Additional Retainer
As determined by the applicable Board (none paid during 2021)

Annual Equity Awards(3)
Non-Employee Directors	n/a	$140,000
Corporation Chair of the Board(1)	n/a	$80,000 additional
Pre-meeting Fees
No meeting fees for attendance at Board, Board committee, or shareholder meetings
Special Committee Per-Meeting Fees(1)
As determined by the applicable Board (none paid during 2021)
 (1) No additional retainer, equity award, or per-meeting fee will be paid by the Utility for any quarter during which the director is paid a retainer, equity award, or per-meeting fee from the Corporation for the same role.
(2)    No additional retainer is paid for directors serving as members on Board committees.
(3) Prior to the reorganization of the committees in May 2021, directors also received such retainers for service on the PG&E Corporation Compliance and Public Policy Committee and the Technology and Cybersecurity Committee.

Retainers and Fees
Retainers and fees are paid as described in the summary table above. Any director who serves on the PG&E Corporation Board, Audit Committee, Executive Committee, or Safety and Nuclear Oversight Committee does not receive additional retainers for concurrent service on the Utility Board, Audit Committee, Executive Committee, or Safety and Nuclear Oversight Committee, as applicable.

Non-Employee Director Stock-Based Compensation; Compensation Limits
Under the 2021 Long-Term Incentive Program (LTIP) and the 2014 LTIP, each non-employee director of PG&E Corporation is entitled to receive annual awards of stock-based compensation. Pursuant to the terms of the applicable LTIP, as approved by PG&E Corporation’s shareholders, the annual value of equity awards provided to any one non-employee director is limited to $400,000 in any calendar year.
Effective June 1, 2021, the maximum aggregate value of equity and cash-based awards to any non-employee director of PG&E Corporation during any calendar year may not exceed $750,000 except that, in the case of a non-employee director who is serving as

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Chairman of the Board, the annual limit is increased by 200 percent. This limitation was approved by shareholders of PG&E Corporation in connection with the 2021 approval of the 2021 LTIP.
LTIP awards for 2021 were granted on May 20, 2021. Each non-employee director’s award—other than that for the Chair of PG&E Corporation—had a total aggregate value of $139,994 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of restricted stock units (RSUs) that were granted to each non-employee director after his or her election to the Board. The award for the Chair of PG&E Corporation had a total aggregate value of $219,991 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of RSUs that were granted after his election to the Board. These RSUs will vest at the earlier of the first anniversary of the date of grant (May 20, 2022), or the end of the director's annual term, and then will be settled as shares of PG&E Corporation common stock. RSUs will also vest and be settled upon the director's death or disability, or if there is both a Change in Control (as defined on page 73) and the director is terminated. Otherwise, RSUs are forfeited if the director ceases to be a member of the Board prior to vesting. Non-employee directors also may elect to defer settlement of vested RSUs.

2021 Director Compensation
The following table summarizes the principal components of compensation paid or granted to individuals for their service as non-employee directors of PG&E Corporation and the Utility during 2021. William L. Smith received compensation in 2021 for his service both as a non-employee director and as Interim CEO of PG&E Corporation from January 1 to January 3, 2021. In accordance with SEC guidance, all compensation paid to Mr. Smith for his service as non-employee director and as Interim CEO is provided only in the Summary Compensation Table and other executive compensation disclosures starting on page 60. None of the compensation paid during 2021 to Mr. Smith for his service as non-employee director or as Interim CEO is reflected in the Director Compensation table below.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Rajat Bahri	120,000	139,994			259,994
Cheryl F. Campbell	140,000	139,994			279,994
Kerry W. Cooper	120,000	139,994			259,994
Jessica L. Denecour	135,000	139,994			274,994
Admiral Mark Ferguson III	140,000	139,994			279,994
Robert C. Flexon	225,811	219,991			445,802
W. Craig Fugate	120,000	139,994			259,994
Arno L. Harris	120,000	139,994			259,994
Michael R. Niggli	120,000	139,994			259,994
Dean L. Seavers	155,000	139,994			294,994
Oluwadara J. Treseder(4)	90,000	139,994			229,994
Benjamin F. Wilson	150,000	139,994			289,994
John M. Woolard(5)	52,295	0			157,296
(1)    Represents receipt of retainers described above under “Non-Employee Director Total 2021 Compensation Summary.”
(2) Represents the grant date fair value of equity awards granted to non-employee directors of PG&E Corporation in 2021, measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). Grant date fair value for RSUs is measured using the closing price of PG&E Corporation common stock on the date of grant. Each non-employee director elected at the 2021 Annual Meetings of shareholders of PG&E Corporation and the Utility—except the Chair of the PG&E Corporation Board—received 13,461 RSUs with a grant date value of $139,994. The Chair of the PG&E Corporation Board received 21,153 RSUs with a grant date value of $219,991. The aggregate number of stock awards outstanding for each non-employee director at December 31, 2021 was: Mr. Bahri, Ms. Campbell, Mr. Cooper, Ms. Denecour, Mr. Ferguson, Mr. Fugate, Mr. Harris, Mr. Niggli, Mr. Seavers, and Mr. Wilson, 13,461 each; Mr. Flexon, 21,153; and Ms. Treseder and Mr. Woolard, 0 each.
(3)    No stock options were granted in 2021. No option awards were outstanding as of December 31, 2021.
(4) Ms. Treseder resigned from the Boards on October 9, 2021.
(5) Mr. Woolard did not stand for reelection to the PG&E Corporation and Utility Boards at the 2021 Joint Annual Meetings.

Stock Ownership Guidelines
Non-employee directors of PG&E Corporation are expected to own shares of PG&E Corporation common stock having a dollar value of at least five times the value of the then-applicable annual Board retainer. If any non-employee director is on the Utility Board only, then that director also may satisfy his or her stock ownership obligation with Utility preferred stock. Directors generally have five years to meet the guidelines. Ownership includes beneficial ownership of common stock, RSUs, and common stock equivalents. These guidelines were adopted to more closely align the interests of directors and each company’s shareholders.
Effective January 1, 2022, the PG&E Corporation and Utility Boards amended these guidelines to explicitly require that non-employee directors hold 100 percent of their qualifying stock holdings until the guidelines are attained.

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Deferral of Retainers and Fees
Under the PG&E Corporation 2005 Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation and the Utility may elect to defer all of their retainers, all of their meeting fees, or both. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation deemed to be invested in the Utility Bond Fund, which is described in the narrative following the “Non-Qualified Deferred Compensation—2021” table beginning on page 67.

Reimbursement for Travel and Other Expenses
Directors of PG&E Corporation and the Utility are reimbursed for reasonable expenses incurred in connection with attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of the Corporation or the Utility.
Effective January 1, 2022, non-employee directors no longer are eligible for certain other miscellaneous benefits, including participation in the companies' matching charitable contributions programs and eligibility for accidental death and dismemberment insurance.

Retirement Benefits from PG&E Corporation or the Utility
 The non-employee directors of the Boards of PG&E Corporation and the Utility are not provided retirement benefits.

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Proposal 2: Advisory Vote on Executive Compensation for PG&E Corporation and Pacific Gas and Electric Company

Board Recommendation: Vote "FOR"
What are you voting on? PG&E Corporation and the Utility each asks its respective shareholders to approve, on an advisory basis, the compensation paid for 2021 to the company’s executive officers named in the Summary Compensation Table of this Joint Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion.

Each of PG&E Corporation and the Utility believes that its executive compensation policies and practices for 2021 were effective in tying a significant portion of pay to performance, while providing competitive compensation to attract, retain, and motivate talented executives, and aligning the interests of our executive officers with those of our shareholders.
In establishing PG&E Corporation’s officer compensation programs for 2021 (which also cover officers of the Utility), the People and Compensation Committee established four objectives. These objectives, and how these objectives were met for 2021, are discussed in the Compensation Discussion & Analysis (CD&A), which can be found immediately following this Proposal No. 2. These objectives are summarized below:
•    A significant portion of every officer’s compensation should be tied directly to PG&E Corporation’s performance without promoting excessive risk-taking.
With the exception of base salary and perquisites, all elements of 2021 annual officer compensation were tied to corporate operational and/or financial performance and, therefore, provided a direct connection between compensation and performance in the achievement of both key operating results and long-term shareholder value. For Patricia K. Poppe, the PG&E Corporation Chief Executive Officer (CEO), approximately 89 percent of 2021 target compensation was tied to corporate performance. For the other Named Executive Officers (NEOs) at year-end, approximately 75 percent of average 2021 target compensation was tied to corporate performance.
The People and Compensation Committee’s independent compensation consultant during 2021, Meridian Compensation Partners, LLC (Meridian), assessed the pay programs and advised that for 2021 the design of the companies’ incentive pay plans does not encourage excessive risk-taking. As such, incentive plan design posed a low likelihood of incenting employees to engage in behaviors that are likely to have an adverse material impact on the companies.

•    A significant component of officer compensation should be tied to PG&E Corporation’s long-term performance for shareholders in the form of long-term incentive awards.
At least 70 percent of the annual long-term incentive awards for 2021 to NEOs were made in the form of performance share units (PSUs), with four executive officers receiving 100 percent of their award in the form of PSUs. The 2021 awards can be earned depending on performance related to metrics in the areas of customer operations (weighted at 35 percent), public safety (weighted at 35 percent) and financial stability, including a total shareholder return (TSR) metric relative to our 2021 Performance Comparator Group (weighted at 30 percent). PSUs granted in 2021 will vest, if at all, at the end of a three-year period, and their value is tied to the price of PG&E Corporation common stock.
•    Target direct compensation (base salary and target incentives) should be competitive with the compensation for comparable officers in the 2021 Pay Comparator Group.
Target direct compensation for NEOs in 2021 generally was within a range of 8 percent above to 6 percent below the corresponding market median for companies in the 2021 Pay Comparator Group.
• Officer compensation program complies with legal requirements.
The officer compensation structure is designed and reviewed to reflect both the letter and spirit of legal requirements.
This vote is non-binding and is required by Section 14A of the Securities Exchange Act of 1934. PG&E Corporation and the Utility each currently plans to submit this vote to shareholders annually and expects to next submit this matter to shareholders in connection with next year’s annual shareholder meeting. If the shareholders of either company do not approve this proposal, the People and Compensation Committee and members of management will examine the reasons for disapproval and will consider those reasons when developing future executive compensation programs, practices, and policies.

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COMPENSATION COMMITTEE REPORT
The People and Compensation Committee of the PG&E Corporation Board of Directors has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review, the related discussions, and such other matters deemed relevant, the People and Compensation Committee has recommended to the Boards of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2021.
Mark E. Ferguson III (Chair)
Kerry W. Cooper
Michael R. Niggli
Dean L. Seavers

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COMPENSATION DISCUSSION AND ANALYSIS
This CD&A provides our shareholders and other stakeholders with information about PG&E Corporation’s and the Utility's performance, compensation framework, compensation decisions, and associated governance for our named executive officers (NEOs) in 2021.

1. Executive Summary	37
2. Compensation Design	39
3. Compensation Governance	43
4. 2021 Compensation Decision and Outcomes	48
5. 2022 Compensation Structure	56
6. Additional Information	57
PG&E Corporation is a holding company whose primary operating subsidiary is the Utility, a public utility operating in northern and central California. The Utility generates revenues mainly through making investments in operating assets and earning an authorized rate of return on those assets through regulated rates for the sale and delivery of electricity and natural gas to customers. The compensation program described in this CD&A applies to PG&E Corporation and the Utility, with the same philosophy, structure, metrics, and goals applying to both.
As of December 31, 2021, the companies had approximately 26,000 regular employees, eleven of whom were employees of PG&E Corporation. The following table summarizes our NEOs for 2021. Please note that as of December 31, 2021, three individuals concurrently served as principal executive officers (PEOs) of the Utility: Mr. Glickman, Ms. Santos, and Mr. Wright.

PG&E Corporation (positions as of 12/31/2021)
Patricia K. Poppe	Christopher A. Foster	John R. Simon	William L. Smith
Chief Executive Officer(1)	Executive Vice President and Chief Financial Officer(2)	Executive Vice President, General Counsel and Chief Ethics & Compliance Officer	Former Interim Chief Executive Officer(3)

Pacific Gas and Electric Company (positions as of 12/31/2021)
Jason M. Glickman	Marlene M. Santos	Adam L. Wright	David S. Thomason
Executive Vice President, Engineering, Planning & Strategy(4)	Executive Vice President and Chief Customer Officer(5)	Executive Vice President, Operations and Chief Operating Officer(6)	Vice President, Chief Financial Officer and Controller
Sumeet Singh	James M. Welsch
Senior Vice President, Chief Risk Officer(7)	Senior Vice President, Generation and Chief Nuclear Officer
Notes.
(1) Effective January 4, 2021.
(2) Effective March 20, 2021. From September 26, 2020 through March 19, 2021, Mr. Foster was Vice President (VP), Investor Relations and Interim Chief Financial Officer (CFO).
(3) Resigned effective January 3, 2021. Resumed role of non-employee director of PG&E Corporation and the Utility beginning January 4, 2021.
(4) Effective May 3, 2021. Serves as a PEO and NEO of the Utility.
(5) Effective March 15, 2021. Serves as a PEO and NEO of the Utility. Also is an NEO for PG&E Corporation.
(6) Effective February 1, 2021. Serves as a PEO and NEO of the Utility. Also is an NEO for PG&E Corporation.
(7) Effective February 1, 2021. From January 1, 2021 through February 1, 2021, Mr. Singh served as Interim President, and Chief Risk Officer of the Utility.

“Supporting Information” callout boxes are used within the CD&A to provide additional context.

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Executive Summary
•    Successfully onboarded six new leaders, including Ms. Poppe as CEO. Our focus is to attract and retain experienced leaders to enable us to deliver a "hometown service" experience for our customers and communities—one tailored to the specific local needs within our distinctive geographic regions. In securing proven and experienced leaders, the People and Compensation Committee approved make-whole equity awards to offset compensation being forfeited to join our companies and cash sign-on bonuses. In the case of Ms. Poppe, the cash sign-on bonus replaced further forfeited compensation with her prior employer and aided in relocation costs. All make-whole awards and sign-on bonuses are subject to repayment or clawback provisions.
•    Maintained open dialogue with our shareholders. During 2021, we reached out to our top 25 shareholders representing nearly 66 percent of PG&E Corporation's total shares outstanding, in addition to regular ongoing dialogue. As a result, we had contact or meetings with shareholders representing approximately 28 percent of our total shares outstanding. Shareholders expressed no concerns regarding our executive compensation programs and acknowledged the need for previously disclosed payments to secure the appointment of Ms. Poppe. This feedback was reinforced with say-on-pay votes of over 93 percent at both companies last year.
•    Maintained our focus on the alignment of compensation with safety and operational performance. The design of our program is informed by the commitments applicable under our Plan of Reorganization Order Instituting Investigation (POR OII) with the CPUC, and executive compensation criteria set out in California Assembly Bill 1054 (AB 1054). In 2021, we increased the emphasis on safety and performance, with over 55 percent of executive officer target compensation based on the achievement of objective performance measures. This commitment is increased in 2022 with 100 percent of equity awards for NEOs delivered in PSUs, and the weighting of safety metrics increasing under both the short and long-term incentive programs.
•    Delivered strong financial performance. Non-GAAP core earnings were $1.08 per share for the year, compared to $1.61 per share for the same periods in 2020. Non-GAAP core earnings were consistent with guidance for the year when adjusted for potentially dilutive securities, landing at $1.00 per share.(1)
•    Reduced short-term incentive payouts by an average of 40 percent in respect of company performance for year-end NEOs. Notwithstanding improved operational and financial performance, the People and Compensation Committee, in consideration for performance on key safety and operational performance metrics, exercised negative discretion to reduce the formulaic result of 148.1 percent for the enterprise scorecard to an average score for the year-end NEOs of 91 percent. This demonstrates our commitment to align pay of our NEOs with performance.
• Reviewed and refined our executive compensation policies. In 2021, the People and Compensation Committee, with the support of its independent advisor, undertook a comprehensive review of our compensation programs and policies. As a result, several changes were approved to take effect during 2021 and 2022, including the elimination of annual cash perquisite allowances, the elimination of subsidized financial counselling services, increased executive stock ownership requirements, increased select severance multiples for the CEO, and new restrictive covenants under the 2012 PG&E Corporation Officer Severance Policy (Officer Severance Policy). These changes increase alignment with market practices and our compensation philosophy. The People and Compensation Committee will continue to evaluate the compensation program to reflect business needs, regulatory requirements, and evolving governance standards.

(1)    PG&E Corporation discloses historical financial results and bases guidance on “Non-GAAP core earnings” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. Non-GAAP core earnings are not a substitute or alternative for income available for common shareholders presented in accordance with Generally Accepted Accounting Principles (GAAP) (see Exhibit A at the end of this CD&A for a reconciliation of results based on earnings from operations to results based on income available for common shareholders in accordance with GAAP).
Performance Highlights and Alignment with Pay
The 2021 performance year was about putting together the building blocks of a new, reimagined PG&E. We have a new organizational design, a leadership team comprised of industry veterans and experts, and we are building a culture of performance. We launched a regional service model that allows us to connect with our customers on local level and enables our teams to focus on delivering for our hometowns. We built a strong regional leadership team to drive local solutions and meet our commitments in operations, safety, and service to our customers and hometowns. Additionally, the companies succeeded in achieving many of the performance objectives set for 2021:
•    We met our Wildfire Mitigation Plan (WMP) commitments with continued focus on improvements in system hardening, vegetation management, system inspections and monitoring and modeling capabilities, but our work is not done until catastrophic wildfires stop.
• We launched the Enhanced Powerline Safety Settings (EPSS), which allow for automatic shutdown of electric lines if the electric system senses a problem. EPSS was enabled on 45 percent of high-risk, fire-threat distribution power lines. This led to 80 percent decrease in CPUC reportable ignitions across 169 circuits (approximately 11,000 miles) where EPSS was first implemented and 40 percent decrease across 800 circuits (approximately 25,000 miles) traversing high fire threat districts. We plan to expand the program to 100 percent of the powerlines in these districts.
•    The Public Safety Power Shutoff (PSPS) program was more targeted and focused. We reduced the number of PSPS events to 5 while lowering the number of customers impacted by 712 percent compared to 2020 (from 653,000 to 80,400 customers).
However, the companies’ 2021 performance also fell short in several key areas:
• We experienced three fatalities with our contractor workforce.
• Utility assets were the ignition source of three wildfires greater than 100 acres in high fire threat districts.
• The CPUC placed the Utility into Step 1 of the Enhanced Enforcement Oversight Process, noting that management is on track with corrective action plans.

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Compensation Framework
Our core compensation program, which consists of base salary, a cash-based short-term incentive, and equity-based long-term incentives, is applied consistently to both PG&E Corporation and the Utility. This compensation framework applied to all NEOs during the year apart from Mr. Smith, who served three days in an interim executive officer capacity.

Core Pay Component and Rationale (1)	2021 NEO Target Direct Compensation Mix(2)	2021 Performance Measures	Performance Period	Form of Payment
Base Salary Fixed pay to attract and retain talent; takes account of scope, performance and experience		• N/A	N/A	Cash
Short-Term Incentive Variable pay to incent and recognize performance in areas of short-term strategic importance		• Electric Operations • Gas Operations • Generation • Workforce Safety • Operational Performance and Reliability • Financial Stability Specific metrics associated with each category; see below	One year	Cash
Long-Term Incentives Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with shareholders		• Public Safety • Customer Experience • Financial Stability Specific metrics associated with each category; see below	Three years	PSUs (70%-100%) and RSUs (0% - 30%)

Notes.	(1)	In addition to these core direct components of compensation, NEOs received modest perquisites, were eligible to participate in post-employment benefit programs on terms broadly similar to our other employees, and were covered by an executive severance plan during 2021.
	(2)	Reflects target compensation for our NEOs who remained in service with the companies as of December 31, 2021, other than Mr. Smith given his unique and temporary compensation arrangements as Interim CEO of PG&E Corporation, Mr. Singh given the unique and temporary compensation arrangements during his brief tenure as the Interim President of the Utility, and Mr. Welsch who ceased serving as an executive officer in early 2021.
The core compensation framework is broadly consistent with how it was in 2020, with minor updates to performance metrics and their associated weightings (to, among other things, increase emphasis on safety performance and refine definitions for metrics used in previous year’s plans). We also eliminated the individual performance modifier under the 2021 Short-Term Incentive Plan (STIP) and a revised payout to 50 percent—200 percent of target.
From time to time, the People and Compensation Committee may also approve cash or equity awards in addition to the annual incentive awards. Typically, these include awards to new hires, promotional awards, or retention awards. While no promotional or retention awards were made to our NEOs during the year, the People and Compensation Committee did approve one-time make-whole awards and sign-on bonuses to attract and retain proven experienced senior leaders. Further details on the operation of all elements of compensation in 2021 can be found in the “2021 Compensation Decisions and Outcomes” and "Make-Whole and Sign-on Awards" sections starting on page 48 and page 53, respectively.
Compensation Program Review
During 2021, the People and Compensation Committee undertook a comprehensive review of the executive compensation program with the help of its independent executive compensation advisor. The objective of the review were to identify opportunities for simplification, ensure increased competitiveness market practices, and continue to align with shareholder and broader stakeholder long-term interests. The following changes were approved as a result of the review:
•Simplification of our executive perquisite program, with the removal of annual cash allowances and subsidized financial counselling services, effective in 2022.

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•Enhanced stock ownership guidelines, with increased guidelines for Senior Vice Presidents (SVPs), the addition of guidelines for Vice Presidents (VPs), an increased holding requirement, a five-year time horizon for compliance, and the inclusion of unvested RSUs when assessing ownership compliance, all effective in 2022.
•Updated terms under our Officer Severance Policy, including increases to the CEO severance multiples, and expanded change in control coverage to include all Executive Vice Presidents (EVPs) and SVPs.
•For the 2022 performance year, the weighting of safety metrics will increase by 5 percentage points under both the short and long-term incentive programs to 65 percent and 40 percent respectively, increasing the proportion of compensation tied to outcome-based safety metrics.
•In 2022, the proportion of WMP metrics under the short-term incentive program will increase from 15 percent to 40 percent through the introduction of additional outcome-based metrics.
•All SVPs and above will receive 100 percent of their 2022 equity award in the form of PSUs, thereby eliminating the use of time-based restricted share awards for this population and increasing the proportion of performance-based compensation relative to 2021.
These changes continue to reinforce important areas of operational focus, including increased emphasis on safety and alignment to the WMP, maintaining alignment with the criteria of AB 1054, and honoring our POR OII commitments. The proposed framework was submitted under AB 1054 in the first quarter of 2022.
Further information about these changes can be found in the relevant sections that follow.

Compensation Design
Compensation Objectives
Our companies’ primary purpose is to deliver safe, reliable, affordable, and clean electricity and gas to our customers. Our focus on customer welfare, prioritizing both public and employee safety, is central to how we operate and reflected in our executive officer compensation program design. We believe that focusing on those attributes of our business will lead to long-term value creation for our shareholders. This focus also aligns with the criteria under AB 1054 and our commitments under the POR OII.
To be successful, we need to attract, motivate, and retain executives with the necessary skills and experience, who are aligned with our vision and who can deliver on our commitments to all stakeholders. Four fundamental objectives form the foundation of our compensation program.

Objective		How we achieve this(1)
Pay for performance	•	A significant portion of total compensation is at-risk and based on performance – in 2021, 89 percent of CEO target compensation was at-risk (and an average of 75 percent for other NEOs).
	•	Short- and long-term incentives are earned based on performance reflecting safety, customer, operational, and financial goals, including shareholder returns.
	•	Metrics and goals are designed so as not to promote excessive risk-taking.
Align with shareholders	•	Equity-based compensation, the value of which reflects movements in our stock price, accounted for 75 percent of CEO target compensation and an average of 56 percent of other NEOs' target compensation in 2021.
	•	Total shareholder return relative to our Performance Comparator Group is used as a performance measure or modifier (applies to PSU awards since 2020; no awards were made in 2019).
Provide market competitive pay	•	Target direct compensation should be competitive with comparable roles in our Pay Comparator Group.
	•	Provide a compensation structure that provides for the attraction and retention of talented, experienced executive talent, while ensuring alignment with long-term shareholder interest.
Comply with legal requirements	•	The officer compensation structure is designed and reviewed to reflect both the letter and spirit of legal requirements.

Notes. (1)	Reflects target compensation for our NEOs who remained in service with the companies as of December 31, 2021, other than Mr. Smith and Mr. Singh, given their unique and temporary compensation arrangements as Interim CEO of PG&E Corporation and interim President of the Utility, respectively, and Mr. Welsch who ceased serving as an executive officer in early 2021.
Compensation Policies and Practices
We are focused on creating an effective compensation program that successfully aligns our key strategic objectives with the interests of our shareholders and broader stakeholders. To reinforce this, we have adopted policies and practices that guide our compensation practices as summarized below.

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We Do…	We Do Not…
Pay for performance | Majority of compensation is at risk, linked to company performance and shareholder interests.	Pay tax gross-ups | No tax gross-ups are provided, except for those generally available to all management employees, such as for one-time relocation expenses upon hire.
Engage with shareholders | Ongoing discussions with key institutional investors, including on the topic of compensation.	Permit hedging or pledging | Our policy prohibits hedging and pledging of either company’s stock.
Require meaningful ownership | Executives subject to share ownership and retention requirements.	Reprice stock options | Any repricing would require advance shareholder approval.
Engage an independent consultant | The People and Compensation Committee engages a consultant and annually assesses independence.	Provide additional executive service credits | No granting of additional service under the Supplemental Executive Retirement Plan.
Operate clawback provisions | Incentive compensation and severance for certain officers is subject to clawback or restriction.	Pay unearned dividends | No dividends or dividend equivalents are paid on unvested equity awards.
Have a double trigger | Change in control severance requires a change in control and involuntary termination (includes constructive termination for good reason).	Provide excessive benefits or perquisites | Benefits and perquisites are limited, reflecting market norms.
Commitment to Compliance
The Utility is subject to AB 1054, a California law which, among other things, sets out certain criteria regarding the design of the Utility’s executive compensation program. Although these criteria only apply to the Utility’s executive officers as defined in AB 1054, the criteria have also influenced the executive compensation design and arrangements for officers at both companies. There are also additional executive compensation requirements that the Utility is subject to as a result of the POR OII.

Supporting Information: California Assembly Bill 1054 Considerations
AB 1054 is legislation applying to the Utility that addresses the dangers and devastation from catastrophic wildfires in California caused by electric utility infrastructure. There are two subsections setting forth criteria regarding executive compensation with which the Utility complies. These criteria apply specifically to a subset of Utility officers and influence the design of our programs more broadly at both the Utility and PG&E Corporation. We have designed our programs to comply with these requirements, as described below.

Supporting Information: Chapter 11 Considerations — Plan of Reorganization Order Instituting Investigation
The POR OII is the process by which the CPUC reviewed and approved the companies’ Chapter 11 Plan of Reorganization. As part of the POR OII, the Utility is subject to additional requirements regarding executive compensation that apply specifically to a subset of Utility officers, and we have designed our programs to comply with these requirements, as described below.

Requirement(1)	How We Achieve This(2)
Compensation should be structured to promote safety as a priority and to ensure public safety.	Incentive plan metrics are weighted toward customer and workforce welfare, placing a priority on public safety.
All long-term incentive awards also incent customer and workforce welfare directly through customer focused performance metrics and indirectly due to their exposure to absolute and relative stock performance.
A significant portion of long-term incentive compensation shall be based on safety, customer satisfaction, engagement, and welfare; the remaining portion may be based on financial performance or other considerations.	PSU metrics promote customer experience and public safety.
Compensation should be structured to promote utility financial stability.	Incentive plan metrics collectively promote customer, public, and workforce safety, thus contributing indirectly to financial stability.
Short-term incentive includes a core earnings per share metric, a measure sensitive to dilution incurred during emergence from Chapter 11.
Long-term incentive awards are subject to a financial or relative TSR metric, either as a modifier or standalone measure, that reduces payouts if our relative returns lag those of other energy companies.

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Requirement(1)	How We Achieve This(2)
Incentive compensation should be based on meeting performance metrics that are measurable and enforceable.	Incentive plan metrics are designed to be objective, measurable, enforceable, and auditable.
Metrics are predominantly outcome-based, focused on end results rather than operational activity or effort.
Guaranteed cash compensation should be limited, with the primary portion of executive officers’ compensation based on the achievement of objective performance metrics.	Compensation structure emphasizes at-risk, performance-based variable pay, making up an average of 77 percent of NEO target compensation in 2021.
Long-term incentive awards are aligned with shareholders and are performance-based through share price exposure (all equity-based compensation) and the application of performance metrics (PSUs).
The compensation structure must not include any guaranteed monetary incentives.	Short- and long-term incentives are at risk through the application of performance measures and/or share price exposure.
The only guaranteed cash payments are base salary and a modest stipend in lieu of broader, market-typical perquisites.
The compensation should include a significant long-term element based on the electrical corporation’s long-term performance and value, held or deferred for at least three years.	Long-term incentive awards represent a significant portion of total compensation.
Performance-based equity is subject to a three-year performance period.
Ancillary compensation that is not aligned with shareholder and taxpayer interests in the electrical corporation should be minimal or eliminated.	Executives receive modest stipends in lieu of perquisites which have been eliminated from January 1, 2022.
These are de minimis in value and aligned with stakeholder interests as they are aligned with market norms within the industry, and thus contribute to the attraction and retention of talent

Notes.	(1)	This is an abbreviated summary of some of the criteria and not intended to be comprehensive or contain formal legal definitions.
(2)
Unless otherwise noted, comments in this column with regard to target compensation refer to the aggregate of salary, target short-term incentive, and the target annual long-term incentive award, with percentages reflecting the proportionate mix of these elements for our NEOs who remained in service with the companies as of December 31, 2021, other than Mr. Smith or Mr. Singh given their unique and temporary compensation arrangements as Interim CEO of PG&E Corporation and Interim President of the Utility, respectively, and Mr. Welsch who ceased serving as an executive officer in early 2021.

Strategic Alignment
It is important that the performance metrics used in our officer compensation framework align with our strategic priorities if we are to be effective in paying for performance and demonstrating accountability. Our performance metrics reflect our focus on customer welfare, prioritizing both public and employee safety including contributing to long-term sustainable value for our shareholders.
The majority of both our short- and long-term incentive plan metrics are connected to our focus on customer welfare, prioritizing public and employee safety. These metrics are described below. Additional details regarding each of the listed performance measures can be found in the discussions of “Short-Term Incentives” and “Long-Term Incentives” below.

2021 Performance Metric	Short-Term	Long-Term	Why This Matters
ELECTRIC OPERATIONS
Wildfire risk reduction			Public safety measure of the results of work to mitigate wildfire risk and reduce the number of potentially significant wildfires.
Wire-down events due to equipment failure			Public safety measure of the results of work to harden overhead lines.
GAS OPERATIONS
Large overpressure events			Public safety measure of the results of work to mitigate the risk of loss of gas containment.
Total gas dig-ins reductions			Public safety measure of the results of work to mitigate the risk of loss of containment from underground gas transmission and distribution facilities.
GENERATION
Safe dam operating capacity			Public safety measure of the results of work to mitigate the risk of large uncontrolled water release.
Diablo Canyon Power Plant (DCPP) reliability and safety indicator			Public safety measure of the results of work to reduce the risk of a nuclear core damaging event with the potential for radiological release; composite metric of 11 performance indicators.

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2021 Performance Metric	Short-Term	Long-Term	Why This Matters
WORKFORCE SAFETY
Days away, restricted, and transferred rate			Employee safety measure of the results of reduced risk of workforce injuries; reflects Occupational Safety and Health Administration (OSHA) record keeping requirements.
Serious injuries actual			Employee safety measure of workplace safety effectiveness; includes contractors and subcontractors.
Serious Injury and Fatality (SIF) investigation completions			Employee safety measure of responsiveness to SIF events with a view to reducing future workplace risk in a timely manner; includes contractors and subcontractors.
SIF corrective action completions			Employee safety measure of implementing recommended changes with a view to reducing future workplace risk in a timely manner; includes contractors and subcontractors.
RELIABILITY
Gas customer emergency response			Public safety measure of work to reduce risk and increase reliability of service by promoting prompt responses to customer calls, or notifications reporting a gas odor, or gas emergency.
911 emergency response			Public safety measure of the percentage of incidents where Utility personnel arrive onsite within 60 minutes of a 911 call; promotes prompt response times that reduce public safety risks and frees up public agency resources to respond to other emergency situations.
Customers experiencing multiple unplanned interruptions			Customer experience measure of the results of efforts to promote system reliability.
System hardening			Public safety and reliability measure assessing actions taken to mitigate the risk of catastrophic wildfires.
Enhanced vegetation management effectiveness			Public safety and reliability measure assessing actions taken to mitigate the risk of catastrophic wildfires.
CUSTOMER EXPERIENCE
Average speed of answer for emergencies			Customer experience and public safety measure of work to promote prompt responses to emergency customer calls.
Customer satisfaction			Customer experience measure of satisfaction with the services offered by the companies.
Public safety power shutoff notifications			Customer experience measure of advance and accurate notification of PSPS outages.
Our incentive programs also incorporate metrics and goals reflecting our financial stability.

Supporting Information: What “Financial Stability” Means for Us
Our business model generates revenue through making investments in operating assets and earning an authorized rate of return on those assets through regulated rates, or “cost of service ratemaking.” There is no guarantee that regulated rates will yield the authorized rate of return; only by managing costs within the framework of authorized rates can we deliver value to shareholders. With limited exceptions, we do not make more money by selling more electricity and gas. Reducing our operating cost, which is tied to customer affordability through our rate-setting process, is directly aligned with creating shareholder value.

2021 Performance Metric
FINANCIAL STABILITY	Short-Term	Long-Term	Why This Matters
Non-GAAP core earnings per share			Measure to promote and assess financial stability; aligns with cost efficiency; promotes customer affordability; financial stability critical to continued provision of services to customers.
Greater affordability for customers			Measure to promote financial stability through efficient deployment of authorized revenues, supporting low-cost access to capital critical to continued provision of services to customers.
Relative TSR			Measure to assess relative value created for our shareholders, providing an indirect external assessment of our performance in all other areas.

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Compensation Governance
Role of the People and Compensation Committee
The People and Compensation Committee is made up of at least three, and currently four, independent directors who collectively have the delegated authority to oversee matters relating to compensation, benefits, and human capital issues. In discharging their duties, the People and Compensation Committee receives input from the management teams and external independent consultants as appropriate.
 The core activities of the People and Compensation Committee include:
•    Recommending the total target compensation for the CEO of PG&E Corporation and the Utility President (or equivalent officer(s)) to the relevant Board for approval, informed by reviews of comparative data, advice from the People and Compensation Committee’s independent compensation consultants, and an assessment of individual performance, objectives, and scope of responsibilities.
•    Approving the total target compensation for other executive officers (including all NEOs) based on similar contextual inputs and proposals from the PG&E Corporation CEO and the Utility President (or equivalent officer(s)), as applicable. The PG&E Corporation CEO has the authority to approve compensation within the guidelines approved by the People and Compensation Committee for lower-level officers (excluding Section 16 Officers) and non-officer employees.
•    Approving compensation guidelines based on input from management for different categories of employees, including target short- and long-term incentive opportunities, an aggregate cap on the value of long-term incentive awards, and the terms and conditions that will apply to long-term incentive awards made during the year.
•    Administering the Long-Term Incentive Plan (LTIP), under which equity-based awards are made, with the ability to delegate ministerial matters to management.
•    Reviewing and approving the performance metrics and associated goals for the short- and long-term incentive awards proposed by management.
Role of Management
The PG&E Corporation CEO and the Utility President (or equivalent officer(s)) are generally invited to People and Compensation Committee meetings but do not participate in discussions on their own compensation. In certain areas, as described above, the People and Compensation Committee welcomes these officers’ feedback on NEO performance given their knowledge of executives’ contributions, and gives this feedback appropriate consideration in the executive compensation-setting process. The People and Compensation Committee may exercise its discretion to accept, reject, or modify their feedback based on the People and Compensation Committee members’ collective assessment of the NEOs’ performance and pay position relative to the peer groups, and PG&E’s overall financial and operating performance and other factors that the People and Compensation Committee deems appropriate.
Use of Consultants and Advisors
To assist in discharging its duties, the People and Compensation Committee retains a nationally-recognized independent compensation consultant to provide advice and data, including advising and reviewing annual executive compensation arrangements and individual compensation packages. In addition to being of value to the People and Compensation Committee, retaining a nationally-recognized independent consultant is also a commitment under POR OII.

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Throughout 2021, the People and Compensation Committee retained Meridian as an independent consultant to provide advice on general compensation issues. During this period, Meridian did not provide services to management of either company or their respective affiliates although Meridian was invited to maintain a working relationship with management in order to effectively fulfill an advisor role to the People and Compensation Committee. During and in respect of 2021, Meridian advised the People and Compensation Committee on the following matters:
•    Non-employee director compensation
•    Market competitiveness of executive officer compensation
•    Emerging trends and best practices in executive pay and corporate governance
•    Performance goal and metric selection
•    Compensation risk
•    Shareholder advisory firms’ pay and performance analyses
•    Disclosures relating to compensation
•    Severance and change-in-control practices and policies
The People and Compensation Committee determined that no conflicts of interest were raised by the work of Meridian during 2021. The People and Compensation Committee may also engage other compensation consultants, legal counsel, and advisers, after consideration of their independence and the potential for conflicts of interest. PG&E Corporation pays the reasonable compensation costs for any such advisers and consultants. Management may also retain separate compensation consultants.
Shareholder Engagement
Feedback from shareholders is an important consideration for the People and Compensation Committee when reviewing and setting compensation for our executive officers. In a typical year, this feedback is collected through two primary channels:
•    Directly through proactive engagement with our major shareholders and stakeholders throughout the year, and
•    Indirectly through the results of our say-on pay vote.
At our 2021 Joint Annual Meeting, support for our 2020 executive compensation program was evidenced through votes in favor of each company's say-on-pay proposal from over 93 percent of votes cast on each proposal.
The People and Compensation Committee regularly reviews executive compensation, taking into consideration input received through PG&E’s regular and ongoing engagement with investors, as well as indirect feedback from proxy advisor voting recommendations and investor voting guidelines. This feedback is then considered alongside the applicable regulatory requirements and our commitments to reach balanced and informed decisions.
As part of our ongoing engagement initiatives, we reached out to our top 25 shareholders representing nearly 66 percent of our total shares outstanding to invite dialogue. This resulted in contact or meetings with shareholders representing around 28 percent of our total shares outstanding during which no concerns were raised about our executive compensation programs. Shareholders expressed no concerns regarding our executive compensation programs, and acknowledged the need for the previously disclosed payments to secure the appointment of Ms. Poppe.

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In addition to reviewing feedback from direct engagement, the People and Compensation Committee also considers the results of the annual say-on-pay vote. At our 2021 shareholder meeting, over 93 percent of votes cast on each company's say-on-pay proposal were in support of our executive compensation program, which reinforced that our investors more broadly remain supportive of PG&E’s executive compensation program and design for the companies.
Compensation and Risk
The People and Compensation Committee annually reviews an assessment of the general risk factors associated with the companies’ compensation policies and practices to determine whether they encourage inappropriate risk-taking. The People and Compensation Committee’s independent compensation consultant in 2021, Meridian, assisted in this review. The People and Compensation Committee also receives advice from the Safety and Nuclear Oversight Committees of the companies’ respective Boards of Directors.

Annual Risk Assessment	Safety and Nuclear Oversight Committees’ Input	Compensation Risk Mitigation Policies and Practices

Annual risk assessment conducted by Meridian covered:

•  Compensation structure and mix

•  Incentive plan structures and associated time horizons

•  Other pay plans

• Governance of plan design and administration oversight

•  Target and maximum opportunities

•  Nature and mix of performance metrics

•  Risk of earnings manipulation

• People and Compensation Committee/Board discretion to reduce or eliminate performance
• Change in control severance provisions
• Use of risk-mitigation policies and practices (see final column)
•  Regulatory compliance

• Advice regarding appropriate safety and operational incentive measures

• Assessment of emphasis on and overlap/consistency in safety metrics and weightings, and the extent to which these metrics and weightings support an organization-wide focus on safety
• Executive stock ownership guidelines • Clawback policy • Hedging and pledging policy • Severance and change-in-control benefits • Incentive goal-setting approach

Meridian concluded that the companies’ compensation arrangements do not encourage excessive risk taking. The companies believe compensation programs and policies are not reasonably likely to have a material adverse effect on either PG&E Corporation or the Utility.
For 2021, Meridian concluded that PG&E's compensation programs do not encourage excessive risk-taking, a conclusion that extends to the CEOs and Presidents (and equivalent officers) of PG&E Corporation and the Utility and the other NEOs who participated in the incentive arrangements during 2021. Based on this, the companies concluded that the risks arising from the overall compensation policies and practices are not reasonably likely to have a material adverse effect on either PG&E Corporation or the Utility.
Executive Stock Ownership Guidelines
We believe that stock ownership further aligns the interests of our executives with those of our shareholders, encouraging executives to consider the long-term performance and prospects for our companies. Our guidelines require senior officers to achieve and maintain a minimum investment in PG&E Corporation common stock, expressed as a percentage of their base salary.
During 2021, the People and Compensation Committee reviewed the existing guidelines and approved several changes that became effective as of January 1, 2022:
•Until executives meet the applicable guideline, they are subject to a holding requirement in relation to the net shares realized after tax withholding from the vesting of RSUs or PSUs. Historically, this holding requirement has been 50 percent and was increased to 100 percent.
•In assessing compliance, unvested RSUs were historically only counted if the executive was eligible for retirement under the award’s terms; now, unvested RSUs will be counted regardless of an executive's retirement eligibility.
•Historically, there has been no defined time horizon by which an officer is expected to comply with the applicable guideline; effective in 2022, an officer will have five years to meet the guideline for his or her level.
•The ownership guideline for SVPs increased from 150 percent to 200 percent of base salary, and an ownership guideline was implemented for VPs at 100 percent of base salary.

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 In summary, the guidelines are as follows:

Roles	2021 Guidelines (% of Base Salary)(1)	2022 Guidelines (% of Base Salary)
CEO, PG&E Corporation	600%	600%
President, Pacific Gas and Electric Company; Executive Vice Presidents	300%	300%
Senior Vice Presidents	150%	200%
Vice Presidents	n/a %	100%
(1) 2021 Guidelines were based on different officer categories that are generally equivalent to roles reflected in this table; information in this column is presented for general comparison purposes.
Clawback
The Executive Incentive Compensation Recoupment Policy enables the People and Compensation Committee and Boards to recoup payments made to Section 16 Officers across both companies in defined circumstances, including no-fault scenarios that would negatively impact our shareholders. The policy remains under periodic review to help ensure continued relevance.

What	Why

• Short-term incentives • Long-term cash incentives • Equity-based incentives
•  Financial restatement with the Securities and Exchange Commission (SEC) for any of the three most recently completed fiscal years
•  A material miscalculation with respect to the amount of any payment
•  Individual involvement in fraud or misconduct that caused material financial or reputational harm

The 2012 PG&E Corporation Officer Severance Policy, as amended (Officer Severance Policy), further enables the People and Compensation Committee and Boards to recoup severance rights, payments, and benefits provided to executive officers across both companies (including executive officers as defined in AB 1054) in defined circumstances.

What	Why

• Severance benefits	• Individual misconduct materially contributes to PG&E Corporation or Utility felony conviction relating to public health or safety or company financial misconduct
The People and Compensation Committee will continue to monitor SEC developments as they relate to mandated clawbacks, and as appropriate assess what updates would be needed as such developments occur.
Anti-Hedging and Anti-Pledging Policy
The Insider Trading Policy prohibits certain hedging and pledging activities conducted by the companies’ Board members, officers, and designated employees who are subject to a quarterly earnings blackout period or event-specific blackout period. The policy covers equity instruments related directly or indirectly to either company or their subsidiaries. Covered individuals may not engage in short sales, transactions in publicly traded options, or hedging or monetization transactions; hold securities in a margin account; or pledge securities as collateral for a loan.
Use of Market Data
The People and Compensation Committee refers to two peer groups: one for benchmarking pay and the other for measuring the companies’ relative performance. Distinct groups are maintained to help ensure each is relevant for its primary purpose. In particular, larger companies may be reasonable comparators for performance but not for compensation levels.

Pay Comparator Group	•	Provides insights into compensation levels and design within companies that PG&E Corporation and the Utility compete with for talent and that are similar in terms of size and business operations.
	•	Comprises publicly traded gas and electric energy companies.
	•	Supplemented by pay practice data from surveys for the broader energy services sector and general industry companies based on survey data.

Performance Comparator Group	•	Provides comparative benchmark for PG&E Corporation‘s total shareholder return performance, and other relative industry-standard benchmarks that might be considered in goal setting.
	•	Comprises publicly traded gas and electric energy companies that are categorized consistently by the investment community as “regulated” and have a market capitalization of at least $6 billion.
Each year the People and Compensation Committee approves the constituents of the pay and performance comparator groups. Informed by recommendations from the independent compensation consultant, the People and Compensation Committee approved the following comparator groups for 2021.

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Company	Pay	Performance
AES Corporation
Alliant Energy Corporation
Ameren Corporation
American Electric Power Company, Inc.
CenterPoint Energy, Inc.
CMS Energy Corporation
Consolidated Edison, Inc.
Dominion Resources, Inc.
DTE Energy Company
Duke Energy Corporation
Edison International
Entergy Corporation
Evergy, Inc.
Eversource Energy
Exelon Corporation
FirstEnergy Corp.
NextEra Energy, Inc.
NiSource Inc.
Pinnacle West Capital Corporation
Public Service Enterprise Group
Sempra Energy
Southern Company
WEC Energy Group, Inc.
Xcel Energy Inc.
There were no changes made to the Pay and Performance Comparator Groups used to inform 2021 decision-making versus the prior year.
In reviewing pay data, the People and Compensation Committee does not adhere strictly to formulas or data to determine the actual mix and amounts of compensation. When referencing positioning against market data, the People and Compensation Committee also considers factors including each NEO’s scope of responsibility and organizational impact, experience, and performance, as well as PG&E Corporation’s and the Utility’s overall safety, operating, and financial results in reaching decisions. This flexibility is important in supporting the overall pay-for-performance philosophy and in meeting the People and Compensation Committee’s objectives of attracting, retaining, and motivating a talented executive leadership team.
Incentive Plan Goal Setting
To be successful in aligning pay with performance, it is important that performance goals are set appropriately within our incentive programs. For each of the metrics used in our incentive plans, the People and Compensation Committee reviews a comprehensive analysis that typically sets out the following, on a metric-specific basis:
•    Data on historic performance, showing multi-year trends;
•    Projected performance on a multi-year basis, driven by workplans and anticipated timing of milestone achievements;
•    Target setting methodology, with recommended ranges around the target to establish threshold and maximum goals; and
•    Degree of change in the proposed threshold, target, and maximum goals as compared with the prior year.
Each metric also has associated contacts and approvers to maximize accountability and transparency.

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2021 Compensation Decision and Outcomes
During 2021 there were several additions among our executive officers and some individuals held interim roles during the year. The impact of these interim duties on 2021 compensation is discussed below.
Base Salary
Base salaries are reviewed on an annual basis and are targeted to be within a competitive range of market for comparable roles in the Pay Comparator Group. In determining each NEO’s base salary, consideration is given to role scope and individual experience and performance. The People and Compensation Committee believes that this level of comparability to market is appropriate and consistent with its pay philosophy of taking into consideration factors other than market data in establishing individual pay levels, while delivering cash compensation that is competitive with the market.

NEO(1)	Role (as of 12/31/21)	2021 Salary	(2)	Increase	(3)
Patricia K. Poppe(4)	Chief Executive Officer, PG&E Corporation	$1,350,000		N/A
Jason M. Glickman	Executive Vice President, Engineering, Planning & Strategy, Pacific Gas and Electric Company	$675,000		N/A
Marlene M. Santos	Executive Vice President and Chief Customer Officer, Pacific Gas and Electric Company	$825,000		N/A
Adam L. Wright	Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company	$825,000		N/A
Christopher A. Foster(5)	Executive Vice President and Chief Financial Officer, PG&E Corporation	$615,000		71%
David S. Thomason	Vice President, Chief Financial Officer and Controller, Pacific Gas and Electric Company	$364,000		4%
John R. Simon	Executive Vice President, General Counsel and Chief Ethics & Compliance Officer, PG&E Corporation	$773,488		7%
Sumeet Singh(6)	Senior Vice President, Chief Risk Officer, Pacific Gas and Electric Company	$475,000		N/A
James M. Welsch	Senior Vice President, Generation and Chief Nuclear Officer, Pacific Gas and Electric Company	$602,252		4%

Notes.	(1)	Mr. Smith is excluded as he only served three days as an officer during 2021.
	(2)	Annualized salary as of December 31, 2021.
	(3)	Increase relative to salary as of December 31, 2020. Salaries were effective March 1, 2021, unless otherwise noted.
	(4)	Salary effective January 4, 2021 on appointment as Chief Executive Officer.
	(5)	Salary increased from $345,000 to $358,800 effective March 1, 2021, in association with annual merit review. As Interim CFO of PG&E Corporation, Mr. Foster received an additional monthly fee of $20,000, which is not included in his salary. Salary increased from $358,800 to $615,000 effective March 20, 2021, in association with Mr. Foster's promotion to CFO.
(6)
As Interim President and Chief Risk Officer of the Utility, Mr. Singh received an additional monthly fee of $27,000 starting January 1, 2021, through January 31, 2021, which is not included in his salary. Effective February 1, 2021, Mr. Singh became Senior Vice President and Chief Risk Officer of Pacific Gas and Electric Company.

Short-Term Incentives
Our STIP and related awards are designed to drive the companies’ business objectives and strategic priorities, providing an opportunity for a cash payout reflecting the results achieved during the year. The plan focuses on quantifiable outcome-based metrics in the overall company score. Effective in 2021, the use of individual modifiers based on year-end ratings was discontinued for all eligible participants, including NEOs, meaning any incentive earned was based solely on company performance.
The People and Compensation Committee establishes an annual target opportunity, expressed as a percentage of an individual’s base salary, set with reference to market median practices in our Pay Comparator Group. Target opportunities for the NEOs eligible to participate in the program in 2021 ranged from 50 percent to 130 percent of actual salary earned. In respect of the company score, achieving threshold performance will earn a payout at 50 percent of target and achieving maximum performance will earn a payout at 200 percent of target. Note that in 2020 the payout opportunity for maximum performance was 187.5 percent of target. This was increased for 2021 following a market review to reflect normative practices within our Pay Comparator Group.

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The People and Compensation Committee retains complete and sole discretion to adjust any performance formula or score, including to zero, on any and all short-term incentive performance measures for any reason, including consideration of (without limitation) performance with respect to safety, compliance, and ethics.
The fundamentals of the company performance assessment in 2021 were consistent with 2020. The People and Compensation Committee established 2021 metrics across the same six performance areas, retaining a weighting of 75 percent towards metrics that focus on underlying objectives tied to customer welfare and safety, and 25 percent towards financial stability, which itself is inherently tied to our safety performance.
In determining and approving the appropriate performance metrics in each of these performance areas the People and Compensation Committee considered factors including:
•    The alignment with our fundamental belief that safety is paramount, complemented by a focus on customer welfare across all aspects of our business.
•    The interaction between metrics to help ensure they collectively drive the right behaviors. For example, an overly narrow focus on reporting might result in employees failing to seek appropriate medical treatment for work-related injuries in order to keep reported injury metrics low.
•    Guidance from the CPUC reinforcing the priority placed on outcome-based metrics for alignment with reducing the companies’ highest-priority risks, such as the risk of catastrophic events like wildfires, dam failures, or gas explosions.
•    The companies’ ability to establish robust threshold, target, and maximum achievement milestones.
•    The proportion of metrics that are outcome-based, as opposed to metrics that are based on operational activity or effort. As described in the earlier “Incentive Plan Goal Setting” section on page 47, in approving performance goals, the People and Compensation Committee references a range of factors including historic performance inclusive of multi-year trends; projected performance driven by workplans and anticipated timing of milestone achievements; the target-setting methodology, with recommended ranges around target to establish threshold and maximum goals; and the degree of change the proposed goals represent versus the prior year.
Each metric has a clear definition with a predetermined and pre-approved calculation methodology.

Metric	Definition(1)
Wildfire risk reduction	Count of ignitions that result in fires equal to or greater than 100 acres in PG&E's High Fire Threat Districts and reportable to the CPUC because (i) the ignition is associated with PG&E powerlines (transmission or distribution); (ii) something other than PG&E facilities burned; and (iii) the fire travelled more than one meter from the ignition point.
Wire-down events due to equipment failure	Equipment failure incidents where a normally energized electric primary distribution or transmission conductor experiences a component or asset failure that results in a conductor falling from its intended position and coming to rest on the ground or a foreign object.
Large overpressure events	Number of large overpressure events (when gas pressure exceeds the maximum allowable operating pressure of the pipeline as defined by CPUC/DOT) with pre-established pressure limits.
Total gas dig-ins reductions	Number of gas dig-ins (damage that occurs during excavation activities and results in a repair or replacement of an underground gas facility) per 1,000 Underground Service Alert (third party public service program) tickets received for gas.

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Metric	Definition(1)
Safe dam operating capacity	Operating capability of mechanical equipment used as main control to reduce enterprise risk of large uncontrolled water release, calculated with reference to controlled outlet days forced out and controlled outlet days available.
DCPP reliability and safety indicator	Year-end score based on 11 performance indicators developed by the nuclear industry for nuclear power generation applied to all U.S. nuclear power plants. Calculation periods range from 18 to 36 months by performance indicator.
Days away, restricted, and transferred rate	Number of OSHA recordable incidents that result in lost time or restricted duty per 200,000 hours worked or for approximately every 100 employees; recordable incidents are job-related injuries or illnesses that require medical treatment beyond first aid, or results in work restrictions, lost time, death or loss of consciousness.
Serious injuries actual	Number of injuries or illnesses resulting from work at/for PG&E, that results in (i) a life threatening injury or illness, or (ii) a life altering injury or illness. Count includes contractors and subcontractors.
Serious Injury and Fatality (SIF) investigation completions	Number of SIF Actual or SIF Potential investigations completed by 30 calendar days following classification of incident as a SIF. A SIF is a fatality, life threatening injury or illness or a life altering injury or illness resulting from work at/for PG&E. Metric includes contractors and subcontractors.
SIF corrective action completions	Number of corrective actions completed on time as they relate to SIF Actual or SIF Potential cause evaluations. A SIF is a fatality, life threatening injury or illness or a life altering injury or illness resulting from work at/for PG&E. Metric includes contractors and subcontractors.
Gas customer emergency response	Average response time for immediate response orders; response time calculated as the number of minutes from the time the Utility is notified to the time the Utility personnel or another qualified first responder arrives onsite to the location.
911 emergency response	Percentage of incidents where Utility personnel arrive onsite within 60 minutes of receiving a 911 call.
Customers experiencing multiple unplanned interruptions	Number of customers who experience five or more sustained unplanned service interruptions.
Average speed of answer for emergencies	The average speed of answer in seconds for emergency calls handled in contact center operations.
Non-GAAP core earnings per share
basis in the event of a GAAP loss and a diluted basis in the event of a GAAP gain). “Non-GAAP core earnings” is a non-GAAP financial measure and is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in Exhibit A.

Notes.	(1)	These are abbreviated summary definitions and may not reflect complete details, including certain exclusions, for each metric.
In the first quarter of 2022, the People and Compensation Committee reviewed and certified the following results for the company score:

Performance Metric	Weight	Threshold (25%)	Target (100%)	Maximum (200%)	Actual	Unweighted Score	Weighted Score
Electric Operations	20%						0.113
Wildfire risk reduction	15%	4	2	0	3	0.750
Wire-down events due to equipment failure	5%	2.215	2.161	2.105	2.550	0.000
Gas Operations	10%						0.200
Large overpressure events	5%	0.126	0.110	0.094	0.077	2.000
Total dig-ins reductions	5%	1.17	1.14	1.07	0.98	2.000
Generation	10%						0.220
Safe dam operating capacity	5%	98.5%	99.0%	99.5%	99.75%	2.000
DCPP reliability and safety indicator	5%	82.5%	87.5%	92.5%	92.5%	2.000
Operational Performance and Reliability	15%						0.171
Gas customer emergency response	3.3%	21.2	20.8	20.0	20.6	1.250
911 emergency response	3.3%	95.30%	96.66%	98.01%	97.18%	1.385
Customers experiencing multiple interruptions	3.3%	2.71%	2.63%	2.39%	4.13%	0.000

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Performance Metric	Weight	Threshold (25%)	Target (100%)	Maximum (200%)	Actual	Unweighted Score	Weighted Score
Average speed of answer for emergencies	5%	≤ 13	≤ 10	≤ 7	8	1.667
Workforce Safety	20%						0.297
Days away, restricted, and transferred rate	5%	1.18	0.91	0.78	1.01	0.815
Serious injuries actual	5%	6	4	2	3	1.500
Serious Injury and Fatality (SIF) investigation completions	5%	40%	70%	90%	98%	2.000
SIF corrective action completions	5%	88%	92%	100%	97%	1.625
Financial Stability	25%						2.000
Non-GAAP core earnings per share	25%	$0.95	$1.00	$1.05	$1.08(3)	2.000
2021 Overall Short-Term Incentive Plan Company Score(1)							1.481
2021 Overall Short-Term Incentive Plan Company Score for NEOs (after discretion)(2)							0.851

Notes.	(1)	Mr. Singh's 2021 short-term incentive score was based on a combination of the Company Score (25 percent), as set out above, and the Score for the Electric Operational Unit (75 percent), reflecting his responsibilities during the year. The Electric Operational Unit Score excludes the metrics related to 'Gas Operations' and 'Generation', with the weightings associated with the 'Electric Operations' category and the two underlying metrics doubled to 40 percent, 30 percent and 10 percent respectively. The overall Electric Operational Unit Formulaic Score for 2021 was 1.134. Mr. Singh's combined formulaic score was 1.221. Mr Singh's overall certified score was 0.851.
	(2)	Messrs Thomason and Welsch's 2021 short-term incentive score certified by the People and Compensation Committee was 1.111. This score reflects only a 25 percent reduction in the formulaic score which is consistent with other eligible participants that do not report directly to the PG&E Corporation CEO.
	(3)	Non-GAAP core earnings per share for the full year 2021 was $1.00 per share on a fully diluted basis and $1.08 using a basic share count.
The People and Compensation Committee assessed both the quantitative scorecard results, as well as the specific outcomes over the course of the year, including but not limited to:
•    The Utility’s overall public and workforce safety, which included three fatalities with our contractor workforces,
•    Utility assets were the ignition source of three wildfires greater than 100 acres in high fire threat districts,
•    The CPUC placed the Utility into Step 1 of the Enhanced Enforcement Oversight Process, noting that management is on track with corrective action plans.
In addition to discussions with management, the People and Compensation Committee consulted with independent compensation consultants and outside legal counsel to review the range of actions taken by other utilities in comparable circumstances.
Based upon the totality of the circumstances described above, management’s proposal, and extensive consideration, the People and Compensation Committee determined to exercise its discretion to materially reduce incentive compensation paid to all Executive Officers of both the Utility and PG&E Corporation for the STIP 2021 performance year. These actions resulted in a reduction of incentive compensation, in the form of 2021 STIP payments by and average of 40 percent from formulaic results of the 2021 short term incentive scorecard for the year-end NEOs.

NEO(1)	Target Incentive (percent of Base)	Target Incentive	Company Score	Actual Incentive	Actual Incentive (percent of Target)
Patricia K. Poppe	130%	$1,748,036	0.851	$1,487,578	85%
Jason M. Glickman	75%	$337,500	0.851	$287,213	85%
Marlene M. Santos	90%	$591,848	0.851	$503,663	85%
Adam L. Wright	90%	$680,625	0.851	$579,212	85%
Christopher A. Foster(2)	75%	$441,507	0.851	$375,723	85%
David S. Thomason(3)	50%	$180,833	1.111	$200,906	111%
John R. Simon	75%	$574,215	0.851	$488,657	85%
Sumeet Singh(4)	60%	$321,175	0.851	$273,320	85%
James M. Welsch(3)	60%	$358,896	1.111	$398,734	111%

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Notes.	(1)	Mr. Smith was not an employee as of March 2021, and was not eligible to participate in the STIP during 2021.
	(2)	Mr. Foster's 2021 short-term incentive target opportunity was 45 percent from January 1, 2021, to March 19, 2021, as interim CFO and 75 percent from March 20, 2021, to December 31, 2021, as CFO and the Target Incentive amount reflects the pro-rata amount. This reflects his two roles during the year.
	(3)	Messrs Thomason and Welsch's 2021 short-term incentive score certified by the People and Compensation Committee was 1.111. This score reflects only a 25 percent reduction in the formulaic score which is consistent with other eligible participants that do not report directly to the PG&E Corporation CEO.
	(4)	Mr. Singh's 2021 short-term incentive target opportunity was 90 percent from January 1, 2021, to January 31, 2021, as Interim President of Pacific Gas and Electric Company and 60 percent from February 1, 2021, to December 31, 2021, as SVP and Chief Risk Officer; the Target Incentive amount reflects the pro-rata amount.
Long-Term Incentives
2021 Long-Term Incentive Awards
Our LTIP awards are designed to measure our success in ensuring operational continuity and employee engagement through a focus on customer welfare and our financial stability. For 2021, awards made were performance-based equity and, for select executive officers (including NEOs), restricted stock units.
In 2021, the People and Compensation Committee established annual target opportunities for each NEO, expressed as an absolute dollar values.

NEO(1)	Role	2021 Target Long-Term Incentive	2021 Equity Mix
			PSUs	RSUs
Patricia K. Poppe	Chief Executive Officer, PG&E Corporation	$9,250,000	70%	30%
Jason M. Glickman	Executive Vice President, Engineering, Planning & Strategy, Pacific Gas and Electric Company	$1,750,000	100%	0%
Marlene M. Santos	Executive Vice President and Chief Customer Officer, Pacific Gas and Electric Company	$2,600,000	100%	0%
Adam L. Wright	Executive Vice President Operations and Chief Operating Officer, Pacific Gas and Electric Company	$2,600,000	100%	0%
Christopher A. Foster(2)	Executive Vice President and Chief Financial Officer, PG&E Corporation	$1,330,000	70%	30%
David S. Thomason	Vice President, Chief Financial Officer and Controller, Pacific Gas and Electric Company	$400,000	100%	0%
John R. Simon	Executive Vice President, General Counsel and Chief Ethics & Compliance Officer, PG&E Corporation	$1,750,000	70%	30%
Sumeet Singh	Senior Vice President, Chief Risk Officer, Pacific Gas and Electric Company	$715,000	70%	30%
James M. Welsch	Senior Vice President, Generation and Chief Nuclear Officer, Pacific Gas and Electric Company	$715,000	70%	30%

Notes	(1)	Mr. Smith was not eligible to receive any executive LTIP awards in 2021 and is not included in the above table.
	(2)	Mr. Foster received two separate grants during 2021, the first reflecting his role as VP and Interim CFO of PG&E Corporation through March 21, 2021, and the second a supplementary grant following his promotion to EVP and CFO, to deliver a total equity value aligned to his new target value of $1.33 million for the year.
Performance Share Units
AB 1054 executive officers received 100 percent of the annual equity grant in the form of PSUs). The remaining executives (including NEOs) received 70 percent of their annual equity grant in the form of PSUs and the remaining 30 percent delivered in RSUs. PSUs are earned based on achievements associated with performance metrics that are quantifiable, and where possible outcome-based. Performance will be measured over the three-year performance period from January 2021 to December 2023 and vest to the extent threshold or greater performance objectives are accomplished three years after the grant date, in accordance with the three-year holding period for equity required under AB 1054. Dividend equivalents, if any, are accrued and paid in cash at the end of the performance period on earned shares only.
The People and Compensation Committee retains complete and sole discretion to adjust any performance formula or score, including to zero, on any and all incentive plan performance measures or modifiers for any reason.
In determining the performance metrics for the 2021 awards, the People and Compensation Committee considered a range of factors similar to those noted above in respect of the 2021 short-term incentive awards. These included alignment with our core focus on customer welfare; the interaction with other metrics under the short- and long-term incentive programs; the companies’ ability to establish robust goals; and the extent to which the metrics measure outcomes in an objective manner. Six metrics were approved for the 2021 awards as shown in the table below.

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Performance Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
Customer Operations	35%
Customer satisfaction score	17.5%	73.1%	75.3%	78.7%
Public Safety Power Shutoff (PSPS) Notification Accuracy	17.5%	98.0%	99.0%	99.9%
Public Safety	35%
System hardening effectiveness (risk miles)	17.5%	1,030	1,140	1,190
Enhanced vegetation management effectiveness (risk miles)	17.5%	5,400	5,670	6,210
Financial Stability	30%
Greater affordability for customers (millions)(1)	15%	N/D	N/D	N/D
Relative Total Shareholder Return (TSR)(2)	15%	25th Percentile	50th Percentile	90th Percentile

Notes:	(1)	The targets are based on earnings from core operations (Non-GAAP measure) excluding unrecoverable interest expense, compared to authorized earnings.
	(2)	Comparator companies comprised: Alliant Energy Corporation, Ameren Corporation, American Electric Power Company, Inc., CMS Energy Corporation, Consolidated Edison, Inc., Duke Energy Corporation, Edison International, Evergy, Inc., Eversource Energy, FirstEnergy Corp., NiSource Inc., Pinnacle West Capital Corporation, Southern Company, WEC Energy Group, Inc., and Xcel Energy Inc. See “Use of Market Data” section on page 46 for details on peer group selection.
Actual performance relative to the goals approved by the People and Compensation Committee will be disclosed, to the extent it is not considered commercially sensitive, following the conclusion of the three-year performance period and certification of results in the first quarter of 2024. The People and Compensation Committee retains complete discretion to adjust the formula and results and the final score, including to zero, on any and all incentive plan performance measures for any reason. All PSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.
No performance-based equity awards vested during the year as no awards were granted in 2019 due to the companies' Chapter 11 proceedings.
Restricted Stock Units
For those executive officers receiving a portion of their annual equity grant in the form of the RSU, awards vest in three equal portions on the first three anniversaries of the date of grant. Similar to the PSUs, dividend equivalents, if any, are accrued and paid in cash upon vesting. All RSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.
Make-Whole and Sign-On Awards
The companies have been navigating a period of transition, with 2020 marking our emergence from bankruptcy. This transition continued into 2021 with the appointment of Ms. Poppe as PG&E Corporation CEO, effective January 4, 2021, Mr. Smith resuming his role as an non-employee director following a period as Interim CEO of PG&E Corporation, and other executive appointments during the year under Ms. Poppe's leadership.
The People and Compensation Committee believed attracting a proven and experienced leadership team was in our stakeholders', including shareholders’, best interests. In association with these executive appointments, the People and Compensation Committee approved, or recommended for approval by the independent members of the applicable Board, several one-time make-whole awards and sign-on bonuses. These were provided to both replace compensation that was forfeited on joining PG&E and attract executives to our companies at a time of significant competition for executive-level talent. These awards were largely made in the form of PG&E Corporation equity-based awards to immediately align new leaders with our shareholders' interests and the rest of the executive team.
To secure Ms. Poppe’s agreement, the independent members of the PG&E Corporation Board approved two one-time awards intended to compensate her for compensation that was forfeited from her prior employer. Similarly, in association with the appointments of Mr. Wright, Mr. Glickman, and Ms. Santos, the independent members of the Utility Board approved one-time equity awards intended to compensate each for compensation that was forfeited from their prior employers, and cash sign-on bonuses to successfully attract this experienced talent to PG&E. The People and Compensation Committee determined that such payments were in line with market standards and believes they were appropriately structured to protect shareholder interests through the application of clawback provisions and the ability to reduce payments if certain awards were not in fact forfeited on joining PG&E.

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NEO	Vehicle	Terms	Value
Patricia K. Poppe	Cash	• Intended to replace her 2020 annual bonus from her former employer, one of the long-term stock awards, and certain unvested nonqualified deferred compensation benefits, and to assist with relocation and expenses. • Award is subject to repayment in the event Ms. Poppe resigns, other than for good reason (as defined in the Officer Severance Policy), or is terminated for cause within 12 months of her start date.	$6,600,000
	RSUs	• RSUs vest in two equal tranches on the first and second anniversaries of grant. • Intended to replace certain long-term equity awards with Ms. Poppe’s former employer. • Award will be reduced to the extent the awards being replaced are ultimately received from her former employer. • Subject to forfeiture if Ms. Poppe voluntarily resigns prior to the respective vesting dates.	$31,924,949
Jason M. Glickman	Cash	• Sign on bonus. • Subject to clawback if Mr. Glickman voluntarily resigns prior to May 3, 2023.	$500,000
Marlene M. Santos	Cash	• Sign on bonus. • Subject to clawback if Ms. Santos voluntarily resigns prior to March 15, 2023.	$900,000
	RSUs	• RSUs with 50 percent vesting on the first anniversary (March 15, 2022) and 50 percent vesting on the second anniversary (March 15, 2023). • Subject to clawback under the Utility's recoupment policy. • Award was originally approved at a value of $3.8m, but was reduced to reflect the final value of the awards she forfeited from her former employer.	$2,513,444
Adam L. Wright	Cash	• Sign on bonus. • Subject to clawback if Mr. Wright voluntarily resigns prior to February 1, 2023.	$500,000
	RSUs	• RSUs with 50 percent vesting on the first anniversary (March 1, 2022) and 50 percent vesting on the second anniversary (March 1, 2023). • Subject to clawback under the Utility's recoupment policy.	$1,600,000
Post-Retirement Benefits
PG&E Corporation and the Utility provide retirement benefits to eligible employees, including the NEOs. Eligibility for different plans reflects factors including appointment date and employing entity. Tax-qualified pensions or similar plans, other tax-qualified defined contribution plans (e.g., 401(k) plans), and non-tax-qualified retirement plans for NEOs are common in our Pay Comparator Group, and the People and Compensation Committee believes these defined benefit and defined contribution plans offer significant recruiting and retention incentives.
The different benefits that NEOs are eligible for are summarized below.

Benefit	Eligible	Key Features
PG&E Corporation Retirement Savings Plan	All NEOs
•   Tax-qualified 401(k) plan

•   Maximum matching contribution of 75 cents for each dollar contributed, up to:

•   6 percent of base salary for individuals eligible for the final average pay pension benefit

•   8 percent of base salary for individuals eligible for a cash balance pension benefit

•   Matching funds above IRS limits contributed to the NEO’s account in the PG&E Corporation 2005 Supplemental Retirement Savings Plan, a non-qualified deferred compensation plan

Retirement Plan	All NEOs	• Utility’s tax-qualified defined benefit plan • Takes the form of either a final average pay pension benefit or a cash balance benefit
PG&E Corporation Supplemental Executive Retirement Plan (SERP)	Simon	• Non-tax-qualified defined benefit pension plan • Frozen to new entrants after 2012

2022 Joint Proxy Statement	53

Benefit	Eligible	Key Features
PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP)	Poppe, Foster, Wright, Santos, Glickman, Thomason, Singh, and Welsch	• Non-tax-qualified defined contribution plan • Covers all officers elected on or after January 1, 2013
Upon retirement, NEOs may also be eligible for post-retirement health, welfare, insurance, and other benefits broadly similar to those provided to all employees. Additional details regarding the retirement programs and post-retirement benefits, and the value of pension benefits accumulated as of December 31, 2021, for the NEOs can be found in the table entitled “Pension Benefits – 2021" on page 66, the table entitled “Non-qualified Deferred Compensation – 2021” on page 67, and the section entitled “Potential Payments – Resignation/Retirement” on page 72.
Perquisites
NEOs generally receive limited perquisites that are comparable in value and scope to those provided to executive officers in the Pay Comparator Group. Perquisites are provided to reflect market norms and to enable the executives to effectively discharge their roles. The value of these services is taxable to the recipient and in 2021 generally included:
•    A partial subsidy for financial planning, partial reimbursement of certain health club fees, on-site parking including electric vehicle charging, executive health services, and de minimis value perquisites under a pre-approved policy; and
•    A lump-sum annual stipend in lieu of providing other market-typical perquisites.
As disclosed last year, in relation to her appointment Ms. Poppe also received one-time benefits linked to her appointment and relocation including six family round-trips to the Corporation’s headquarters, costs related to specific limited relocation activities, and reimbursement of legal expenses up to $25,000. More broadly, the PG&E Corporation and Utility PEOs also received safety-and security-based car transportation services in 2021, under an updated policy that specifies such transportation services are provided only when the executive is traveling for business purposes.
During the year, the People and Compensation Committee reviewed the perquisites policies and practices with the help of its independent advisor. The following changes were approved to take effect in 2022:
•    The lump-sum annual cash stipend is discontinued effective January 1, 2022;
•    The de minimis perquisite policy, which enabled the Chief Human Resources Officer to approve low-value perquisites to non-CEO officers, is discontinued effective January 1, 2022; and
•    Subsidized financial planning services is discontinued effective March 1, 2022.
Severance Benefits
General severance benefits are provided to the NEOs through the Officer Severance Policy and specific incentive plan award agreements and guidelines. The purpose of this policy is to:
•    Attract and retain senior management by providing severance benefits that are part of a competitive total compensation package;
•    Provide consistent treatment for all terminated officers;
•    Minimize potential litigation costs in connection with terminations of employment by conditioning payments upon a general release of claims; and
•    Focus management on maximizing shareholder value and aligning interests, rather than being distracted by concerns about job security in a potential change-in-control situation.
Change-in-control benefits require a “double trigger” and are not payable based on a change-in-control event alone, which the People and Compensation Committee believes best reflects shareholder interests and aligns with typical market practices. During the year the People and Compensation Committee reviewed the Officer Severance Policy with the help of its independent advisor and approved several changes intended to better align the design with market practices. These changes are reflected below.

Termination Scenario	Eligible	Key Provisions
Termination without cause	All NEOs	•	Cash severance of two-times (CEO) or one-times (other NEOs) the sum of base salary and STIP target(2)
		•	Pro-rata vesting of PSUs
		•	Continued vesting of unvested RSUs for one year
		•	Continued vesting of stock options for one year, with an exercise period equal to the lesser of one year or the remaining term of the options
		•	Limited COBRA benefits and outplacement services

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Termination Scenario	Eligible	Key Provisions
Termination for cause or resignation when not retirement eligible	All NEOs	Termination for cause or resignation when not retirement eligible:
		•	Forfeits all unvested PSUs, RSUs, and stock options
		•	Forfeits any unpaid dividends associated with long-term incentive awards
Termination following a Change in Control(1)	All NEOs (except D. Thomason)	•	Cash severance of three-times (CEO) or two-times (other NEOs) the sum of base salary and STIP target(3)
		•	LTIP award agreements detail treatment that accelerate vesting of all awards on a change of control (CIC) if either (1) the officer is severed in connection with the CIC, or (2) the award is not continued, assumed, or substituted

Notes.	(1)	Policy expanded to cover all EVPs and SVPs effective November 1, 2021.
	(2)	CEO multiple increased from one-times to two-times effective November 1, 2021.
	(3)	CEO multiple increased from two-times to three-times effective November 1, 2021.
Additional changes were made effective March 2022, which will be addressed through updated equity award agreements related to the treatment of equity under different termination scenarios. These terms apply to future grants only, and include:
•    On death, unvested PSUs will now be settled immediately at target, rather on completion of the performance period, based on     actual performance; and
•    On a change in control, agreements will specify that vesting of unvested awards is on a full basis (agreements previously silent).
The Golden Parachute Restriction Policy requires shareholder approval of certain defined executive severance payments provided in connection with a change in control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target short-term incentive award.
The Officer Severance Policy also permits reduction and repayment of severance benefits from certain officers, with certain triggers.
Specifically, the Boards of Directors of PG&E Corporation and the Utility will have:
•    A right to cancel, reduce, or require forfeiture of severance payments or benefits from (1) executive officers of either company in the event of a felony conviction of either company related to public health and safety or financial misconduct by either company following its July 1, 2020 emergence from Chapter 11 (Company Conviction), provided that an affected executive officer was serving as an executive officer of the convicted company at the time of the conduct leading to the Company Conviction; or (2) either company’s CEO or CFO if that company is required to restate its financial statements due to that company’s material non-compliance with financial reporting requirements as a result of misconduct, provided that the individual was serving as CEO or CFO during the period covered by the restatement; and
•    A right to recoup or require reimbursement or repayment of severance rights, payments, and benefits from executive officers in the event such executive officers engaged in misconduct that materially contributed to some of the actions or omissions on which a Company Conviction is based.
Additional details regarding severance benefits can be found in the sections entitled “Potential Payments—Termination Without Cause” beginning on page 73, and “Potential Payments—Severance in Connection with Change in Control” beginning on page 73.

2022 Compensation Structure
In the first quarter 2022, the People and Compensation Committee submitted the 2022 compensation program for approval under AB 1054. The changes for 2022 further increase our focus on safety.
Short-Term Incentive Plan
For 2022, we have simplified the program design to operate a single scorecard for all participants. To reflect our commitments under AB 1054, the company-wide scorecard increases the weighting of safety and WMP metrics and continues to emphasize outcome-oriented and risk reduction metrics. Minor changes have been made to metric definitions. Under the single scorecard model, the People and Compensation Committee will have the ability to approve individual performance adjustments provided they do not result in an outcome that exceeds the overall plan maximum of 200 percent of target.
Long-Term Incentive Plan
The primary change for 2022 is that 100 percent of annual equity grants to executive officers (including NEOs) will be granted in the form of PSUs. Similar to the changes under the short-term incentive program, the weighting of safety metrics will be increased (from 35 percent to 40 percent) with a corresponding reduction in the weight of customer-based metrics. The metrics used in 2021 will be retained except for PSPS Notification Accuracy, and a new System Average Interruption Duration Index metric will be added under the "Customer" category.

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Additional Information
Equity Grant Date Policy
The PG&E Corporation Equity Grant Date Policy, as last amended in September 2017, generally provides that annual LTIP awards, if any, are granted once per year on March 1 (or if that day is not a business day, then on the following business day). The PG&E Corporation Board or the People and Compensation Committee may determine a different grant date if appropriate or necessary.
The grant date for non-annual equity awards to employees (such as for newly hired or newly promoted officers or awards made for retention, recognition, or other purposes) is the later of (1) the date that the non-annual award is approved by the independent members of the PG&E Corporation or Utility Board, the People and Compensation Committee, or the PG&E Corporation CEO, as applicable, (2) the effective date of the LTIP award recipient’s employment, promotion, or recognition, or (3) the date otherwise specified by the applicable Board, the People and Compensation Committee, or the PG&E Corporation CEO. If the grant date of any non-annual LTIP award would occur during a trading blackout period, as defined under the companies’ Insider Trading Policy, then the actual grant date will be the first business day after the trading blackout period ends.
Use of Non-GAAP Financial Metrics
NEOs receive incentive awards that are subject to earnings metrics that are considered “Non-GAAP financial measures” under SEC rules and regulations. See “Exhibit A,” starting on page 58, for a reconciliation of these measures to GAAP measures.
Tax and Accounting Considerations
The People and Compensation Committee sets NEO compensation in accordance with our compensation philosophy and continues to believe that attracting, retaining, and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our shareholders. In reaching decisions on executive compensation, the People and Compensation Committee considers the tax and accounting consequences. With the passage of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Internal Revenue Code no longer permits companies to deduct certain qualified performance-based executive compensation. As a result, in establishing compensation, the People and Compensation Committee no longer considered the tax deductibility limitations imposed by Section 162(m). Despite the new limits on the deductibility of performance-based compensation, the People and Compensation Committee continues to believe that a significant portion of NEO compensation should be tied to company performance.

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EXHIBIT A
Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with GAAP to Earnings from Operations.
For the year ended December 31, 2021.

(in millions, except per share amounts)	Earnings	Per Share Amounts (Diluted)
PG&E Corporation Earnings on a GAAP basis	$ (102)	$ (.05)
Non-core Items:(1)
Amortization of wildfire fund contribution(2)	372	0.19
Investigation remedies(3)	148	0.07
Bankruptcy and legal costs(4)	1,413	0.71
2019-2020 Wildfire-related costs, net of insurance(5)	145	0.07
Prior period net regulatory recoveries(6)	162	0.08
PG&E Corporation's Non-GAAP Core Earnings(7)	$ 2,138	$1.08

All amounts presented in the table above and footnotes below are tax adjusted at PG&E Corporation's statutory tax rate of 27.98 percent for 2021 and 2020, except for certain costs that are not tax deductible. Amounts may not sum due to rounding. Reflects 1,985 million weighted average shares.
(1)    “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in the table above.
(2)    The Utility recorded costs of $517 million (before the tax impact of $145 million), associated with the amortization of wildfire fund contributions related to AB 1054.
(3)    The Utility recorded costs of $171 million (before the tax impact of $23 million) associated with investigation remedies during the twelve months ended December 31, 2021. The Utility recorded $74 million (before the tax impact of $18 million) related to the CPUC Order Instituting Investigation ("OII") into the 2017 Northern California Camp Fire (the "Wildfire OII") settlement, as modified by the decision different dated April 20, 2020. The Utility also recorded incurred costs of $12 million (before the tax impact of $3 million) for the restoration and rebuild costs associated with the town of Paradise. The Utility also recorded a $40 million charge in connection with a settlement agreement with the Safety and Enforcement Division's investigation into the 2019 Kincade fire. The Utility also recorded costs of $25 million (before the tax impact of $0.4 million) for system enhancements related to the Locate and Mark OII. The Utility also recorded an incremental charge of $20 million (before the tax impact of $1 million) associated with the May 26, 2021, Presiding Officer's Decision for the PSPS Order to Show Cause for the Fall 2019 PSPS events.

(in millions, pre-tax)	Twelve Months Ended December 31, 2021
Wildfire OII disallowance and system enhancements	$ 74
Paradise restoration and rebuild	12
2019 Kincade fire settlement	40
Locate and Mark OII system enhancements	25
Incremental PSPS charge	20
Investigation remedies	$ 171
(4)    PG&E Corporation and the Utility recorded costs of $1.5 billion (before the tax impact of $55 million) during the twelve months ended December 31, 2021, for bankruptcy and legal costs associated with PG&E Corporation and the Utility's Chapter 11 filing. The Utility incurred $135 million (before the tax impact of $38 million) related to exit financing costs. The Utility also recorded a $1.3 billion adjustment for the grantor trust election related to the Fire Victim Trust during the twelve months ended December 31, 2021. ($1.5 billion of exit financing costs are not tax deductible). Also, the Utility recorded a $1.3 billion adjustment for the grantor trust election related to the Fire Victim Trust. PG&E Corporation and the Utility also incurred legal and other costs of $63 million (before the tax impact of $17 million).

(in millions, pre-tax)	Twelve Months Ended December 31, 2021
Exit financing	$ 135
Fire Victim Trust tax valuation	1,270
Legal and other costs	63
Bankruptcy and legal costs	$ 1,469
(5)    The Utility incurred costs, net of probable insurance recoveries of $202 million (before the tax impact of $57 million) associated with the 2019-2020 wildfires during the twelve months ended December 31, 2021. This includes costs of $18 million (before the tax impact of $5 million) for legal and other costs related to the 2019 Kincade fire, as well as and $21 million (before the tax impact of $6 million) for legal and other costs related to the 2020 Zogg fire. In addition, the Utility accrued charges for third-party claims of $175 million (before the tax impact of $49 million), related to the 2019 Kincade fire, and $100 million (before the tax impact of $28 million) related to the 2020 Zogg fire. In addition, the Utility also incurred costs of $1 million (before the tax impact of $0.2 million) for clean-up and repair costs related to the 2019 Kincade fire, and $5 million (before the tax impact of $2 million) for clean-up and repair costs related to the 2020 Zogg fire. These costs were partially offset by probable insurance recoveries of $118 million (before the tax impact of $33 million) related to the 2020 Zogg fire.

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(in millions, pre-tax)	Twelve Months Ended December 31, 2021
2019 Kincade fire-related costs
Third-party claims	$ 175
Utility clean-up and repairs	1
Legal and other costs	18
2020 Zogg fire-related costs, net of insurance:
Third-party claims	100
Legal and other costs	21
Insurance recoveries	(118)
Utility clean-up and repairs	5
Total 2019-2020 Wildfire-related costs, net of insurance	$ 202
(6)    The Utility incurred $257 million (before the tax impact of $95 million) during the twelve months ended December 31, 2021, associated with prior period net regulatory recoveries. This includes $135 million (before the tax impact of $61 million) related to wildfire response and mitigation regulatory matters, including the 2020 Wildfire Mitigation and Catastrophic Events application settlement. The Utility also recorded a $122 million (before the tax impact of $34 million) adjustment reflecting the impact of the April 15, 2021, FERC order denying the Utility's request for rehearing on the Transmission Owner ("TO") 18, which rejected the Utility's direct assignment of common plant to FERC, and impacted TO revenues recorded through December 31, 2020.

(in millions, pre-tax)	Twelve Months Ended December 31, 2021
Wildfire response and mitigation regulatory matters	$135
TO18 FERC ruling impact	122
Prior period net regulatory recoveries	$257
(7)    PG&E Corporation discloses historical financial results based on "non-GAAP core earnings" and "non-GAAP core earnings per share" in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items.
“Non-GAAP core earnings” is a non-GAAP financial measure and is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in this Exhibit A. “Non-GAAP core earnings per share” is a non-GAAP financial measure and is calculated as non-GAAP core earnings divided by common shares outstanding (taken on a basic basis in the event of a GAAP loss and a diluted basis in the event of a GAAP gain). PG&E Corporation and the Utility use non-GAAP core earnings and non-GAAP core earnings per share to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation and the Utility believe that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.
Non-GAAP core earnings and non-GAAP core earnings per share are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.

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EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table – 2021
This table summarizes the principal components of compensation paid or granted during 2021 (including cash incentives earned for corporate performance in 2021 but paid in 2022). This table also includes information disclosed in the 2021 Joint Proxy Statement and the 2019 Form 10-K/A for compensation paid or granted to certain officers during 2020 and 2019, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)(6)	Total ($)
Patricia K. Poppe(a) CEO, PG&E Corporation	2021	1,344,643	6,600,000	41,175,002	0	1,487,578	18,198	573,050	51,198,471

Jason M. Glickman(b) EVP, Engineering, Planning and Strategy, Pacific Gas and Electric Company	2021	450,000	500,000	1,750,021	0	287,213	13,373	74,255	3,074,861

Marlene M. Santos(c) EVP and Chief Customer Officer, Pacific Gas and Electric Company	2021	657,609	900,000	5,113,471	0	503,663	22,292	287,052	7,484,086

Adam L. Wright(d) EVP, Operations and COO, Pacific Gas and Electric Company	2021	762,596	500,000	4,200,016	0	579,212	13,695	452,641	6,508,160

Christopher A. Foster(e) EVP and CFO, PG&E Corporation	2021	627,355	0	1,330,083	0	375,723	42,320	98,653	2,474,133
	2020	438,095	0	300,001	0	108,426	166,195	67,636	1,080,353

David S. Thomason VP, CFO and Controller, Pacific Gas and Electric Company	2021	381,858	0	400,051	0	200,906	28,373	65,050	1,076,238
	2020	353,853	0	700,002	0	114,441	303,438	55,516	1,527,251
	2019	331,250	0	0	0	0	275,136	52,973	659,359
John R. Simon EVP, General Counsel, and Chief Ethics & Compliance Officer, PG&E Corporation	2021	841,039	0	1,750,023	0	488,657	556,326	63,945	3,699,990
	2020	768,786	0	3,062,499	0	439,400	790,616	67,543	5,128,845
	2019	749,031	0	0	0	0	728,771	69,696	1,547,499
William L. Smith(f) Former Interim CEO, PG&E Corporation	2021	92,329	0	139,994	0	0	9,281	120,000	361,605
	2020	755,682	0	5,105,000	0	0	21,354	292,179	6,174,215

Sumeet Singh(g) Former Interim President, current SVP and Chief Risk Officer, Pacific Gas and Electric Company	2021	502,000	0	715,045	0	273,320	48,649	80,082	1,619,095

James M. Welsch SVP, Generation and Chief Nuclear Officer, Pacific Gas and Electric Company	2021	599,318	0	715,045	0	398.734	111,250	106,027	1,930,374
	2020	606,437	0	1,137,995	0	245,495	283,136	86,127	2,359,190
	2019	533,181	0	0	0	143,563	298,748	95,257	1,070,749
(a)    Effective January 4, 2021, Ms. Poppe became CEO of PG&E Corporation.
(b)    Effective May 3, 2021, Mr. Glickman became EVP, Engineering, Planning and Strategy of Pacific Gas and Electric Company.
(c)    Effective March 15, 2021, Ms. Santos became EVP and Chief Customer Officer of Pacific Gas and Electric Company.

2022 Joint Proxy Statement	59

(d)    Effective February 1, 2021, Mr. Wright became EVP, Operations and COO of Pacific Gas and Electric Company.
(e)    Mr. Foster served as VP Investor Relations and Interim CFO of PG&E Corporation from January 1, 2021, to March 19, 2021. Effective March 20, 2021, Mr. Foster became EVP and CFO of PG&E Corporation.
(f)    Mr. Smith served as Interim CEO of PG&E Corporation from January 1, 2021, to January 3, 2021, and resigned on January 3, 2021. Effective January 4, 2021, Mr. Smith became a non-employee director of PG&E Corporation and Pacific Gas and Electric Company. Compensation reflected amounts received for 2021 while serving as Interim CEO and President of PG&E Corporation and amounts received as a non-employee director of PG&E Corporation and Pacific Gas and Electric Company.
(g)    Mr. Singh served as Interim President and Chief Risk Officer of Pacific Gas and Electric Company from January 1, 2021, to January 31, 2021. Effective February 1, 2021, Mr. Singh became SVP and Chief Risk Officer of Pacific Gas and Electric Company.
(1)    Includes payments for accrued vacation.
(2)    Represents the grant date fair value of PSUs and RSUs measured in accordance with FASB ASC Topic 718, without considering an estimate of forfeitures related to service-based vesting. For PSUs using safety and affordability measures, and for RSUs, grant date fair value is measured using the closing price of PG&E Corporation common stock on the grant date. Assumptions made in valuation of reported performance shares with a relative TSR measure are described in footnote 4 to the table entitled “Grants of Plan-Based Awards in 2021” on page 62. If the highest level of performance conditions were achieved, the estimated maximum grant date value of PSUs granted in 2021 would be: Ms. Poppe $12,950,098, Mr. Glickman $3,500,041, Ms. Santos $5,250,053, Mr. Wright $5,200,039, Mr. Foster $1,782,139, Mr. Thomason $800,102, Mr. Simon $2,450,042, Mr. Smith $0, Mr. Singh $1,001,075, and Mr. Welsch $1,001,075. For Mr. Smith, reflects the value of RSUs he received as a non-employee director, as described in the section entitled "Non-Employee Director Stock-Based Compensation."
(3)    No stock options were granted in 2021.
(4)    Amounts represent payments received or deferred in 2022, 2021, and 2020 for achievement of corporate and organizational objectives in 2021, 2020, and 2019, respectively, under the STIP.
(5)    Amounts reported for 2021 consist of (i) the change in pension value during 2021 for all NEOs (Ms. Poppe $18,198, Mr. Glickman $13,373, Ms. Santos $22,292, Mr. Wright $13,695, Mr. Foster $42,320, Mr. Thomason $28,373, Mr. Simon $544,590, Mr. Smith $9,281, Mr. Singh $46,269, and Mr. Welsch $111,250, and (ii) the above-market earnings on compensation deferred into the PG&E Corporation Supplemental Retirement Savings Plan and invested in the AA Utility Bond Fund for Mr. Simon ($11,736) and Mr. Singh ($2,380). The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service. The above-market earnings are calculated as the difference between actual earnings from the AA Utility Bond Fund investment option and hypothetical earnings that would have resulted using an interest rate equal to 120 percent of the applicable federal rate.
(6)    Amounts reported for 2021 consist of (i) perquisites and personal benefits (Ms. Poppe $363,246, Mr. Glickman $36, Ms. Santos $96,769, Mr. Wright $243,576, Mr. Foster $54, Mr. Thomason $448, Mr. Simon $4,492, Mr. Singh $54, and Mr. Welsch $54), (ii) a lump-sum annual stipend paid in lieu of providing perquisite benefits, with the exception of perquisite benefits noted in the chart below (Ms. Poppe $35,000, Mr. Glickman $25,000, Ms. Santos $25,000, Mr. Wright $25,000, Mr. Foster $25,000, Mr. Thomason $15,000, Mr. Simon $25,000, Mr. Singh $20,000, and Mr. Welsch $20,000), (iii) company contributions to defined contribution retirement plans (Ms. Poppe $174,804, Mr. Glickman $49,219, Ms. Santos $83,157, Mr. Wright $98,313, Mr. Foster $73,599, Mr. Thomason $49,603, Mr. Simon $34,453, Mr. Singh $60,028, and Mr. Welsch $85,973), (iv) tax restoration payments to reflect additional taxation on relocation benefits (Ms. Santos $82,127 and Mr. Wright $85,754), and (v) retainers provided to Mr. Smith for service as a member of the Boards of Directors from January 4 through December 31, 2021 ($120,000).
The following chart provides additional information regarding certain perquisites and personal benefits that are included in the Summary Compensation Table and discussed in section (i) of footnote 6. Additionally, NEOs may receive de minimis incidental perquisites under a pre-approved perquisite policy (including company-paid insurance, service awards, electric vehicle charging, and similar benefits).

	Fitness ($)	Executive Health ($)	Financial Services ($)	Relocation Services ($)	AD&D ($)	Security Services ($)
P. K. Poppe	0	0	0	320,995	54	42,197
J. M. Glickman	0	0	0	0	36	0
M. M. Santos	0	7,700	0	89,026	43	0
A. L . Wright	0	0	0	214,561	50	28,965
C. A. Foster	0	0	0	0	54	0
D. S. Thomason	394	0	0	0	54	0
J. R. Simon	0	0	4,438	0	54	0
W. L. Smith	0	0	0	0	0	0
S. Singh	0	0	0	0	54	0
J. M. Welsch	0	0	0	0	54	0

The above perquisites and personal benefits consist of the following:
•    The value of reimbursements for health club fees, pursuant to a program available to certain management employees, including non-officers.
•    The cost of executive health services provided to executive officers. Amounts vary among officers, reflecting (i) the decisions of each individual officer regarding the specific types of tests and consultations provided, and (ii) the exact value of reimbursed expenses. Such benefit was suspended during 2020 due to lack of provider availability during the COVID-19 pandemic and had limited use in 2021.

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•    Fees paid to partially subsidize financial services provided by an independent contractor selected by PG&E Corporation to provide such services.
•    The cost to PG&E Corporation and the Utility, as applicable, for relocation assistance services, which may include moving services, payments to a third-party home sale assistance firm (which may include inspection, appraisal, and other costs related to the sale of the home, third-party service fees, etc.), mortgage subsidies, and commuting expenses during the relocation process. Recipients of relocation assistance also received tax reimbursement payments (Ms. Santos, $82,127, and Mr. Wright, $85,754) with respect to this benefit in accordance with a broad-based program that provides relocation benefits to all employees. Such tax restoration payments are reflected in section (iv) of footnote 6 above.
In addition to the perquisite benefits described above, NEOs are given a set lump sum cash stipend that each NEO may use as the officer sees fit. The stipend is intended to cover miscellaneous items in each NEO’s discretion (such as membership in professional organizations). The amount of this stipend is included in the Summary Compensation Table in the “All Other Compensation” column and is addressed in section (ii) of footnote 6. NEOs also were eligible to receive on-site parking, which was provided at no additional incremental cost to PG&E Corporation and the Utility.
Please see the CD&A beginning on page 36 for additional information regarding the elements of compensation discussed above, including information regarding salary, short-term incentives, and long-term incentives. Additional information regarding grants of LTIP awards can be found in the narrative following the “Grants of Plan-Based Awards in 2021” table below.

Grants of Plan-Based Awards in 2021
This table provides information regarding incentive awards and other stock-based awards granted during 2021 to NEOs.

		Committee /	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Board Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Patricia K. Poppe			874,018	1,748,036	3,496,071	0	0	0	0	0
	03/01/2021	11/12/2020	0	0	0	250,857	501,713	1,003,426	252,963	8,278,796
	03/01/2021	11/12/2020	0	0	0	48,035	96,069	192,138	0	971,258
	03/01/2021	11/12/2020	0	0	0	0	0	0	2,910,205	31,924,949
Jason M. Glickman			168,750	337,500	675,000	0	0	0	0	0
	05/03/2021	03/31/2021	0	0	0	65,071	130,142	260,284	0	1,487,523
	05/03/2021	03/31/2021	0	0	0	13,978	27,955	55,910	0	262,497
Marlene M. Santos			295,924	591,848	1,183,696	0	0	0	0	0
	03/15/2021	02/20/2021	0	0	0	93,250	186,500	373,000	0	2,210,025
	03/15/2021	02/20/2021	0	0	0	17,989	35,978	71,956	0	390,002
	03/15/2021	02/20/2021	0	0	0	0	0	0	212,105	2,513,444
Adam L. Wright			340,313	680,625	1,361,250	0	0	0	0	0
	03/01/2021	01/21/2021	0	0	0	100,730	201,460	402,920	0	2,210,016
	03/01/2021	01/21/2021	0	0	0	0	0	0	145,852	1,599,996
	03/01/2021	01/21/2021	0	0	0	19,288	38,576	77,152	0	390,003
Christopher A. Foster			220,754	441,507	883,014	0	0	0	0	0
	03/01/2021	02/09/2021	0	0	0	9,299	18,598	37,196	14,586	364,028
	03/22/2021	03/20/2021	0	0	0	24,905	49,810	99,620	25,113	832,395
	03/01/2021	02/09/2021	0	0	0	1,781	3,561	7,122	0	36,002
	03/22/2021	03/20/2021	0	0	0	4,978	9,955	19,910	0	97,659

2022 Joint Proxy Statement	61

		Committee /	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Board Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
David S. Thomason			90,417	180,833	361,667	0	0	0	0	0
	03/01/2021	02/09/2021	0	0	0	15,499	30,998	61,996	0	340,048
	03/01/2021	02/09/2021	0	0	0	2,968	5,935	11,870	0	60,003
John R. Simon			287,108	574,215	1,148,430	0	0	0	0	0
	03/01/2021	02/09/2021	0	0	0	47,460	94,919	189,838	47,858	1,566,264
	03/01/2021	02/09/2021	0	0	0	9,088	18,176	36,352	0	183,759
William L. Smith(5)	05/20/2021		0	0	0	0	0	0	13,461	139,994
Sumeet Singh			160,587	321,175	642,350	0	0	0	0	0
	03/01/2021	02/09/2021	0	0	0	19,392	38,784	77,568	19,554	639,968
	03/01/2021	02/25/2021	0	0	0	3,713	7,426	14,852	0	75,077
James M. Welsch			179,448	358,896	717,792	0	0	0	0	0
	03/01/2021	02/09/2021	0	0	0	19,392	38,784	77,568	19,554	639,968
	03/01/2021	02/09/2021	0	0	0	3,713	7,426	14,852	0	75,077
(1)    Compensation opportunity granted for 2021 under the STIP. Actual amounts earned are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Threshold represents a 0.5 enterprise-wide STIP performance score and maximum reflects a 2.0 enterprise-wide STIP performance score.
(2)    Represents PSUs granted in 2021 under the 2014 LTIP. Threshold equals 0.5 times target. Maximum equals 2.0 times target for PSUs
(3)    Represents RSUs granted in 2021 under the 2014 LTIP. For Mr. Smith only, includes RSUs received as a non-employee director in 2021.
(4)    For PSUs with a relative TSR measure, the grant date fair value is based on the probable outcome of the applicable performance conditions, measured using a Monte Carlo simulation valuation model. The assumed per-share value for the March 1, 2021, annual awards was $10.11. The assumed per-share value for the one-time awards on March 15, 2021, March 22, 2021, and May 3, 2021, were $10.84, $9.81, and $9.39 respectively. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free rate is assumed to equal the yield on a three-year Treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date.
(5)    Mr. Smith did not participate in the STIP in 2021.
Detailed information regarding compensation reported in the tables entitled “Summary Compensation Table” one page 60 and “Grants of Plan-Based Awards” on page 62, including the relative amounts apportioned to different elements of compensation, can be found in the CD&A. Information regarding specific grants and arrangements is provided below.
STIP Awards
Information regarding the terms and basis of 2021 STIP awards can be found in the CD&A.
Performance Shares
Performance shares granted in 2021 will vest, if at all, upon the third anniversary of the grant date, following and based on results during a three-year performance period from January 1, 2021, to December 31, 2023. Upon vesting, PSUs are settled in shares of PG&E Corporation common stock, net of the number of shares having a value equal to required withholding taxes. The specific payout formulas are discussed in the CD&A. All PSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.
Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of PSUs granted to the recipient will be accrued on behalf of the recipient. At the end of the vesting period, the amount of any accrued dividend equivalents will be increased or decreased by the same payout factor used to increase or decrease the number of vested PSUs for the period.
Restricted Stock Units
RSU awards granted for 2021 (including promotional RSUs granted to Mr. Foster on March 22, 2021) will vest one-third on each annual anniversary of the grant date for three years. The 2,910,205 make-whole RSUs granted to Ms. Poppe on March 1, 2021 vest in two tranches, with one-half scheduled to vest on each of January 4, 2022 and January 4, 2023. The 212,105 make-whole RSUs granted to Ms. Santos on March 15, 2021 vest in two tranches, with one-half scheduled to vest on each of March 15, 2022 and March 15, 2023. The 145,852 make-whole RSUs granted to Mr. Wright on March 1, 2021 vest in two tranches, with one-half scheduled to vest on each of March 1, 2022 and March 1, 2023. Upon vesting, RSUs are settled in an equivalent number of shares of PG&E Corporation common

2022 Joint Proxy Statement	62

stock, net of the number of shares having a value equal to required withholding taxes. All RSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.
Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of outstanding RSUs granted to the recipient will be accrued on behalf of the recipient. Any accrued dividends are paid in cash at the time the related RSUs are settled.
Mr. Smith received RSUs in 2021 as a non-employee director, as further described in footnote 2 to the “2021 Director Compensation” table on page 32, and the section entitled “Non-Employee Director Stock-Based Compensation” on page 31.

Outstanding Equity Awards at Fiscal Year-End – 2021
This table provides additional information regarding performance shares, stock options, and RSUs that were held as of December 31, 2021, by the NEOs, including awards granted prior to 2021. Any awards described below that were granted in 2021 also are reflected in the “Grants of Plan-Based Awards” table on page 62.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
P. K. Poppe	0	0	0		3,163,168	38,400,860	1,051,461	12,764,737
J. M. Glickman	0	0	0		0	0	274,262	3,329,541
M. M. Santos	0	0	0		212,105	2,574,955	390,989	4,746,606
A. L . Wright	0	0	0		145,852	1,770,643	422,208	5,125,605
C. A. Foster	3,911	0	41.26	3/1/2028	39,699	481,946	225,543	2,738,092
D. S. Thomason	6,354	0	41.26	3/1/2028	0	0	256,222	3,110,535
J. R. Simon	43,989	0	41.26	3/1/2028	117,598	1,427,640	677,069	8,219,618
W. L. Smith	0	0	0		13,461	163,417	0	0
S. Singh	4,888	0	41.26	3/1/2028	19,554	237,386	258,876	3,142,755
J. M. Welsch	9,776	0	41.26	3/1/2028	19,554	237,386	392,209	4,761,417
(1)    Consists of unexercised stock options from awards granted in 2018.
(2)    Consists of unvested stock options from awards granted in 2018.
(3)    Consists of unvested RSUs. See the CD&A for additional details regarding awards granted in 2021.
(4)    Value based on the December 31, 2021 per-share closing price of PG&E Corporation common stock of $12.14.
(5)    Consists of unvested PSUs granted in 2020 and 2021. Consistent with SEC rules, the number of shares is presented assuming maximum performance for 2020 awards using operational measures and maximum performance for financial stability based on TSR, and assuming maximum performance for 2021 awards using operational measures and threshold performance for 2021 awards using measures based on TSR. See the CD&A for additional details regarding awards granted in 2021.
(6)    Disclosed below is the vesting schedule for each of the RSU awards described above.
(7)    Disclosed below is the vesting schedule for each of the unearned PSU awards described above.

2022 Joint Proxy Statement	63

Outstanding Equity Awards at Fiscal Year-End – 2021 (Continued)

			VESTING SCHEDULE
Name	Award Date	Award Type	1/4/2022	3/1/2022	3/15/2022	3/22/2022	5/20/2022	8/13/2022	1/4/2023	3/1/2023	3/15/2023	3/22/2023	3/1/2024	3/22/2024	Total
P. K. Poppe	03/01/2021	RSU	1,455,102	84,321					1,455,103	84,321			84,321		3,163,168
M. M. Santos	03/15/2021	RSU		0	106,052					0	106,053		0		212,105
A. L . Wright	03/01/2021	RSU		72,926						72,926			0		145,852
C. A. Foster	03/01/2021	RSU		4,862						4,862			4,862		14,586
	03/22/2021	RSU		0		8,371				0		8,371	0	8,371	25,113
J. R. Simon	08/14/2020	RSU		0				69,740		0			0		69,740
	03/01/2021	RSU		15,952						15,953			15,953		47,858
W. L. Smith	05/20/2021	RSU		0			13,461			0			0		13,461
S. Singh	03/01/2021	RSU		6,518						6,518			6,518		19,554
J. M. Welsch	03/01/2021	RSU		6,518						6,518			6,518		19,554

			VESTING SCHEDULE
Name	Award Date	Award Type	3/14/2023	3/1/2024	3/15/2024	3/22/2024	5/3/2024	Total
P. K. Poppe	03/01/2021	Unearned PSU	0	1,051,461		0	0	1,051,461
J. M. Glickman	05/03/2021	Unearned PSU	0	0		0	274,262	274,262
M. M. Santos	03/15/2021	Unearned PSU	0	0	390,989	0	0	390,989
A. L . Wright	03/01/2021	Unearned PSU	0	422,208		0	0	422,208
C. A. Foster	03/02/2020	Unearned PSU	81,968	0		0	0	81,968
	03/01/2021	Unearned PSU	0	38,977		0	0	38,977
	03/22/2021	Unearned PSU	0	0		104,598	0	104,598
D. S. Thomason	03/02/2020	Unearned PSU	191,258	0		0	0	191,258
	03/01/2021	Unearned PSU	0	64,964		0	0	64,964
J. R. Simon	03/02/2020	Unearned PSU	478,143	0		0	0	478,143
	03/01/2021	Unearned PSU	0	198,926		0	0	198,926
S. Singh	03/02/2020	Unearned PSU	177,595	0		0	0	177,595
	03/01/2021	Unearned PSU	0	81,281		0	0	81,281
J. M. Welsch	03/02/2020	Unearned PSU	310,928	0		0	0	310,928
	03/01/2021	Unearned PSU	0	81,281		0	0	81,281

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Option Exercises and Stock Vested During 2021
This table provides additional information regarding the amounts received during 2021 by NEOs upon vesting or transfer of restricted stock and other stock-based awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
P. K. Poppe	0	0	0	0
J. M. Glickman	0	0	0	0
M. M. Santos	0	0	0	0
A. L . Wright	0	0	0	0
C. A. Foster	0	0	1,651	18,887
D. S. Thomason	0	0	1,182	12,967
J. R. Simon	0	0	77,919	725,754
W. L. Smith	0	0	136,748	1,487,818
S. Singh	0	0	0	0
J. M. Welsch	0	0	1,818	19,943

(1)    Reflects PSUs that vested on February 25, 2021, and RSUs that vested on March 1, 2021, August 13, 2021, and December 3, 2021. Also includes the value of dividends upon vesting. No dividends have been paid, nor dividend equivalents accrued, since December 2017. Aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date.

Pension Benefits – 2021
This table provides information for each NEO relating to accumulated benefits as of December 31, 2021, under any plan that provides for payments or other benefits at, after, or relating to retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
P. K. Poppe	Pacific Gas and Electric Company Retirement Plan	0.9	18,198	0
J. M. Glickman	Pacific Gas and Electric Company Retirement Plan	0.7	13,373	0
M. M. Santos	Pacific Gas and Electric Company Retirement Plan	0.8	22,292	0
A. L . Wright	Pacific Gas and Electric Company Retirement Plan	0.9	13,695	0
C. A. Foster	Pacific Gas and Electric Company Retirement Plan	10.3	518,917	0
D. S. Thomason	Pacific Gas and Electric Company Retirement Plan	20.1	1,220,877	0
J. R. Simon	Pacific Gas and Electric Company Retirement Plan	14.7	3,447,561	0
J. R. Simon	PG&E Corporation Supplemental Executive Retirement Plan	14.7	746,108	0
W. L. Smith	Pacific Gas and Electric Company Retirement Plan	1.5	30,634	0
S. Singh	Pacific Gas and Electric Company Retirement Plan	19.6	1,148,886	0
J. M. Welsch	Pacific Gas and Electric Company Retirement Plan	37.8	2,999,082	0
Additional information regarding compensation reported in the “Pension Benefits” table, and any associated policies, can be found in the CD&A. The present value of accumulated benefits as of December 31, 2021, is determined assuming that the NEOs retire at the earliest unreduced retirement age, using mortality and interest assumptions consistent with those used in preparing PG&E Corporation’s and the Utility’s financial statements. The RP-2014 “Employees” mortality table was used without collar or amount adjustments (adjusted to 2006 using a variation of MP-2014). Rates were projected on a generational basis from 2006 using a variation

2022 Joint Proxy Statement	65

of MP-2014. Interest discount rates of 3.03 percent and 2.85 percent were used for the Pacific Gas and Electric Company Retirement Plan (Retirement Plan) and the PG&E Corporation Supplemental Executive Retirement Plan (SERP), respectively.
For 2021, the pension benefits described in the above table are provided to officers under two plans. The Utility provides retirement benefits to all its employees, including its officers, under the Retirement Plan, which is a tax-qualified defined benefit pension plan. The Retirement Plan historically also has provided benefits to a significant number of PG&E Corporation’s employees and officers. As of April 1, 2007, all PG&E Corporation employees and officers are eligible to participate in the Retirement Plan.
The Retirement Plan has two forms of benefit. With respect to the Retirement Plan’s final pay benefit formula, a participating officer may begin receiving tax-qualified pension benefits at age 55, but benefits will be reduced unless the individual has at least 35 years of service and subject to adjustment for actuarial factors, including if an individual commences retirement after becoming eligible for an unreduced pension. At age 65, a participant becomes eligible for an unreduced pension, irrespective of the years of service. Between age 55 and age 65, any pension benefit may be reduced based on the number of years of service, and in accordance with the Retirement Plan’s early retirement reduction factors. The normal benefit formula is 1.7 percent of the average annual salary for the last 36 months of service multiplied by years of credited service. The default form of benefit is a single-life annuity for participants who are unmarried at retirement or a 50 percent joint spousal annuity for married participants. However, other types of joint pensions are available, and participants may designate non-spousal joint pensioners (subject to spousal consent).
Effective January 1, 2013, a cash balance benefit was added to the Retirement Plan. Employees hired or re-hired on or after January 1, 2013, participate in the cash balance benefit. Employees hired before January 1, 2013, were given a one-time opportunity during 2013 to irrevocably select to switch to the cash balance benefit on a going-forward basis, effective January 1, 2014, or to retain the final pay benefit to which they were otherwise entitled. On the last day of each year (or on the date of benefit commencement, if earlier), an employee’s cash balance account is credited with pay credits based on a point system of age plus service and eligible pay during the year. At the end of each calendar quarter, the account is credited with interest credits, based on an average of the 30-year Treasury rates for the three months before the calendar quarter. Special interest credit rules apply in the quarter in which the benefit payment commences. The default forms of payment are similar to those under the final pay benefit formula. Additionally, however, a cash balance participant may elect a lump-sum payout that is eligible for rollover into an Individual Retirement Account or other tax-advantaged employer plan. Cash balance participants may elect to receive their vested benefit when they leave employment with any participating employer, regardless of whether they have attained age 55. No current NEOs elected to switch to the cash balance benefit.
PG&E Corporation’s non-qualified SERP provides benefits to certain officers and key employees. The SERP benefit formula is 1.7 percent of the average of the three highest combined salary and annual STIP payments during the last 10 years of service, multiplied by years of credited service, less the amount of the participant’s benefit from the Retirement Plan. Payments are in the form of a single-life annuity or, at the election of the officer, a joint spousal annuity. Normal retirement age is 65. Benefits may begin earlier, on the later of the NEO’s reaching age 55 or separation from service with the companies, subject to reduction depending on years of credited service, in accordance with the Retirement Plan’s early retirement reduction factors. Payments are reduced by amounts payable from the Retirement Plan.
Effective January 1, 2013, SERP participation was closed to new participants. Individuals who do not participate in the SERP but who are newly hired or promoted to officer after January 1, 2013, may be eligible to participate in the 2013 PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP), a non-tax-qualified deferred compensation plan. All NEOs with the exception of Mr. Simon participate in the DC-ESRP. See the table “Non-qualified Deferred Compensation—2021” below and the accompanying narrative for additional DC-ESRP details.
At December 31, 2021, Messrs. Simon and Welsch were eligible for early retirement under the Retirement Plan. The cash balance benefit does not include an early retirement reduction.
At December 31, 2021, Mr. Simon was eligible for early retirement under the Retirement Plan and the SERP. If Mr. Simon had retired on December 31, 2021, his benefit under both plans would have been subject to an early retirement reduction of 24 percent.
At December 31, 2021, Mr. Welsch was eligible for retirement with unreduced benefits under the Retirement Plan.

Non-Qualified Deferred Compensation – 2021
This table provides information for 2021 for each NEO regarding such individual’s accounts in non-qualified defined contribution plans and other deferred compensation plans as of December 31, 2021. The table presents balances from both the PG&E Corporation Supplemental Retirement Savings Plan for deferrals made prior to January 1, 2005, and the PG&E Corporation 2005 Supplemental Retirement Savings Plan (together, the SRSP Plans) for deferrals made on and after January 1, 2005, and from the PG&E Corporation DC-ESRP. The below descriptions pertain to 2021.

Name	PLAN	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(4)
P. K. Poppe	SRSP Plan	0	67,500	0	0	67,500
	DC-ESRP	0	94,125	4,335	0	98,460
J. M. Glickman	SRSP Plan	0	7,200	0	0	7,200
	DC-ESRP	0	31,500	837	0	32,337

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Name	PLAN	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE ($)(4)
M. M. Santos	SRSP Plan	0	33,000	0	0	33,000
	DC-ESRP	0	46,033	1,434	0	47,466
A. L . Wright	SRSP Plan	0	34,129	0	0	34,129
	DC-ESRP	0	52,938	2,289	0	55,227
C. A. Foster	SRSP Plan	0	14,838	1,986	0	31,335
	DC-ESRP	0	48,576	16,075	0	159,796
D. S. Thomason	SRSP Plan	0	10,960	49,758	0	435,393
	DC-ESRP	0	33,328	23,074	0	214,410
J. R. Simon	SRSP Plan	0	21,703	121,037	0	2,129,984
	DC-ESRP	0	0	0	0	0
W. L. Smith	SRSP Plan	0	0	0	0	0
	DC-ESRP	0	0	0	0	0
S. Singh	SRSP Plan	0	10,313	240	0	12,244
	DC-ESRP	0	38,653	7,617	0	284,099
J. M. Welsch	SRSP Plan	0	13,867	9,592	0	69,173
	DC-ESRP	0	59,056	15,696	0	345,622
(1) In 2021, there were no deferrals.
(2)    The amounts shown were earned and reported for 2021 as compensation in the Summary Compensation Table.
(3)    Represents earnings from the SRSP Plans and the DC-ESRP described below. Includes the following amounts that were reported for 2021 as compensation in the Summary Compensation Table: Mr. Simon $11,736 and Mr. Singh $2,380.
(4)    Includes the following amounts that were reported as compensation in the Summary Compensation Table for 2021 and prior years: Ms. Poppe (SRSP Plans) $67,500, Ms. Poppe (DC-ESRP) $94,125, Mr. Glickman (SRSP Plans) $7,200, Mr. Glickman (DC-ESRP) $31,500, Ms. Santos (SRSP Plans) $33,000, Ms. Santos (DC-ESRP) $46,033, Mr. Wright (SRSP Plans) $34,129, Mr. Wright (DC-ESRP) $52,938, Mr. Foster (SRSP Plans) $29,349, Mr. Foster (DC-ESRP) $143,721, Mr. Thomason (SRSP Plans) $385,635, Mr. Thomason (DC-ESRP) $191,337, Mr. Simon (SRSP Plans) $2,020,684, Mr. Singh (SRSP Plans) $12,692, Mr. Singh (DC-ESRP) $38,653, Mr. Welsch (SRSP Plans) $59,581, Mr. Welsch (DC-ESRP) $329,926.
Under the SRSP Plans, officers may defer 5 percent to 75 percent of their base salary, and all or part of their perquisite allowance, STIP payment, and PSU award if settled in cash.
PG&E Corporation also will contribute an amount equal to any employer contributions due under the 401(k) plan that were not made due to limitations under Internal Revenue Code Sections 401(m), 401(a)(17), or 415. Under the SRSP Plans, officers may elect deferrals to be distributed in 1 to 10 installments commencing in January of the year following termination of employment. For deferrals made in 2005 and thereafter, distributions may commence seven months after termination of employment or in January of a year specified by the officer. Earlier distributions may be made in the case of an officer’s death. The plan administrator may, in its discretion, permit earlier withdrawals as requested by participants to meet unforeseen emergencies.
Under the DC-ESRP, each time salary or STIP is paid, PG&E Corporation credits the participant’s account with an amount equal to 7 percent of the payment. Benefits vest after three years of cumulative service with the companies, and benefits are paid in a single lump sum upon the officer’s separation from service commencing as soon as reasonably practicable, following a date seven months after the separation from service. Officers may also elect deferrals to be distributed in 2 to 10 equal annual installments. Earlier distributions may be made in the case of an officer’s death.
Earnings on amounts in participant accounts under the SRSP Plans and the DC-ESRP are calculated based on the performance of the following funds available in the 401(k) plan:

Fund Name	2021 Return
Bond Index Fund	-1.64%
Emerging Markets Enhanced Index Fund	7.27%
International Stock Index Fund	12.98%
Large Company Stock Index Fund	28.68%
Money Market Investment Fund	0.02%
Retirement Income Fund	8.00%
Short Term Bond Index Fund	-0.53%

2022 Joint Proxy Statement	67

Fund Name	2021 Return
Small Company Stock Index Fund	12.63%
Target Date Fund 2020	9.79%
Target Date Fund 2025	10.95%
Target Date Fund 2030	11.52%
Target Date Fund 2035	12.38%
Target Date Fund 2040	13.35%
Target Date Fund 2045	14.16%
Target Date Fund 2050	14.59%
Target Date Fund 2055	14.59%
Target Date Fund 2060	14.57%
Target Date Fund 2065	14.42%
Total US Stock Index Fund	25.80%
U.S. Government Bond Index Fund	-1.72%
World Stock Index Fund	18.93%
Other available measures are the PG&E Corporation Phantom Stock Fund, which mirrors an investment in PG&E Corporation common stock (2021 return of -2.43 percent), and the AA Utility Bond Fund. The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service (yields reported during 2021 ranged from 2.30 percent to 3.32 percent). Pre-2005 deferrals under the SRSP Plans are limited to the Large Company Stock Index Fund, the PG&E Corporation Phantom Stock Fund, and the AA Utility Bond Fund. In general, the earnings measures are selected by the officer for the SRSP Plans and independent from such selections in the 401(k) plan, and may be reallocated subject to restrictions imposed by regulations of the SEC. However, deferrals of Special Incentive Stock Ownership Premiums received under the prior Executive Stock Ownership Program before December 31, 2012, may only be invested in the PG&E Corporation Phantom Stock Fund and may not be reallocated.

Potential Payments upon Resignation, Retirement, Termination, Change in Control, Death, or Disability
The NEOs are eligible to receive certain benefits upon termination, or when a Change in Control (as defined in the Officer Severance Policy) occurs and either (1) the officer’s employment is terminated (including constructive termination by the officer for good reason) in connection with the Change in Control, or (2) the acquiring company does not continue or assume outstanding LTIP awards or substitute the LTIP awards with substantially equivalent awards.
The following table estimates potential payments for each NEO as if, effective December 31, 2021, that individual’s employment was terminated or an acquiror did not assume, continue, or grant substitute awards for LTIP awards previously granted by PG&E Corporation or the Utility. Estimates assume that the value of any stock-based compensation received was $12.14 per share, which was the closing price of PG&E Corporation common stock on December 31, 2021. The table generally excludes (1) payments for services already rendered (such as unpaid and earned salary), which would be due to the NEO even if the individual had remained employed with the companies, (2) post-retirement benefits that would be available to employees generally, and (3) any deferred compensation that was previously earned but would become payable due to the termination (these deferred amounts are reflected in the table entitled “Non-Qualified Deferred Compensation” on page 67).
The value of actual cash and equity received on or shortly after December 31, 2021, would be less than the “total” amount listed below because (1) pension benefits are paid over time in the form of a life annuity, and (2) stock awards reflected in the table will be payable only after vesting, which may occur in subsequent years.

Name	Resignation/ Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)(1)	Death or Disability ($)(2)
P. K. Poppe
Value of Accumulated Pension Benefits	18,198	18,198	18,198	18,198	20,300
Value of Stock Awards Vesting(3)	0		21,083,429	45,657,933	45,657,933
Severance Payment			6,210,000	9,315,000
Short-Term Incentive Plan Award(4)	1,487,578		1,487,578	1,487,578	1,487,578
Health Care Insurance			39,483	39,483
Career Transition			19,500	19,500
Total	1,505,776	18,198	28,858,189	56,537,693	47,165,811

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Name	Resignation/ Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)(1)	Death or Disability ($)(2)
J. M. Glickman
Value of Accumulated Pension Benefits	13,373	13,373	13,373	13,373	17,400
Value of Stock Awards Vesting(3)	0		633,368	1,919,298	1,919,298
Severance Payment			1,181,250	2,362,500
Short-Term Incentive Plan Award(4)	287,213		287,213	287,213	287,213
Health Care Insurance			54,526	54,526
Career Transition			19,500	19,500
Total	300,586	13,373	2,189,230	4,656,409	2,223,910

M. M. Santos
Value of Accumulated Pension Benefits	23,200	23,200	23,200	23,200	23,200
Value of Stock Awards Vesting(3)	0		2,178,763	5,275,838	5,275,838
Severance Payment			1,567,500	3,135,000
Short-Term Incentive Plan Award(4)	503,663		503,663	503,663	503,663
Health Care Insurance			39,483	39,483
Career Transition			19,500	19,500
Total	526,863	23,200	4,332,109	8,996,683	5,802,700
A. L . Wright
Value of Accumulated Pension Benefits	13,695	13,695	13,695	13,695	17,400
Value of Stock Awards Vesting(3)	0		1,846,954	4,684,680	4,684,680
Severance Payment			1,567,500	3,135,000
Short-Term Incentive Plan Award(4)	579,212		579,212	579,212	579,212
Health Care Insurance			54,526	54,526
Career Transition			19,500	19,500
Total	592,907	13,695	4,081,387	8,486,613	5,281,292
C. A. Foster
Value of Accumulated Pension Benefits	507,900	507,900	507,900	507,900	298,448
Value of Stock Awards Vesting(3)	0		755,535	1,874,537	1,874,537
Severance Payment			1,076,250	2,152,500
Short-Term Incentive Plan Award(4)	375,723		375,723	375,723	375,723
Health Care Insurance			50,989	50,989
Career Transition			19,500	19,500
Total	883,623	507,900	2,785,897	4,981,149	2,548,708
D. S. Thomason
Value of Accumulated Pension Benefits	1,144,847	1,144,847	1,144,847	1,144,847	652,171
Value of Stock Awards Vesting(3)	0		770,221	1,377,113	1,377,113
Severance Payment			546,000	546,000
Short-Term Incentive Plan Award(4)	200,906		200,906	200,906	200,906
Health Care Insurance			33,843	33,843
Career Transition			19,500	19,500
Total	1,345,753	1,144,847	2,715,317	3,322,209	2,230,190

J. R. Simon
Value of Accumulated Pension Benefits	4,079,939	4,079,939	4,079,939	4,079,939	2,854,144
Value of Stock Awards Vesting(3)	3,049,028		3,049,028	5,122,473	5,122,473
Severance Payment			1,353,604	2,707,209
Short-Term Incentive Plan Award(4)	488,657		488,657	488,657	488,657
Health Care Insurance			54,526	54,526
Career Transition			19,500	19,500
Payment in Lieu of Post-Retirement Life Insurance	754,519	754,519	754,519	754,519
Total	8,372,143	4,834,458	9,799,773	13,226,823	8,465,274

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Name	Resignation/ Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)(1)	Death or Disability ($)(2)
S. Singh
Value of Accumulated Pension Benefits	1,025,809	1,025,809	1,025,809	1,025,809	602,777
Value of Stock Awards Vesting(3)	0		842,064	1,660,776	1,660,776
Severance Payment			760,000	1,520,000
Short-Term Incentive Plan Award(4)	273,320		273,320	273,320	273,320
Health Care Insurance			54,526	54,526
Career Transition			19,500	19,500
Total	1,299,129	1,025,809	2,975,219	4,553,931	2,536,873
J. M. Welsch
Value of Accumulated Pension Benefits	2,999,082	2,999,082	2,999,082	2,999,082	1,632,811
Value of Stock Awards Vesting(3)	1,275,864		1,275,864	2,308,239	2,308,239
Severance Payment			963,604	1,927,207
Short-Term Incentive Plan Award(4)	398,734		398,734	398,734	398,734
Health Care Insurance			29,640	29,640
Career Transition			19,500	19,500
Payment in Lieu of Post-Retirement Life Insurance	591,776	591,776	591,776	591,776
Total	5,265,455	3,590,858	6,278,200	8,274,178	4,339,784
(1)    Payments made in connection with a Change in Control may require shareholder approval, pursuant to the PG&E Corporation Golden Parachute Restriction Policy, discussed below. If excise taxes are levied in connection with Internal Revenue Code Section 4999, the aggregate benefits shown may be reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.
(2)    For pension payments, the number reflects the value of aggregated benefits upon termination due to death. Pension payments upon termination due to disability would be the same as in the event of resignation.
(3)    Reflects the value of outstanding equity awards for which vesting is continued or accelerated due to the termination event. Outstanding PSUs granted in 2020 and 2021 are included assuming a target payout (100 percent). No equity awards were granted in 2019 due to Chapter 11.
(4)    Assumes 2021 STIP performance scores as determined by the Boards of PG&E Corporation and the Utility and the People and Compensation Committee as disclosed in the CD&A.
The following describes post-service payment arrangements effective as of December 31, 2021, and does not address changes that will apply after January 1, 2022.
Pension Benefits in General
If any NEO is terminated for any reason, that officer generally is entitled to receive accrued and vested pension benefits, as described in the narrative accompanying the “Pension Benefits” table on page 66. The value of the pension benefit will be paid out over time in the form of an annuity, consistent with payment elections made by the NEO. The qualified plan trust is funded by contributions from both PG&E Corporation and the Utility. Payments from the non-qualified plan are paid by PG&E Corporation and are reduced by any benefit payable from the qualified plan.
The value of pension benefits reported in the table above is identical in all termination scenarios, except if an NEO’s employment is terminated due to that officer’s death. In that case, if (1) the officer was at least 55 years of age, or (2) the combined total of his or her age and the number of years worked exceeded 70, then the officer’s surviving spouse or beneficiary would be entitled to an immediate commencement of payment of 50 percent of the single-life pension benefit that would otherwise have been available to the officer at age 65. For all other officers, the value of this pre-retirement survivor’s benefit would be 50 percent of the single life pension benefit that would otherwise have been available to the officer at age 55, and the benefit would commence on the first of the month after the day that officer would have reached age 55.
Officer Severance Policy
The Officer Severance Policy provides for severance payments, treatment of STIP, and the treatment of certain LTIP awards upon termination with cause, termination without cause, and termination in connection with a Change in Control. Benefits under the Officer Severance Policy are paid by the individual’s former employer.

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Potential Payments – Resignation/Retirement
LTIP Awards
Unvested PSUs, stock options, and RSUs generally are cancelled upon resignation, unless the holder’s resignation qualifies as a “retirement.” For these purposes, “retirement” means a termination of employment, other than for cause, when an employee is at least 55 years old and has been employed for at least the last eight consecutive years immediately before termination (five years for awards made to prior to 2020). If the holder “retires,” then:
•    Unvested PSUs vest pro-rata, based on the number of months the holder was employed during the performance period. Any vested PSUs are settled, if at all, at the end of the applicable performance period, in the same manner as for active employees.
•    Unvested annual RSU awards continue to vest for 12 months after retirement (unless retirement occurs within two years following a Change in Control, in which case unvested RSUs that would have vested in the next 12 months will vest and be paid out within 60 days following the retirement).
•    Unvested annual stock options continue to vest for 12 months after retirement and may be exercised for the shorter of the remaining term or five years (unless retirement occurs within two years following a Change in Control, in which case all options vest immediately and may be exercised for the shorter of the remaining term or five years).
Messrs. Simon and Welsch were eligible for retirement under the LTIP as of December 31, 2021.
STIP
If an NEO resigns or retires on or after December 31 of a performance year, that officer will be entitled to receive a lump-sum STIP payment for that calendar year.
If an NEO resigns prior to December 31 of any calendar year, potential STIP payments for that year generally are forfeited. However, if the NEO is at least 55 years of age at the time of resignation, then potential STIP payments will be treated in the same manner as for a “retirement.”
If an NEO retires before December 31 of any calendar year, then the Compensation Committee may, in its discretion, approve providing the retired NEO with a lump-sum STIP payment for that calendar year. Any such STIP payment generally would reflect actual earnings, and thus be prorated to reflect the amount of time the retired NEO was employed during the performance period.
 Any STIP payment generally would reflect the STIP performance score applicable to active employees and would be paid by the former employer at the same time as for active employees.
Post-Retirement Life Insurance Benefits
Upon retirement (as defined under the qualified pension plan), all employees of PG&E Corporation, the Utility, and certain subsidiaries are eligible to receive a life insurance coverage benefit under the Post-Retirement Life Insurance Plan of Pacific Gas and Electric Company. If an employee retires at age 55 or older with at least 15 years of service (qualifying retirement) with the companies and their respective subsidiaries, the employee may qualify for a different “benefit level” and the value of the benefit may increase. Each retiree’s applicable “benefit level” is determined based on factors such as the participant’s position with the company at retirement and the date of hire or promotion. Prior to December 31, 2008, upon qualifying retirement, certain benefit levels also permitted the retiree to elect to receive the benefit in the form of a lump-sum cash payment equal to the present value of the insurance coverage benefit. Participants no longer may elect the cash payment upon retirement, but certain individuals who were employees as of December 31, 2008, and who were likely upon retirement to qualify for the benefit levels that previously offered the cash alternative were given the opportunity to make a one-time election as to whether to receive future benefits (if any) as insurance coverage or in the form of a lump-sum cash payment. Benefits are paid by the former employer.
Upon qualifying retirement, Messrs. Simon and Welsch each would receive a lump-sum cash benefit equal to the present value of a post-retirement life insurance policy with coverage equal to his last 12 months of salary. Upon qualifying retirement, Mses. Poppe, and Santos, and Messrs. Glickman, Wright, Foster, Thomason, and Singh each would be entitled to receive a life insurance benefit in the amount of $50,000.
Potential Payments – Termination for Cause
If an officer is terminated for cause, all outstanding PSUs and unvested RSUs are cancelled, stock options are forfeited, no severance payment is available, and the officer is not eligible to receive a STIP payment for that year.
As provided in the Officer Severance Policy, in general, an officer is terminated “for cause” if the employer determines in good faith that the officer has engaged in, committed, or is responsible for:
•    Serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or the officer’s employer,
•    Refusal or unwillingness to perform his or her duties,
•    Inappropriate conduct in violation of the Corporation’s equal employment opportunity policy,
•    Conduct that reflects adversely upon, or making any remarks disparaging of, the Corporation, its Board, officers, or employees, or its affiliates or subsidiaries,
•    Insubordination,
•    Any willful act that is likely to injure the reputation, business, or business relationship of the Corporation or its subsidiaries or affiliates, or

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•    Violation of any fiduciary duty, or breach of any duty of loyalty.
Ms. Poppe's offer letter provides that "cause" for purposes of defining eligibility for severance payments has the definition used for determining "constructive termination" in connection with a Change in Control (see discussion under "Potential Payments-Severance In Connection with a Change in Control").
With respect to vesting of LTIP awards, “cause” generally is determined in the sole discretion of PG&E Corporation, and typically includes dishonesty, a criminal offense, or violation of a work rule. Ms. Poppe's offer letter provides that, for Ms. Poppe's make-whole RSU award, "cause" is defined in the manner as under the Officer Severance Policy (described above).
Potential Payments – Termination Without Cause
LTIP Awards
Termination provisions are described in the Officer Severance Policy, LTIP award agreements, and individual arrangements as described below.
•    Unvested PSUs generally vest proportionately based on the number of months during the performance period that the officer was employed divided by 36 months. Any vested PSUs are settled, if at all, at the end of the applicable performance period, in the same manner as for active employees.
•    Unvested RSUs generally continue to vest for 12 months. Ms. Poppe's make-whole RSU award will vest in full subject to execution and non-revocation of a general release of claims.
•    Unvested stock options that would have vested over the 12 months following termination will continue to vest. Vested stock options may be exercised for the shorter of one year or the remaining term.
If the officer is at least 55 years of age with at least five years of service (or eight years of service for awards granted starting in 2020), his or her termination without cause is treated as a retirement under the terms of the LTIP award agreement, rather than as described in this section. (Please see the section entitled “Potential Payments—Resignation/ Retirement” for a discussion of vesting provisions.)
Messrs. Simon and Welsch were the only NEOs eligible for retirement under the LTIP as of December 31, 2021.
Severance Payment
All NEOs would be entitled to a lump-sum payment of one times annual base salary and STIP target, except Ms. Poppe who, as the PG&E Corporation CEO, would receive a lump sum payment of two times annual base salary and STIP target.
Ms. Poppe's offer letter also provides that "termination without cause" for Ms. Poppe includes "constructive termination" as otherwise defined in connection with a Change in Control (see discussion under "Potential Payments-Severance In Connection with a Change in Control").

STIP

If an officer is terminated without cause before December 31 of a given year and has at least six months of service in that year, the officer is eligible to receive a prorated lump-sum STIP award for that year. Such STIP payment generally would reflect the STIP performance score applicable to active employees and would be prorated to reflect the amount of time that the officer was employed during the performance period. Payments would be paid by the former employer and at the same time as for active employees.
Miscellaneous Benefits
The officer is entitled to receive a lump-sum cash payment equal to the estimated value of 18 months of COBRA premiums, based on the officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), and a lump sum payment of $19,500 equal to the estimated reasonable value of career transition services.
Covenants
In consideration for severance benefits other than those relating to LTIP awards, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, unless required or permitted by law, (2) the officer agrees that during a period of 12 months following severance, the officer will refrain from soliciting customers and employees, (3) the officer agrees to assist in legal proceedings as reasonably required during this period, (4) the officer must sign a release of claims, and (5) the officer must agree not to compete with the companies during the period to the extent permitted by law.
Potential Payments – Severance in Connection with Change in Control
Change-in-Control benefits require a “double trigger” and are not payable based on a Change-in-Control event alone. Benefits in connection with a Change in Control are provided by the Officer Severance Policy, the LTIP, and related LTIP award agreements and guidelines. Benefits may be limited by the PG&E Corporation Golden Parachute Restriction Policy, which is discussed further below.

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Definition of Change in Control
A Change in Control occurs upon any of the following events:
•    Any person or entity (excluding employee benefit plans or a plan fiduciary) becomes the direct or indirect owner of more than 30 percent of PG&E Corporation’s outstanding common stock;
•    Over any two-year period, a majority of the PG&E Corporation directors in office at the beginning of the period are no longer in office (unless each new director was elected or nominated for shareholder election by at least two-thirds of the remaining active directors who also were in office at the beginning of the period or who were elected or nominated by at least two-thirds of the active directors at the time of election or nomination);
•    Following any shareholder-approved consolidation or merger of PG&E Corporation, the former Corporation shareholders own less than 70 percent of the voting power in the surviving entity (or parent of the surviving entity);
•    Consummation of the sale, lease, exchange, or other transfer of all or substantially all of PG&E Corporation’s assets; or
•    Shareholder approval of a plan of liquidation or dissolution of PG&E Corporation.
LTIP Awards
Following a Change in Control, LTIP award agreements (applicable to all LTIP awards other than Ms. Poppe's make-whole RSU award) generally accelerate or automatically vest if either (a) the successor company fails to assume, continue, or substitute previously granted awards in a manner that preserves the value of those awards, or (b) the award recipient is terminated (including constructive termination) in connection with a Change in Control during a set period of time before or after the Change in Control. Specific acceleration, vesting, and settlement provisions are as follows (subject to any delays necessary to comply with Internal Revenue Code Section 409A).

Treatment of Unvested LTIP Awards Upon Termination Without Cause in Connection with a Change in Control (CIC)

	CIC Occurs and Acquiror Does Not Assume, Continue, or Grant Substitute LTIP Awards	Termination Within Three Months Before CIC; Awards Are Assumed, Continued, or Substituted	Termination Within Two Years After CIC; Awards Are Assumed, Continued, or Substituted
Performance Shares	Vest upon CIC, payable at end of the performance period, but based on a payout factor measuring TSR for PG&E for the period from the beginning of the performance period to the date of CIC, and assuming performance for other measures was at target	Vest upon CIC, payable at the end of the performance period	Vest upon termination, payable at the end of the performance period
RSUs	Vest upon CIC, settled under the normal schedule	Vest upon CIC, settled under the normal schedule (includes any RSUs that would have continued to vest after termination)	Vest upon termination, settled within 60 days
Stock Options	Vest upon CIC and will be cancelled in exchange for fair value	Vest upon CIC; may be exercised within shorter of remaining term or one year	Vest upon termination; may be exercised within shorter of remaining term or one year
The Officer Severance Policy provides that, unless otherwise set forth in an award agreement, if an award is not assumed or continued by an acquiror, and an officer is terminated between three months before and two years after a Change in Control, all outstanding LTIP awards vest in full, all performance conditions are deemed satisfied at target, and are settled within 30 days of the change in control.
Severance Payment
The Officer Severance Policy provides enhanced Change-in-Control severance benefits to “covered officers” who are in positions of SVP or above. Such covered officers include all NEO's except Mr. Thompson. If Mr. Thomason is terminated without cause in connection with a Change in Control, he would be eligible for standard severance benefits as discussed in the section entitled “Potential Payments—Termination Without Cause.”
If a covered officer is terminated without cause or is constructively terminated within three months before and two years after a Change in Control , the officer generally would be eligible for a lump-sum payment equal to the total of:
•    Unpaid base salary earned through the termination date,
•    Any accrued but unpaid vacation pay, and
•    Two times (or three times for the Ms. Poppe, as PG&E Corporation CEO) the sum of (a) target STIP for the fiscal year in which termination occurs, and (b) the officer’s annual base salary in effect immediately before either the date of termination or the Change in Control, whichever amount is greater.

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However, in connection with the elimination of reimbursement payments for excise taxes levied in connection with Internal Revenue Code Section 4999, eligible officers either (1) are responsible for paying any such excise taxes, or (2) have their aggregate Change-in-Control benefits reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.
For these purposes, “cause” means:
•    The covered officer’s willful and continued failure to substantially perform the officer’s duties with PG&E Corporation or one of its affiliates, after a written Board demand for substantial performance is delivered to the officer, or
•    The willful engagement in illegal conduct or gross misconduct that is materially injurious to PG&E Corporation.
Constructive termination includes resignation in connection with conditions that constitute Good Reason as defined in the Officer Severance Policy (which includes, among other things, a material diminution in duties, authority, or base compensation).
STIP
If a covered officer (all NEOs except Mr. Thomason) is terminated without cause or is constructively terminated in connection with a Change in Control, the Officer Severance Policy provides that the officer will receive a lump-sum payment equal to the officer’s prorated target STIP calculated for the fiscal year in which termination occurs. If Mr. Thomason is terminated in connection with a Change in Control, he would be eligible for STIP payments consistent with the discussion in the section entitled “Potential Payments—Termination Without Cause” on page 73.
Miscellaneous Benefits
The officer is entitled to receive a lump-sum cash payment equal to the estimated value of 18 months of COBRA premiums, based on the officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), and a lump sum payment of $19,500 equal to the estimated reasonable value of career transition services.
Covenants
In consideration for severance benefits other than those relating to LTIP awards, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, unless required or permitted by law, (2) the officer agrees that during a period of 12 months following severance, the officer will refrain from soliciting customers and employees, (3) the officer agrees to assist in legal proceedings as reasonably required during this period, (4) the officer must sign a release of claims, and (5) the officer must agree not to compete with the companies during the period to the extent permitted by law.
PG&E Corporation Golden Parachute Restriction Policy
The Golden Parachute Restriction Policy requires shareholder approval of executive severance payments provided in connection with any change in control, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target annual bonus. This Policy was adopted by the PG&E Corporation Board in February 2006.
The policy applies to the value of cash, special benefits, or perquisites that are due to the executive following or in connection with both (1) a change in control, and (2) the termination or constructive termination of an officer of PG&E Corporation, the Utility, or their respective subsidiaries at the level of SVP or higher. It does not apply to the value of benefits that would be triggered by a change in control without severance, or to the value of benefits that would be triggered by severance in the absence of a change in control. The Golden Parachute Restriction Policy also does not apply to certain enumerated payments, including, among others, compensation for services rendered prior to termination, tax restoration payments, and accelerated vesting or settlement of equity awards.
Potential Payments – Termination Due to Death or Disability
LTIP Awards
If an officer’s employment is terminated due to death or disability, LTIP awards are treated as follows:
•    Unvested PSUs vest immediately. Vested shares are payable, if at all, as soon as practicable after completion of the performance period relevant to the PSUs, in the same manner as for active employees.
•    If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested RSUs vest immediately and will be settled within 60 days. Ms. Poppe's make-whole RSU award will vest in full subject to execution and non-revocation of a general release of claims.
•    If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested stock options vest immediately. Vested stock options may be exercised within the shorter of one year or the remaining term.
Vested LTIP awards are payable to the officer’s designated beneficiary(ies) in the case of death, or otherwise in accordance with the officer’s instructions or by law.
STIP
If an officer’s employment is terminated due to death or disability before December 31 of the STIP performance year, a prorated portion of the target STIP award will become payable to the officer, or, in the case of death, to the officer’s beneficiary(ies), by the former employer and at the same time as STIP payments are made to active employees.

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Principal Executive Officers’ Pay Ratio – 2021
The PG&E Corporation PEO’s 2021 total compensation was $51,203,828. The total compensation of the median employee was $201,157. The ratio of PEO pay to median worker pay for PG&E Corporation was 255:1.
The Utility PEO’s 2021 total compensation was $5,842,749. The total compensation of the median employee was $201,157. The ratio of PEO pay to median worker pay for the Utility was 29:1.
December 31, 2021 was selected as the date to identify the “median employee.” The companies identified the same individual as was identified as the “median employee” on December 31, 2020, for purposes of disclosures in the 2021 Joint Proxy Statement, given that since December 31, 2020, there have been no changes to either company’s employee population or employee compensation arrangements that would result in significant changes to the pay ratio disclosure. To identify the “median employee” on December 31, 2020, Medicare wages from tax records were utilized to make the initial identification. At that time, of the companies’ total of approximately 26,000 employees, an insignificant number (9) were employed by PG&E Corporation, so the same employee was used as the “median employee” for both PG&E Corporation and the Utility in 2020 and 2021. After identifying the median employee, all the elements of compensation, including cash compensation and change in pension value, for 2021 were combined in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.
As of December 31, 2021, Ms. Poppe was PEO of PG&E Corporation. Because Ms. Poppe was only employed for part of 2021 as PEO, Ms. Poppe’s compensation, specifically salary, was annualized to project the amount of compensation that would have been earned if Ms. Poppe had been in her position for the full year.
As of December 31, 2021, Mr. Wright, Mr. Glickman, and Ms. Santos were PEOs of the Utility. Because Mr. Wright, Mr. Glickman, and Ms. Santos were only employed for part of 2021 as PEO, Mr. Wright, Mr. Glickman, and Ms. Santos' compensation, specifically salary, was annualized to project the amount of compensation that would have been earned if Mr. Wright, Mr. Glickman, and Ms. Santos had been in their positions for the full year. The calculated Utility PEO total compensation was an average of these annualized amounts.
These ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

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Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm for PG&E Corporation and and Pacific Gas and Electric Company

Board Recommendation: Vote "FOR"	What are you voting on? PG&E Corporation and the Utility each asks its respective shareholders to ratify the appointment of Deloitte & Touche LLP as that company's independent auditor.
The Audit Committees of PG&E Corporation and the Utility each has selected and appointed Deloitte & Touche LLP (Deloitte & Touche) as the independent auditor for that company to audit the consolidated financial statements as of and for the year ended December 31, 2022, and to audit the effectiveness of internal control over financial reporting as of December 31, 2022. Deloitte & Touche is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche has served as the independent auditors for PG&E Corporation and the Utility since 1999.
One or more representatives of Deloitte & Touche are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish and are expected to be available to respond to questions from shareholders.
Each company’s Board believes that the appointment of Deloitte & Touche is in the best interests of that company and its shareholders.
PG&E Corporation and the Utility are not required to submit these appointments to a vote of their shareholders. However, each Board believes that requesting shareholder ratification of this selection is a good corporate governance practice. If the shareholders of either PG&E Corporation or the Utility do not ratify the appointment, the applicable Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment. Even if a company’s shareholders ratify the selection, the applicable Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of that company and its shareholders.

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INFORMATION REGARDING THE INDEPENDENT AUDITOR FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY

Selection and Oversight of the Independent Auditor
Each Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditor. The Audit Committees review the scope of the audit, including the terms of the engagement. The independent auditor reports directly to the Audit Committees; at each Audit Committee meeting, the independent auditor meets separately with the Audit Committees, without management present.
Annually, each Audit Committee also evaluates the independence, qualifications, and performance of the independent auditor, taking into account the opinions of management and the internal auditors. To ensure continuing independence of the independent auditor, the Audit Committees also consider whether there should be rotation of the independent auditor. In accordance with SEC rules, the lead audit partner may provide a maximum number of five consecutive years of service to the companies. Consistent with that requirement, Deloitte & Touche assigned a new lead auditor to lead the integrated audit of PG&E Corporation’s and the Utility’s financial statements, starting in 2022. The Audit Committees reviewed and evaluated the new lead auditor as part of their annual process for reviewing the independent auditor.
For 2022, the Audit Committees selected Deloitte & Touche as the companies’ independent auditor, following consideration of the following factors and criteria: (1) status as a registered public accounting firm and is subject to oversight by the Public Company Accounting Oversight Board; (2) status as a “Big Four” public accounting firm, nationally and internationally recognized as an expert in accounting and auditing; (3) having one of the largest utility practices of the “Big Four” public accounting firms; (4) having made a strong commitment to supporting supplier diversity; (5) having significant experience with the companies; and (6) having an experienced team, including the lead partner, familiar with the industry, assigned to the companies’ engagements. The Audit Committees also considered (1) Deloitte & Touche’s quality control report, (2) Deloitte & Touche’s discussion of its independence, (3) Deloitte & Touche's performance, and (4) a review of Deloitte & Touche’s proposed audit plan (including draft engagement letter) for 2022.
Although Deloitte & Touche has been the companies’ independent auditor since 1999, in 2015 and at the Audit Committees’ direction, the companies solicited bids from accounting firms to conduct the external audits of the companies’ financial statements for the year ending December 31, 2016. The bids were evaluated by the Auditor Selection Committee, which was comprised of members from the companies’ accounting, internal auditing, regulatory, operational, sourcing, and legal functions. The bids were evaluated with respect to four key factors: firm capabilities and background, firm resources and audit plan, supplier diversity plans, and pricing. Upon consideration of the information provided by the Auditor Selection Committee, each Audit Committee appointed Deloitte & Touche as the independent auditor for the year ending December 31, 2016.

Fees Paid to the Independent Auditor During 2021 and 2020
The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, the Utility, and their respective controlled subsidiaries have been billed for by the independent auditor (including subsidiaries and affiliates), in order to consider whether the nature and relative value of those fees are compatible with maintaining the firm’s independence.
Table 1: Fees Billed to PG&E Corporation
(Amounts include Fees Billed to the Utility and its Subsidiaries shown in Table 2 below)

	2021	2020
Audit Fees	$6.250 million	$7.912 million
Audit-Related Fees	$0.180 million	$0.081 million
Tax Fees	$0	$0
All Other Fees	$0	$0
 Table 2: Fees Billed to the Utility and its Subsidiaries
(Amounts are included in Fees Billed to PG&E Corporation shown in Table 1 above)

	2021	2020
Audit Fees	$5.348 million	$6.904 million
Audit-Related Fees	$0.180 million	$0.080 million
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees
Audit fees billed for 2021 and 2020 relate to services rendered by Deloitte & Touche and its affiliates in connection with reviews of Quarterly Reports on Form 10-Q; certain limited procedures on registration statements; the audits of the annual financial statements of

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PG&E Corporation and its subsidiaries and the Utility and its subsidiaries; the audits of both PG&E Corporation’s and the Utility’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act; support for statutory or regulatory filings or engagements and regulators’ reviews of auditor workpapers; procedures related to the California wildfires and participation in the wildfire fund established under AB 1054; and services rendered related to tax matters and new transactions including Oakland lease, sale of transmission tower wireless licenses, and securitization accounting.
The decrease in audit fees billed for 2021 as compared to 2020 is primarily due to a decrease in post-bankruptcy matters of $1.9 million.

Audit-Related Fees
Audit-related fees billed in 2021 and 2020 relate to services rendered by Deloitte & Touche and its affiliates for nuclear decommissioning trust audits, consultations on financial accounting and reporting standards, required agreed-upon procedure reports related to contractual obligations of the Utility and its subsidiaries, and attest services for securitization entities.
The increase in audit-related fees billed in 2021 as compared to 202 is primarily due to attest services for securitization entities.

Tax Fees and All Other Fees
Deloitte & Touche and its affiliates provided no services in these categories during 2021 and 2020.

Obtaining Services from the Independent Auditor
Annual Review and Pre-Approval of Services
For each fiscal year, each Audit Committee approves a list of services that will be obtained during that year by the applicable company and its controlled subsidiaries and affiliates from the independent auditor (including its affiliates). The approved services generally are consistent with the descriptions below:

Category	Description
Audit services	Audit and review of annual and quarterly financial statements, expressing opinions on the conformity of the audited financial statements with generally accepted accounting principles, auditing management’s assessment of the effectiveness of internal control over financial reporting, and services that only the independent auditor reasonably can provide (e.g., comfort letters, statutory and regulatory audits, attest services, consents, assistance with and review of documents filed with the SEC, and assistance with new accounting standards, laws, and regulations).
Audit-related services	Assurance and related services that traditionally are performed by the independent auditor (e.g., agreed-upon procedure reports related to contractual obligations and financing activities, nuclear decommissioning trust audits, and attest services).
Tax services	Advice relating to compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.
Non-audit services	None.
The Audit Committees also approve maximum fee amounts for each type of approved service. As part of the review process, the Audit Committees assess, among other things, the impact of that service on the independent auditor’s independence.
During 2018, management adopted a policy of retaining Deloitte & Touche, Deloitte Consulting, or their subsidiaries or affiliates (together, “Deloitte”) for non-audit services only if the services (1) do not impair Deloitte & Touche’s independence, in fact or appearance, and are permitted by any rules regarding auditor independence, and (2) when aggregated, total amounts paid per year by the companies to Deloitte for “tax service” and “other services” (non-audit services) will be no more than 20 percent of the expected amounts that the companies will pay to Deloitte for “audit services” and “audit-related services.”
Mid-Year Monitoring and Approval of Additional Services
During the year, management periodically updates each Audit Committee as to the extent to which the approved services have already been provided. The Audit Committees also must approve (1) any proposed new services that were not approved during the annual review and (2) any increase in authorized fee amounts for previously approved services.
Delegation of Pre-Approval Authority
Each Audit Committee has delegated to its Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve services provided by the applicable company’s independent auditor. These pre-approvals must be presented to the full Audit Committee at its next regularly scheduled Committee meeting.
Services Provided During 2021 and 2020
During 2021 and 2020, all services provided by Deloitte & Touche to PG&E Corporation, the Utility, and their consolidated affiliates were approved consistent with the applicable pre-approval procedures.

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REPORT OF THE AUDIT COMMITTEES
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are made up of independent directors and operate under written charters adopted by their respective Boards. The members of the Audit Committees of PG&E Corporation and the Utility are identical. At both PG&E Corporation and the Utility, management is responsible for internal controls and the integrity of the financial reporting process.
The Committees reviewed and discussed the audited consolidated financial statements of PG&E Corporation and the Utility with management and the independent auditor. The Committees also discussed with the independent auditor the matters that are required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.
Deloitte & Touche LLP was the independent auditor for PG&E Corporation and the Utility in 2021. Deloitte & Touche LLP provided to the Committees the written disclosures and letter required by applicable requirements of the PCAOB regarding an independent auditor’s communications with an audit committee concerning independence and non-audit services, and the Committees discussed with Deloitte & Touche LLP that firm’s independence.
Based on the Committees’ review and discussions described above, the Committees recommended to the respective Boards and their delegates that the audited consolidated financial statements for PG&E Corporation and the Utility be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.
February 8, 2021
Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company
Benjamin F. Wilson, Chair
Rajat Bahri
Robert C. Flexon
Arno L. Harris

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Proposal 4: PG&E Corporation Proposal to Amend the Articles of Incorporation
To Be Voted on by PG&E Corporation Shareholders Only

Board Recommendation: Vote "FOR"	What are you voting on? The PG&E Corporation Board requests that the shareholders of PG&E Corporation vote to approve an amendment to the Corporation Articles of Incorporation to provide that a subsidiary of the Corporation that holds shares of common stock of the Corporation will not be entitled to receive dividends of cash or property (other than a dividend of shares of the Corporation).
On July 8, 2021, the Corporation and the Utility entered into an agreement (the “PG&E Fire Victim Trust Share Exchange and Tax Matters Agreement”) with the PG&E Fire Victim Trust (the “Trust”) designed to achieve advantageous tax treatment for both the Corporation and the Trust in connection with sales of the Corporation’s common stock that are held by the Trust. The agreement provides that prior to a sale by the Trust of a share of the Corporation’s common stock, the Corporation will transfer a new share of common stock to the Trust, and the Trust will concurrently return an outstanding share to the Utility. This agreement will therefore result in the Utility holding shares of the Corporation’s common stock for an indefinite period of time after the Trust utilizes the exchange transactions.
The Corporation Board does not believe there is any benefit to the Corporation or the Utility for the Utility to receive dividends of cash or property with respect to the shares of the Corporation that the Utility will hold as a result of this structure, if the Corporation resumes payment of a dividend in the future. Paying dividends to the Utility would dilute the amount received by the Corporation’s other shareholders, limit the amount of dividends that the Corporation could pay to its shareholders under the California Corporations Code, and result in unnecessary complexity. Under California law, subsidiaries of a corporation are not entitled to vote any shares of the corporation that they hold. This amendment proposal would result in a similar treatment for dividends.
The Corporation Board asks its shareholders to approve the following (the “Article Amendment Proposal”):
RESOLVED that the Corporation Articles of Incorporation be amended by adding the following ARTICLE TENTH:
TENTH: If any subsidiary of the Corporation is the holder of record of shares of the Corporation’s Common Stock as of the record date for the payment of any dividend of cash or property (other than a dividend of shares of the Corporation) to the holders of the Corporation’s Common Stock, that subsidiary shall not be entitled to receive payment of any such dividend, and the Corporation shall automatically and without any further action be entitled to retain any such dividend that would otherwise be payable to its subsidiary in respect of such shares. For purposes of this Article Tenth, “subsidiary” means a corporation shares of which possessing more than 50 percent of the voting power are owned directly or indirectly through one or more subsidiaries of the Corporation.

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Share Ownership
PRINCIPAL SHAREHOLDERS
The following table presents certain information regarding shareholders that PG&E Corporation and the Utility know are beneficial owners of more than 5 percent of any class of voting securities of the Corporation or the Utility as of March 7, 2022 (except as noted below).

Class of Stock	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Pacific Gas and Electric Company stock(1)	PG&E Corporation(2) 77 Beale Street, P.O. Box 770000, San Francisco, CA 94177	264,374,809		96.24%
PG&E Corporation common stock	PG&E Fire Victim Trust(3) Two Embarcadero Center, Suite 1500, San Francisco, CA 94111	437,743,590		17.76%
PG&E Corporation common stock	FMR LLC 245 Summer Street, Boston, MA 02210	140,406,898	(4)	5.69%
PG&E Corporation common stock	The Vanguard Group Inc. 100 Vanguard Blvd., Malvern, PA 19355	173,748,213	(5)	7.05%
PG&E Corporation common stock	Capital Research Global Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	161,081,863	(6)	6.53%
Pacific Gas and Electric Company first preferred stock	Stonehill Capital Management LLC, et al. 885 Third Avenue, 30th Fl, New York, NY 10022	998,472	(7)	9.7%
Pacific Gas and Electric Company first preferred stock	Newtyn Management, LLC 60 East 42nd Street, Suite 960, New York, NY 10165	1,287,541	(8)	12.48%
(1)    The Utility’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.
(2)    As of March 7, 2022, the Corporation held 100 percent of the issued and outstanding shares of Utility common stock, and no Utility preferred shares.
(3)    In connection with the Plan of Reorganization, in July and August 2020, the Utility distributed 477,743,590 shares of PG&E Corporation common stock to the PG&E Fire Victim Trust (the “Trust”). As of January 31, 2022, The Trust has advised PG&E Corporation that it holds beneficial ownership of 437,743,590 shares of PG&E Corporation common stock. In a Schedule 13D filed with the SEC on July 10, 2020 by the Trust and the honorable John K. Trotter (ret) as Trustee for the Trust, the Trust and Trustee disclosed that the Trustee may be deemed to have shared dispositive power or shared voting power over shares held by the Trust. Subject to limited exceptions, the Trust has entered into an agreement with PG&E Corporation pursuant to which all shares of PG&E Corporation common stock held by the Trust in excess of 9.9 percent of the outstanding shares of PG&E Corporation common stock are subject to “mirror voting”, whereby such shares of common stock must be voted in the same proportion as the votes of all other shareholders of PG&E Corporation on all matters except for those directly related to the natural environment or safety. See “Related Party Transactions” below for further information about certain agreements between PG&E Corporation, the Utility, and the Trust.
(4)    The information relates to beneficial ownership as of December 31, 2021, as reported in an amended Schedule 13G/A filed with SEC on February 9, 2022, by FMR LLC and Abigail P. Johnson (FMR LLC’s Director, Chairman, and Chief Executive Officer). For these purposes, FMR LLC and Ms. Johnson report sole voting power with respect to 16,296,333 shares, and sole dispositive power with respect to 140,406,898 shares of PG&E Corporation common stock.
(5)    The information relates to beneficial ownership as of December 31, 2021, as reported in an amended Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group, Inc. (“Vanguard”). For these purposes, Vanguard has shared voting power with respect to 1,810,575 shares, sole dispositive power with respect to 170,184,172 shares, and shared dispositive power with respect to 3,564,041 shares of PG&E Corporation common stock.
(6)    The information relates to beneficial ownership as of December 31, 2021, as reported in a Schedule 13with the SEC on February 11, 2022, by Capital Research Global Investors (Capital). For these purposes, Capital has sole voting power with respect to 161,064,457 shares, and sole dispositive power with respect to 161,081,863 shares, of PG&E Corporation common stock.
(7)    The information relates to beneficial ownership as of December 31, 2020, as reported in an amended Schedule 13G/A filed with the SEC on February 12, 2021 by Stonehill Capital Management LLC (“Stonehill”) and the following entities and individuals, all of whom share voting and

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dispositive power with respect to the shares: Stonehill Institutional Partners, L.P., John Motulsky, Christopher Wilson, Jonathan Sacks, Peter Sisitsky, Michael Thoyer, Michael Stern, and Samir Arora. Stonehill Institutional Partners, L.P. on its own has shared voting and dispositive power with respect to 546,223 shares of Utility preferred shares (5.3 percent) only.
(8) The information relates to beneficial ownership as of February 10, 2022, as reported in an amended Schedule 13G filed with the SEC on March 7, 2022, by (i) Newtyn Management, LLC (Newtyn Management), (ii) Newtyn Partners, L.P., and (iii) Newtyn TE Partners, LP. For these purposes, Newtyn Management has shared voting and shared dispositive power with respect to 1,187,541 shares of Pacific Gas and Electric Company first preferred stock. Newtyn Management is investment adviser to, and thus may be deemed to beneficially own shares of Pacific Gas and Electric Company first preferred stock held by, Newtyn Partners, L.P. (which owns and has shared voting and dispositive power with respect to 742,913 shares, constituting 7.2 percent of such first preferred stock) and Newtyn TE Partners, LP (which owns and has shared voting and dispositive power with respect to 544,628 shares, constituting 5.3 percent of such first preferred stock).
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the SEC) as of March 7, 2022, by the directors, the nominees for director, the NEOs, and all directors and executive officers of PG&E Corporation and the Utility as a group. As of March 7, 2022, no listed individual owned shares of any class of Utility securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under the Corporation’s deferred compensation and equity plans. Directors and Section 16 Officers of the Corporation and the Utility may not engage in any hedging or monetization transactions that limit or eliminate the officer’s ability to profit from an increase in the value of company stock, and generally are prohibited from pledging company stock as collateral for a loan.

Name	Beneficial Stock Ownership(1)(2)	Percent of Class(3)	Common Stock Equivalents(4)	Total
Rajat Bahri(5)	12,820	*	0	12,820
Cheryl F. Campbell(5)	28,324	*	0	28,324
Kerry W. Cooper(5)	12,820	*	0	12,820
Jessica L. Denecour(5)	12,820	*	0	12,820
Admiral Mark E. Ferguson III(5)	12,820	*	0	12,820
Robert C. Flexon(5)	30,146	*	0	30,146
W. Craig Fugate(5)	12,820	*	0	12,820
Arno L. Harris(5)	21,295	*	0	21,295
Michael R. Niggli(5)(10)	13,320	*	0	13,320
Patricia K. Poppe(5)(6)	787,517	*	0	787,517
Dean L. Seavers(5)	12,820	*	0	12,820
William L. Smith(5)(7)	186,231	*	0	186,231
Benjamin F. Wilson(5)	0	*	12,820	12,820
Adam L. Wright(5)(8)	47,703	*	0	47,703
Jason M. Glickman(9)	0	*	0	0
Marlene M. Santos(9)	106,052	*	0	106,052
Christopher A. Foster(9)	24,728	*	0	24,728
David S. Thomason(9)	15,434	*	0	15,434
John R. Simon(9)	158,754	*	160	158,914
Sumeet Singh(9)	13,734	*	0	13,734
James M. Welsch(9)	25,673	*	0	25,673
All PG&E Corporation directors and executive officers as a group (22 persons)
	1,529,766	*	12,980	1,542,746
All Utility directors and executive officers as a group (20 persons)	1,343,959	*	12,820	1,356,779
*    Less than 1 percent
(1)    This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the listed individuals and, in the case of current and former executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. The listed individuals have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.
     This column also includes the following shares of PG&E Corporation common stock in which the listed individuals share voting and investment power Mr. Simon 158,754 shares, all PG&E Corporation directors and executive officers as a group 158,754 shares. No reported shares are pledged.
(2)    This column includes the following shares of PG&E Corporation common stock that the individuals have the right to acquire within 60 days of March 7, 2022, through the exercise of vested stock options, the vesting of outstanding RSUs, or or the settlement of vested phantom stock awards: Mr. Foster 12,282 shares, Ms. Santos 106,052 shares, Mr. Thomason 6,354 shares, Mr. Simon 43,989 shares, Mr. Singh 4,888 shares, Mr. Welsch 9,776 shares, all PG&E Corporation directors and executive officers as a group 167,211 shares, and all Utility directors and executive officers as a group 127,070 shares. These individuals have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options or with respect to the unvested RSUs or phantom stock awards, settled in shares of PG&E Corporation common stock, under the terms of the 2014 LTIP and 2021 LTIP, as applicable.

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(3)    The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of March 7, 2022, which was 2,465,132,842.
(4)    This column reflects the number of stock units that were purchased by listed individuals through salary and other compensation deferrals or that were awarded under equity compensation plans, as well as vested RSUs that have been deferred. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The listed individuals who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.
(5)    Messrs. Bahri, Ferguson, Flexon, Fugate, Harris, Niggli, Seavers, Smith, and Wilson, and Mses. Campbell, Cooper, Denecour, and Poppe, are directors of both PG&E Corporation and the Utility. Mr. Wright is a director of the Utility only.
(6)    Ms. Poppe currently serves as CEO of PG&E Corporation, effective January 4, 2021.
(7)    Mr. Smith was Interim CEO of PG&E Corporation from June 30, 2020, through January 3, 2021. Since January 4, 2021, he has resumed his prior status as a non-employee director of PG&E Corporation and Pacific Gas and Electric Company.
(8)    Mr. Wright currently serves as EVP, Operations and COO of Pacific Gas and Electric Company, effective February 1, 2021.
(9)    Ms. Poppe and Messrs. Foster, Simon, and Smith are included in the Summary Compensation Table as NEOs of PG&E Corporation. Ms. Santos and Mr. Wright are included in the Summary Compensation Table as NEOs of both PG&E Corporation and the Utility. Messrs. Glickman, Thomason, Singh, and Welsch are included in the Summary Compensation Table as NEOs of the Utility only.
(10)    Mr. Niggli beneficially owns 500 shares of PG&E Corporation common stock directly in his name or in his self-directed individual account.
Carlos M. Hernandez was elected to the Boards of PG&E Corporation and the Utility effective March 11, 2022. Although he was not serving as a director on the March 7, 2022, measurement date, the companies note that he held no shares of PG&E Corporation or Pacific Gas and Electric Company stock.

Section 16(a) Beneficial Ownership Reporting Compliance — Delinquent Section 16(a) Reports
In accordance with Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations, PG&E Corporation’s and the Utility’s directors and certain officers, as well as persons who own greater than 10 percent of the Corporation’s or the Utility’s equity securities, must file reports of ownership and changes in ownership of such equity securities with the SEC and the principal national securities exchange on which those securities are registered, and must furnish the Corporation or the Utility with copies of all such reports that they file.
Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and the Utility believe that during 2021, all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied, with the exception of one Statement of Changes in Beneficial Ownership of Securities on Form 4 that was filed one day after the required filing date for Mr. W. Craig Fugate due to technical difficulties beyond the filer's control, reporting the grant of 13,461 restricted stock units that, following vesting, will be settled in an equivalent number of shares of PG&E Corporation common stock. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the applicable company.

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Legal Proceedings
WILDFIRE-RELATED DERIVATIVE LITIGATION
Two purported derivative lawsuits alleging claims for breach of fiduciary duties and unjust enrichment were filed in the San Francisco County Superior Court on November 16, 2017, and November 20, 2017, respectively, naming as defendants certain then-current and former members of the boards of directors and certain then-current and former officers of PG&E Corporation and the Utility. PG&E Corporation and the Utility are named as nominal defendants. These lawsuits were consolidated by the court on February 14, 2018, and denominated In Re California North Bay Fire Derivative Litigation (now re-captioned Trotter v. Williams et al.). On April 13, 2018, the plaintiffs filed a consolidated complaint. After the parties reached an agreement regarding a stay of the derivative proceeding pending resolution of the tort actions related to the 2017 Northern California wildfires and any regulatory proceeding relating to the 2017 Northern California wildfires, on April 24, 2018, the court entered a stipulation and order to stay. The stay was subject to certain conditions regarding the plaintiffs’ access to discovery in other actions. On January 28, 2019, the plaintiffs filed a request to lift the stay for the purposes of amending their complaint to add allegations regarding the 2018 Camp fire. Prior to resolution of the plaintiffs’ request to lift the stay, this matter was automatically stayed by PG&E Corporation’s and the Utility’s commencement of the Chapter 11 Cases. PG&E Corporation’s and the Utility’s rights with respect to PG&E Corporation’s and the Utility’s claims directly or indirectly related to any of the Fires (as defined in the Plan) against former officers and directors of PG&E Corporation and the Utility were assigned to the Fire Victim Trust under the Plan. Any such recovery is limited to the extent of any director and officer insurance policy proceeds paid by any insurance carrier to reimburse PG&E Corporation or the Utility for amounts paid pursuant to their indemnification obligations in connection with such causes of action. The assignment became effective as of the Emergence Date. On November 12, 2020, the trustee for the Fire Victim Trust filed a motion to intervene to substitute as the plaintiff in the matter, to which the parties later stipulated. On March 8, 2021, the court granted the parties’ stipulation to substitute the trustee for the Fire Victim Trust as the plaintiff.
On December 24, 2018, a separate derivative lawsuit, entitled Bowlinger v. Chew, et al. (now captioned Trotter v. Chew, et al.), was filed in San Francisco Superior Court, alleging claims for breach of fiduciary duty, abuse of control, corporate waste, and unjust enrichment in connection with the 2018 Camp fire against certain then-current and former officers and directors, and naming PG&E Corporation and the Utility as nominal defendants. On February 5, 2019, the plaintiff filed a response to the notice asserting that the automatic stay did not apply to his claims. PG&E Corporation and the Utility accordingly filed a Motion to Enforce the Automatic Stay with the Bankruptcy Court as to the Bowlinger action, which was granted. On November 5, 2020, the court entered a stipulation and order to substitute the trustee for the Fire Victim Trust as the plaintiff.
On February 24, 2021, the trustee filed an amended complaint in the Trotter v. Chew action, asserting two claims for breach of fiduciary duty against certain of PG&E Corporation’s and the Utility’s former directors and officers. Neither PG&E Corporation nor the Utility is a party to the action. On March 30, 2021, the Trotter v. Chew and Trotter v. Williams actions were consolidated. On April 26, 2021, the defendants filed demurrers to the amended complaint. On November 8, 2021, the Court entered an order sustaining in part and overruling in part the demurrers. On November 18, 2021, the trustee filed a second amended complaint. On December 21, 2021, the defendants filed demurrers to the second amended complaint. The Court took the demurrers under submission and has not issued a ruling. On March 10, 2022, the defendants filed motions for summary judgment. Trial is set for June 27, 2022.
On January 25, 2019, a separate purported derivative lawsuit, entitled Hagberg v. Chew, et al., was filed in San Francisco Superior Court, alleging claims for breach of fiduciary duty, abuse of control, corporate waste, and unjust enrichment in connection with the 2018 Camp fire against certain then-current and former officers and directors, and naming PG&E Corporation and the Utility as nominal defendants. A stipulation and proposed order to voluntarily dismiss this action was filed on April 20, 2021. On February 15, 2022, the Court issued an Order to Show Cause to plaintiff’s counsel for failure to obtain a dismissal order. The hearing on the Order to Show Cause is set for May 10, 2022.
The above purported derivative lawsuits were brought against the named defendants on behalf of PG&E Corporation or the Utility. As a result of the assignment of these claims to the Fire Victim Trust, any recovery based on these claims would be paid to the Fire Victim Trust. Any such recovery is limited to the extent of any director and officer insurance policy proceeds paid by any insurance carrier to reimburse PG&E Corporation or the Utility for amounts paid pursuant to their indemnification obligations in connection with such causes of action.

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User Guide
DEFINED TERMS

“2006 LTIP” refers to the PG&E Corporation 2006 Long-Term Incentive Plan.
“2014 LTIP” refers to the PG&E Corporation 2014 Long-Term Incentive Plan.
“2019 Form 10-K/A” refers to Amendment No. 1 to the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2019.
“2021 LTIP” refers to the PG&E Corporation 2021 Long-Term Incentive Plan.
“2021 Annual Report” refers to the PG&E Corporation and Pacific Gas and Electric Company 2021 Joint Annual Report to Shareholders.
“2022 Annual Meetings” refers to the 2022 annual meetings of shareholders of PG&E Corporation and the Utility, which will be held concurrently on May 19, 2022.
“2022 Proxy Materials” refers to the Joint Notice, this Proxy Statement, the Proxy Card or Voting Instruction Card, and the 2021 Annual Report.
“401(k) Plan” refers to the PG&E Corporation Retirement Savings Plan or the PG&E Corporation Retirement Savings Plan for Union-Represented Employees.
“AB 1054” refers to California Assembly Bill 1054 relating to California utilities and wildfire protections
“AB 979” refers to Assembly Bill 979 that requires California-based publicly held corporations to diversify their boards of directors
“Bankruptcy Court” refers to the U.S. Bankruptcy Court for the Northern District of California.
“Board” refers to the Board of Directors of either PG&E Corporation or the Utility, as applicable.
“CD&A” refers to the section of the Proxy Statement entitled “Compensation Discussion and Analysis.”
“CEO” refers to the position of Chief Executive Officer of PG&E Corporation.
"CFO" refers to the position of Chief Financial Officer or PG&E Corporation of the Utility, as appropriate.
"COO" refers to the position of Chief Operating Officer of the Utility.
“Chapter 11” refers to chapter 11 of title 11 of the U.S. Code.
“Corporation” refers to PG&E Corporation.
“Corporation Board” refers to the Board of Directors of PG&E Corporation.
“CPUC” refers to the California Public Utilities Commission.
“DEI” refers to Diversity, Equity and Inclusion
“ESG” refers to Environmental, Social and Governance topics covered in this Proxy Statement.
"EVP" refers to the position of Executive Vice President of PG&E Corporation.
"GAAP" refers to Generally Accepted Accounting Principals.
“Guidelines” refers to the Corporate Governance Guidelines adopted by the Boards of PG&E Corporation and the Utility.
“Independent Auditor” refers to the independent registered public accounting firm.
“Joint Notice” refers to the Joint Notice of Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company.
“LTIP” refers to the 2014 Long-Term Incentive Plan and/or the 2021 Long-Term Incentive Plan.
“NEO” or “Named Executive Officer” refers to an officer who is listed in the Summary Compensation Table of this Proxy Statement.
“Notice of Internet Availability” refers to the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2022, and Notice of Annual Meetings of Shareholders” for PG&E Corporation or the Utility, as applicable, which was mailed to certain shareholders starting on or about April 7, 2022.

“NYSE” refers to the New York Stock Exchange.
“NYSE American” refers to the NYSE American stock exchange (formerly known as NYSE MKT, LLC and as the American Stock Exchange).
“PEO” refers to an officer or officers who serve as “principal executive officer” of PG&E Corporation or Pacific Gas and Electric Company, as appropriate.
“PG&E” refers to both PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, or the “Utility.”

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“POR OII” refers to the Plan of Reorganization Order Instituting Investigation proceeding initiated by the CPUC on September 26, 2019.
“Proxy” refers to your authorization for another person or persons to vote your shares at the 2022 Annual Meetings, in the manner indicated on the Proxy. Also may refer to the person or persons so authorized (also called proxy holders).

“Proxy Card” refers to your proxy card, on which you may indicate how you would like the named proxy holders to vote your shares at the 2022 Annual Meetings.
“Proxy Statement” refers to this 2022 Joint Proxy Statement for PG&E Corporation and the Utility.
“PSU” refers to a performance share unit (sometimes also called a performance share).
“Record Date” is March 21, 2022. This is the date set by the Boards to determine which shareholders may vote at and attend the 2022 Annual Meetings.
"RSU" refers to restricted stock unit.
“SEC” refers to the United States Securities and Exchange Commission.
“Section 16 Officer” refers to any “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.
“STIP” refers to the Short-Term Incentive Plan.
"SVP" refers to the position of Senior Vice President of PG&E Corporation.
“TCC” refers to the Official Committee of Tort Claimants.
“TCC RSA” refers to Restructuring Support Agreement dated December 6, 2019, with TCC and attorneys and other advisors and agents for certain holders of Fire Victim Claims (as defined therein), as amended.

“TSR” refers to total shareholder return, measured by stock price appreciation and dividends paid, relative to companies in the Performance Comparator Group.
“Utility” refers to Pacific Gas and Electric Company, a subsidiary of PG&E Corporation.
“Voting Instruction Card” refers to the form used by beneficial shareholders or participants in a 401(k) Plan to transmit instructions to the nominee or the plan trustee, respectively, on how to vote any shares for which that shareholder or plan participant has voting rights.

"VP" refers to the position of Vice President.
"WMP" refers to PG&E's Wildfire Mitigation Plan.
WEBSITE AVAILABILITY OF GOVERNANCE DOCUMENTS
Current copies of the following corporate governance documents are available online through the Corporate Governance section of PG&E Corporation’s website (pgecorp.com/corp/about-us/corporate-governance.page) or the Company Information section of the Utility’s website (pge.com/en_US/about-pge/company-information/company-information.page), under the “Get more information about our corporate governance practices” link), as appropriate.
•    Corporate Governance Guidelines for PG&E Corporation and Pacific Gas and Electric Company (which include definitions of “independence” for directors) (under the “PG&E Corporation Policies and Bylaws” and “Pacific Gas and Electric Company Policies and Bylaws” links)
•    Charters for the standing committees of the PG&E Corporation and Utility Boards of Directors, including the following (under the “PG&E Corporation Board of Directors” and “Pacific Gas and Electric Company Board of Directors” links):
•    Audit Committees of PG&E Corporation and the Utility
•    Executive Committees of PG&E Corporation and the Utility
•    Finance and Innovation Committee of PG&E Corporation
•    People and Compensation Committee of PG&E Corporation
•    Safety and Nuclear Oversight Committees of PG&E Corporation and the Utility
•    Sustainability and Governance Committee of PG&E Corporation
Current copies of the following codes of conduct, applicable to both companies, are available online through the Compliance and Ethics section of PG&E Corporation’s website (pgecorp.com/corp/about-us/compliance-ethics/program.page) or the Company Information section of the Utility’s website (pge.com/en_US/about-pge/company-information/company-information.page), under the “Find out why we emphasize compliance and ethics” link, as appropriate.
•    Code of Conduct for Employees (including executive officers)
•    Code of Conduct for Directors

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GENERAL INFORMATION ABOUT THE 2022 ANNUAL MEETINGS AND VOTING

How can I attend the 2022 Annual Meetings?
The 2022 Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held on May 19, 2022, at 10 a.m. Pacific time. We will host the 2022 Annual Meetings in the San Ramon Valley Conference Center, 3301 Crow Canyon Rd., San Ramon, CA 94583.
To attend the 2022 Annual Meetings, follow the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), Proxy Card (if you received a printed copy of the proxy materials), or Voting Instruction Card.

Who can attend the 2022 Annual Meetings?
Only PG&E Corporation and Utility shareholders who held shares as of the Record Date (March 21, 2022), or their duly appointed legal proxies, may attend and vote in the 2022 Annual Meetings.

How do I vote?
We encourage you to vote by proxy over the Internet, telephone, or mail prior to the 2022 Annual Meetings even if you plan to attend. If your shares are registered to you directly, there are three ways to submit your Proxy:

Over the Internet: You may submit your Proxy and vote your shares over the Internet by going to cesvote.com. Voting instructions are provided on either your Notice of Internet Access or, if you received your Proxy Materials by mail, your Proxy Card.

By telephone: If you received your Proxy Materials by mail, you may submit your Proxy and vote your shares by calling the toll-free number on the Proxy Card.

By mail: If you received your proxy materials by mail, you may submit your Proxy and vote your shares by completing, signing, and dating the Proxy Card and mailing it in the postage-paid envelope provided.

You can also vote during the 2022 Annual Meetings.
If your shares are not registered to you directly but are held indirectly through a broker, bank, trustee, nominee, or other third party (“broker”), follow the instructions provided by your broker to vote your shares. If you do not submit voting instructions to your broker, the broker will not be permitted to vote your shares on any proposal, unless it constitutes a “routine” proposal and your broker is a member of the NYSE and permitted by NYSE rules to vote on “routine” proposals. The election of directors, the say-on-pay vote, and equity plan proposals, for example, are “non-routine” proposals.
If you are a 401(k) Plan participant, specific instructions for voting are noted on the Voting Instruction Card.

What is the voting deadline?
If you hold your shares directly and submit your Proxy over the Internet or by telephone, your vote must be received by 6:00 a.m., Eastern time, on Thursday, May 19, 2022. These Internet and telephone voting procedures comply with California law. If you submit your Proxy by mail, your vote must be received by 10:00 a.m., Pacific time, on Thursday, May 19, 2022.
If you are a participant in a 401(k) Plan, your Voting Instruction Card must be received by 6:00 a.m., Eastern time, on Tuesday, May 17, 2022, for the 401(k) Plan trustee to vote your shares.
If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), please consult information provided by the nominee.
If you participate in the 2022 Annual Meetings, you can vote your shares until the voting is closed.

Can I change my vote?
If your shares are registered to you directly, you can change your vote or revoke your Proxy any time before it is exercised by doing one of the following before the applicable deadline: (1) returning a signed Proxy Card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary of PG&E Corporation or the Utility, as appropriate, in writing, at 77 Beale Street, P.O. Box 770000, San Francisco, California 94177, or (4) voting during the 2022 Annual Meetings until voting is closed. Your

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attendance at the 2022 Annual Meetings will not automatically revoke your Proxy unless you vote again during the 2022 Annual Meetings.
If you are a participant in a 401(k) Plan, you may change your vote at any time prior to 6:00 a.m., Eastern time, on Tuesday, May 17, 2022. The last vote that the 401(k) Plan trustee receives from you within this timeframe will be the vote that is counted. Participants in a 401(k) Plan are not eligible to vote during the 2022 Annual Meetings.
If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), follow the instructions provided by your nominee to change your vote or revoke your voting instructions.

What vote is required to approve each proposal?
A majority voting standard applies to the election of each director nominee and to the approval of Proposal Nos. 2, and 3. Under a majority voting standard, approval occurs if the shares voted “for” a director nominee or other proposal are a majority of the shares represented and voting at that annual meeting. In addition, the shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at each meeting. This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.
The approval of Proposal No. 4 (Article Amendment Proposal) with respect to the Corporation requires the vote of a majority of the Corporation's outstanding shares of common stock as of the record date.
In determining whether a majority of the shares represented and voting have elected a director nominee or approved any other proposal (except the Article Amendment Proposal), abstentions and any broker non-votes (see the definition below under “What is a broker non-vote?”) will not be considered. For all matters subject to a majority voting standard, abstentions and broker non-votes that occur with respect to the election of a director nominee or a proposal could prevent the election of a nominee or the approval of a proposal if the number of shares voting affirmatively does not constitute a majority of the required quorum.
For the Article Amendment Proposal, abstentions and any broker non-votes will have the same effect as a vote against this proposal and could prevent the approval of this proposal if the number of shares voting affirmatively does not constitute a majority of the Corporation’s outstanding shares of common stock as of the record date.
Abstentions and broker non-votes will be treated as present for the purpose of determining whether a quorum is present at each meeting.
Where shareholders are being asked for an advisory vote or for ratification (Proposal No. 2 and 3), any voting results with respect to these proposals will be non-binding on the affected company but will be considered by that company’s Board.

What is a broker non-vote?
If you hold your shares indirectly through your broker, then your broker is the registered holder of your shares and submits the Proxy to vote your shares. You are the beneficial owner of the shares, and typically you will be asked to provide your broker with instructions as to how you want your shares to be voted. Under the rules of the NYSE, if you fail to provide your broker with voting instructions, your broker can use its discretion to vote your shares on “routine” matters, like the ratification of the appointment of the Independent Auditor. However, your broker may not use its discretion to vote your shares on “non-routine” matters, like director elections, advisory votes on executive compensation, and equity-plan proposals. When a broker votes your shares on routine matters but is unable to vote your shares on other non-routine matters because you have failed to provide instructions on how to vote any non-routine matters, a “broker non-vote” occurs with respect to these other non-routine matters.

What shares am I entitled to vote?
If you are a PG&E Corporation registered shareholder or a Utility registered shareholder, you are entitled to vote all the shares that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on Record Date.
If you are a registered holder of both PG&E Corporation common stock and Utility preferred stock, you are entitled to vote separately on each company’s proposals.

Is my vote confidential?
PG&E Corporation and the Utility each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims. The policy allows the companies to engage shareholders, and to directly or indirectly (1) accept voting information that is voluntarily provided by shareholders, or (2) request and obtain final shareholder voting information that is or will be publicly disclosed pursuant to law, regulation, or similar requirements.

Who will count the votes?

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Corporate Election Services, Inc. will act as the proxy tabulators and the inspectors of election for the 2022 Annual Meetings. Corporate Election Services, Inc. is independent of PG&E Corporation and the Utility and their respective directors, officers, and employees. Corporate Election Services will also be the voting instruction tabulator for the 401(k) Plan.

How will the 2022 Annual Meetings be conducted?
The independent non-executive Chair of the Board of PG&E Corporation, or his designee, will preside over the 2022 Annual Meetings and will make any and all determinations regarding the conduct of the meetings.
All items of business described in this Proxy Statement will be deemed presented at the 2022 Annual Meetings.
There will be a general question and answer period. Questions and comments should pertain to corporate performance, proposals for consideration at the 2022 Annual Meetings, or other matters of interest to shareholders generally. The meetings are not a forum to present general economic, political, or other views that are not directly related to the business of the Corporation or the Utility.

Are the 2022 Proxy Materials for the 2022 Annual Meetings available online?

Yes. You can go online at investor.pgecorp.com/financials/annual-reports-and-proxy-statements to access the 2022 Proxy Materials.

How many copies of the 2022 Proxy Materials will I receive?
Registered Holders and 401(k) Plan Participants
You will receive one Notice of Internet Availability for each account, unless you have requested paper copies of the proxy materials, in which case you will receive one copy of the 2022 Proxy Materials for each account.
Beneficial Owners
If you receive your proxy materials through Broadridge Investor Communication Solutions (“Broadridge”), and there are multiple beneficial owners at the same address, you may receive fewer Notices of Internet Availability or fewer copies of the 2022 Proxy Materials than the number of beneficial owners at that address. SEC rules permit Broadridge to deliver only one Notice of Internet Availability or only one copy of the 2022 Proxy Materials to multiple beneficial owners sharing an address, unless the applicable company receives contrary instructions from any beneficial owner at that address.
If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the Notice of Internet Availability or only one copy of the 2022 Proxy Materials at a shared address but you wish to receive an additional copy of the Notice of Internet Availability or of the 2022 Proxy Materials or any future notices or proxy materials, or (2) you share an address with other beneficial owners who also receive their separate notices of Internet availability or proxy materials through Broadridge and you wish to request delivery of a single copy of any notice of Internet availability or of the proxy materials to the shared address in the future, please contact Broadridge by calling 1-866-540-7095 or mailing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

What does it mean if I receive more than one Notice of Internet Availability or Proxy Card on or about the same time?
It means that your PG&E Corporation common shares or Utility preferred shares are registered differently or are in more than one account. In order to vote all of your shares, please sign and return each Proxy Card or, if you vote over the Internet, by telephone or during the 2022 Annual Meetings, vote once for each Notice of Internet Availability or Proxy Card you receive.

What if I submit my Proxy or Voting Instruction Card, but I do not specify how I want my shares voted?
For PG&E Corporation’s registered shareholders, the Corporation’s proxy holders will vote your shares in accordance with the Corporation Board’s recommendations, which are as follows: “For” each of the Corporation Board’s nominees for director and “For” Proposal Nos. 2, 3, and 4. For the Utility’s registered shareholders, the Utility’s proxy holders will vote your shares in accordance with the Utility Board’s recommendations, which are as follows: “For” each of the nominees for director and “For” Proposal Nos. 2 and 3.
For 401 (k) participants, if you sign but do not otherwise complete your Voting Instruction Card, you will be instructing the Trustee to vote all shares in accordance with the recommendation of the PG&E Corporation Board of Directors.

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What if I do not submit my Proxy or Voting Instruction Card?
If you are a registered shareholder, your shares will not be voted if you do not submit your Proxy or vote during the virtual 2022 Annual Meetings. If you are a participant in a 401(k) Plan, your shares will not be voted if you do not submit your Voting Instruction Card. If you hold your shares through a broker (or other intermediary), your broker may vote your shares in the broker’s discretion on “routine” matters, as discussed above under “What is a broker non-vote?”
Your vote is extremely important. Even if you plan to attend the 2022 Annual Meetings, we request that you act promptly to vote your shares by completing, signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, or by voting over the Internet or by telephone by following the instructions provided on the enclosed Notice of Internet Availability, Proxy Card or Voting Instruction Card.

How many shares are entitled to vote at the 2022 Annual Meetings?
As of the Record Date, there were 2,465,132,842 PG&E Corporation common shares, without par value, outstanding and entitled to vote. Each share is entitled to one vote.
As of the Record Date, there were 10,319,782 Utility first preferred shares, $25 par value, and 264,374,809 Utility common shares, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.

How much will this Proxy solicitation cost?
All costs of soliciting Proxies on behalf of PG&E Corporation and the Utility will be borne by PG&E Corporation and the Utility.
PG&E Corporation and the Utility hired D.F. King to assist in the proxy solicitation of votes for a fee of $17,000 plus reasonable out-of-pocket expenses. In addition, the Corporation and the Utility will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. The companies’ solicitation of Proxies also may be made in person, by telephone, or by electronic communications by the companies’ respective directors, officers, and employees, who will not receive additional compensation for those solicitation activities.

May I attend the 2022 Annual Meetings?
Only PG&E Corporation and Utility shareholders who held shares as of the record date (March 21, 2022), or their duly appointed legal proxies, may attend the 2022 Annual Meetings. If you plan to attend the meeting, you must:
• Present a government-issued photo identification at the 2022 Annual Meetings, such as a driver’s license, state-issued ID card, or passport, and
• Establish proof of ownership using one of the following permitted methods:

Registered Shareholders
Any one of the following:
• Registered Shareholder List: Your name will be verified against our list of registered shareholders as of the record date;
• Notice of Internet Availability: You may present the Notice of Internet Availability that you received in the mail containing your name, address, and valid control number;
• Proxy Card: You may present the Proxy Card that you received in the mail, or if you have already voted and returned your Proxy Card, the top portion of the Proxy Card marked “2022 Annual Shareholders Meeting Admission Ticket."

Beneficial Owners through a 401(k) Plan
Any one of the following:
• Shareholder List: Your name will be verified against PG&E Corporation’s list of shareholders provided by the 401(k) Plan trustee (Fidelity) as of the record date;
• Notice of Internet Availability: You may present the Notice of Internet Availability that you received in the mail containing your name, address, and valid control number;
• Voting Instruction Card: You may present the top portion of the Voting Instruction Card that you received in the mail showing your name, address, and valid control number.

Other Beneficial Owners
Any one of the following:
• Account Statement: You may present a copy of your March 2022 brokerage or bank account statement showing that you owned PG&E Corporation or Utility stock as of the record date;
• Notice of Internet Availability: You may present the Notice of Internet Availability that you received in the mail containing your name, address, and valid control number;
• Voting Instruction Card: You may present the Voting Instruction Card that you received in the mail showing your name, address, and valid control number;
• Legal Proxy: You may present a valid legal proxy from your broker, bank, trustee, or nominee holding your shares, containing your name, address, and valid control number;
• Letter from Intermediary: You may present a letter from the broker, bank, trustee, or nominee holding your shares, confirming that you owned PG&E Corporation or Utility stock as of the record date.

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If a registered shareholder chooses to appoint a legal proxy to attend the meeting and vote their shares on their behalf, the shareholder must provide advance written notice to the Corporate Secretary of PG&E Corporation or the Utility, as appropriate. The notice must include the name and address of the legal proxy, and must be received at the principal executive office of the applicable company by 5:00 p.m., Pacific time, on May 13, 2022. We recommend that shareholders send their notice using a delivery method that indicates when the notice was received at the principal executive office of the applicable company.
A shareholder that is a corporation, partnership, association, or other entity is limited to three authorized representatives at the 2022 Annual Meetings. Such corporation or entity should notify the Corporate Secretary of PG&E Corporation or the Utility, as appropriate by 5:00 p.m., Pacific Time, on May 13, 2022. The notice should include the name and title of each representative who will be attending the annual meetings, should be printed on the corporation’s or the entity’s letterhead, and should be signed by an authorized officer of the corporation or entity. The companies retain discretion regarding whether to admit proposed representatives, and may deny admission based on, for example, lack of adequate documentation to demonstrate that an individual is an authorized representative of a corporation or entity, or otherwise to conform with local requirements regarding meeting criteria in light of the ongoing COVID-19 pandemic.

May I bring a guest to the 2022 Annual Meetings?
Guests are not allowed to attend the 2022 Annual Meetings unless they hold PG&E Corporation or PG&E shares on their own as of the Record Date. PG&E will provide reasonable accommodations to individuals who may require assistance from another person or a service animal.

What is the location of the 2022 Annual Meetings?
The 2022 Annual Meetings will be held at the San Ramon Valley Conference Center, located at 3301 Crow Canyon Road, San Ramon, California. There is parking available. Assistive listening devices will be available at the meetings.
Please note that the following items will not be allowed in the meetings: cameras, video or tape recorders, other electronic recording devices, or any other items that might be disruptive or pose a safety or security risk. For your protection, large purses, briefcases, backpacks, and packages will not be allowed inside, and personal items will be subject to inspection. Photography and video/audio recording are not permitted at the meetings.

How do I correspond with Directors?
Correspondence to directors and executive officers should be sent to the applicable company’s principal executive office, in care of the Corporate Secretary. Section 34 of each company’s Guidelines provides more details on these communications.
Consistent with procedures adopted and approved by the Boards, the Corporate Secretary will forward to the independent lead director or the independent non-executive Chair any communications addressed to the Board as a body or to all of the independent or non-management directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate. The Corporate Secretary also will receive communications directed to individual directors or officers, including the independent non-executive Chair, and will forward those as appropriate.
The address of the principal executive office for each company is:
U.S. Mail:
Office of the Corporate Secretary
PG&E Corporation/Pacific Gas and Electric Company
77 Beale Street, P.O. Box 770000
San Francisco, CA 94177

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2023 ANNUAL MEETINGS

What is the date of the 2023 annual meetings?
PG&E Corporation and the Utility currently anticipate that the date of their 2023 annual meetings will be roughly one year after the date of the 2021 Annual Meetings. Exact dates will be communicated to shareholders in the proxy materials for those meetings.

Can I submit nominees for inclusion in proxy materials for the 2023 annual meetings?
PG&E Corporation’s bylaws include proxy access provisions. Under these provisions, shareholders of PG&E Corporation who meet the requirements set forth in the bylaws may submit director nominations for inclusion in the Corporation’s proxy materials. Proxy access nominations for the Corporation’s 2023 annual meeting must be provided to the PG&E Corporation Corporate Secretary no earlier than November 8, 2022, and no later than December 8, 2022, and must meet all requirements set forth in the bylaws. However, if the Corporation’s 2023 annual meeting is scheduled on a date that is more than 30 days before or after the anniversary date of the 2022 Annual Meetings, a proxy access nomination for the 2023 meeting generally will be timely if it is received no later than the close of the business on the date that is 180 days prior to the 2023 annual meeting date or the 10th day after the date on which the date of the 2023 annual meeting is disclosed, whichever is later. The Utility did not adopt proxy access bylaw provisions, given the fact that over 95 percent of the Utility’s common stock is held by PG&E Corporation; no Utility shareholders may submit director nominations via proxy access.

Can shareholders introduce proposals (other than proxy access proposals, but including director nominations) during the 2023 annual meetings?
If you are a shareholder of PG&E Corporation or the Utility and would like to introduce a proposal or other business (including director nominations other than those nominated by the companies) during that company’s 2023 annual meeting, each company’s bylaws require that your proper advance written notice of the matter be received at the principal executive office of the applicable company no earlier than January 19, 2023, and no later than 5:00 p.m., Pacific time, on February 18, 2023. However, if the 2023 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2022 Annual Meetings, your notice will be timely if it is received no later than the 10th day after the date on which that company publicly discloses the date of its 2023 annual meeting. You must also provide information regarding your proposal, and satisfy other requirements as set forth in the applicable company’s bylaws.
If your proposal involves nominating an individual for director during the annual meetings, certain additional information regarding the nominees and the nomination must be provided in your advance written notice regarding the nominee, which must be submitted in accordance with procedures set forth in the applicable company’s bylaws.

What is the submission deadline if I want my shareholder proposal to be included in the proxy statement for the 2023 annual meetings?
If you would like to submit a proposal to be included in the proxy statement for PG&E Corporation’s or the Utility’s 2023 annual meeting pursuant to SEC Rule 14a-8, the applicable company’s Corporate Secretary must receive your proposal no later than December 8, 2022.

How and where can I make a submission?
If you wish to submit advance notice of any business to be brought before the 2023 annual meetings (including notice of any proxy access nominees), or a shareholder proposal for inclusion in the 2023 joint proxy statement, you may submit such notice or proposal via e-mail, fax, or U.S. mail (all shown below). If you submit a notice or proposal via U.S. mail, we recommend that you use a delivery method that indicates when your submission was received at the principal executive office of the applicable company.
E-Mail: CorporateSecretary@pge.com

U.S. Mail:
Office of the Corporate Secretary
PG&E Corporation/Pacific Gas and Electric Company
77 Beale Street, P.O. Box 770000
San Francisco, CA 94177

2022 Joint Proxy Statement	92

VOTE BY TELEPHONE
c/o Corporate Election Services PO Box 1150 Pittsburgh, PA 15230-1150	Have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website cesvote.com, and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign, and date your proxy card, and return it in the postage-paid envelope provided or mail it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230-1150.

You can view the Joint Proxy Statement and the 2021 Joint Annual Report to Shareholders on the Internet at: investor.pgecorp.com/financials/annual-reports-and-proxy-statements
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m., Eastern time, on Thursday, May 19, 2022, to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy card by mail.
Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.

PG&E CORPORATION    PROXY CARD
This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on May 19, 2022.
The undersigned hereby appoints Patricia K. Poppe and Brian M. Wong, or either of them severally, proxies of the undersigned, with full power of substitution, to vote the stock of the undersigned at the Annual Meeting of Shareholders of PG&E Corporation, to be held at the San Ramon Valley Conference Center, 3301 Crow Canyon Rd., San Ramon, CA 94583, on Thursday, May 19, 2022, at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, as indicated on this proxy card, and in their discretion to the extent permitted by law, upon all motions and resolutions which may properly come before said meeting and any adjournments or postponements thereof.

Signature

Signature
Date:_________________________________________, 2022
Please sign exactly as name(s) appears on this card. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give full title. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign full partnership name by authorized person.

Please fold and detach ticket at perforation.

YOUR VOTE IS IMPORTANT!
As an alternative to completing and mailing the proxy card below, you may submit your proxy and voting instructions over the Internet at cesvote.com or by touch-tone telephone at 1-888-693-8683. Please have your proxy card in hand when submitting your voting instructions over the Internet or by telephone. These Internet and telephone voting procedures comply with California law. If you do not vote by telephone or Internet, please mark, sign, and date the proxy card, and return it promptly in the postage-paid envelope provided so that your shares may be represented at the meeting.

Proxy card must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

PG&E CORPORATION    PROXY CARD
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign but do not otherwise complete the proxy card, this proxy will be voted FOR proposals 1, 2, 3, and 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MANAGEMENT PROPOSALS 1, 2, 3, AND 4.
1.Election of Directors Nominees are:
FOR    AGAINST    ABSTAIN
(1)Rajat Bahri
(2)Jessica L. Denecour
(3)Admiral Mark E. Ferguson III, USN (ret.)
(4)Robert C. Flexon
(5)W. Craig Fugate
(6)Patricia K. Poppe
(7)Dean L. Seavers
(8)William L. Smith

2. Advisory Vote on Executive Compensation	FOR	AGAINST	ABSTAIN
3. Ratification of Deloitte and Touche LLP as the Independent Public Accounting Firm	FOR	AGAINST	ABSTAIN
4. Management Proposal to Amend the PG&E Corporation Articles of Incorporation	FOR	AGAINST	ABSTAIN
IMPORTANT—THIS PROXY CARD MUST BE SIGNED AND DATED ON THE REVERSE SIDE.